EXHIBIT 99.1

On February 28, 2019, in connection with the closing of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), (i) Western Gas Partners, LP changed its name to Western Midstream Operating, LP and (ii) Western Gas Equity Partners, LP changed its name to Western Midstream Partners, LP. Exhibit 99.1 of this Current Report on Form 8-K, will refer to the reporting entities by their names as of the original filing date of the Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”), filed with the U.S. Securities and Exchange Commission on February 20, 2019.
The Western Gas Equity Partners, LP (“WGP”) 2018 Form 10-K is hereby recast by this Current Report on Form 8-K as follows:

•	the selected Business and Properties sections included herein supersede the corresponding sections in Part I, Items 1 and 2 of the 2018 Form 10-K;

•	the Selected Financial and Operating Data included herein supersedes Part II, Item 6 of the 2018 Form 10-K;

•	the Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein supersedes Part II, Item 7 of the 2018 Form 10-K;

•	the Quantitative and Qualitative Disclosures About Market Risk included herein supersedes Part II, Item 7A of the 2018 Form 10-K; and

•
the Financial Statements and Supplementary Data included herein supersedes Part II, Item 8 of the 2018 Form 10-K, except for the Report of Management, Management’s Assessment of Internal Control over Financial Reporting and the Report of Independent Registered Public Accounting Firm with regard to internal control over financial reporting, included on pages 116 and 117 of the 2018 Form 10-K, which are not impacted by this Current Report on Form 8-K.

There have been no revisions or updates to any other sections of the 2018 Form 10-K other than the revisions noted above. Except for events reported in Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K, the items included in Exhibit 99.1 to this Current Report on Form 8-K do not reflect events occurring after the filing of the 2018 Form 10-K or modify or update any related disclosures. This Current Report on Form 8-K should be read in conjunction with the 2018 Form 10-K, and any references herein to Items 1 and 2 under Part I and Items 6, 7, 7A and 8 under Part II of the 2018 Form 10-K refer to Exhibit 99.1 to this Current Report on Form 8-K. As of the date of this Current Report on Form 8-K, future references to WGP’s historical financial statements should be made to this Current Report as well as future quarterly and annual reports on Forms 10-Q and Form 10-K, respectively.

COMMONLY USED TERMS AND DEFINITIONS

Western Gas Equity Partners, LP (“WGP”) is a Delaware master limited partnership formed by Anadarko Petroleum Corporation to own three types of partnership interests in Western Gas Partners, LP and its subsidiaries (“WES”). For purposes of this Form 8-K, “WGP,” “we,” “us,” “our,” “Western Gas Equity Partners, LP” or like terms refers to Western Gas Equity Partners, LP in its individual capacity or to Western Gas Equity Partners, LP and its subsidiaries, including the general partner of WES, Western Gas Holdings, LLC, and WES, as the context requires. As used in Exhibit 99.1 to this Current Report on Form 8-K, the terms and definitions below have the following meanings:
Additional DBJV System Interest: WES’s additional 50% interest in the DBJV system acquired from a third party in March 2017.
AESC: Anadarko Energy Services Company.
Affiliates: Subsidiaries of Anadarko, excluding us, but including equity interests in Fort Union, White Cliffs, Rendezvous, the Mont Belvieu JV, TEP, TEG, FRP, Whitethorn, Cactus II, Saddlehorn, Panola, Mi Vida and Ranch Westex.
AMA: The Anadarko Midstream Assets, which are comprised of the Wattenberg processing plant, Wamsutter pipeline, DJ Basin oil system, DBM oil system, APC water systems, the 20% interest in Saddlehorn, the 15% interest in Panola, the 50% interest in Mi Vida and the 50% interest in Ranch Westex.
AMH: APC Midstream Holdings, LLC.
AMM: Anadarko Marcellus Midstream, L.L.C.
Anadarko: Anadarko Petroleum Corporation and its subsidiaries, excluding us and WGP GP.
Barrel or Bbl: 42 U.S. gallons measured at 60 degrees Fahrenheit.
Bbls/d: Barrels per day.
Board of Directors or Board: The board of directors of WGP GP.
Btu: British thermal unit; the approximate amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
Cactus II: Cactus II Pipeline LLC.
Chipeta: Chipeta Processing, LLC.
Chipeta LLC agreement: Chipeta’s limited liability company agreement, as amended and restated as of July 23, 2009.
Condensate: A natural gas liquid with a low vapor pressure mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.
COSF: Centralized oil stabilization facility.
Cryogenic: The process in which liquefied gases are used to bring natural gas volumes to very low temperatures (below approximately -238 degrees Fahrenheit) to separate natural gas liquids from natural gas. Through cryogenic processing, more natural gas liquids are extracted than when traditional refrigeration methods are used.
DBJV: Delaware Basin JV Gathering LLC.
DBJV system: A gathering system and related facilities located in the Delaware Basin in Loving, Ward, Winkler and Reeves Counties in West Texas, part of the West Texas complex effective January 1, 2018.
DBM: Delaware Basin Midstream, LLC.

DBM complex: The cryogenic processing plants, gas gathering system, and related facilities and equipment in West Texas that serve production from Reeves, Loving and Culberson Counties, Texas and Eddy and Lea Counties, New Mexico, part of the West Texas complex effective January 1, 2018.
DBM water systems: The produced water gathering and disposal systems in West Texas, including the APC water systems.
Delivery point: The point where hydrocarbons are delivered by a processor or transporter to a producer, shipper or purchaser, typically the inlet at the interconnection between the gathering or processing system and the facilities of a third-party processor or transporter.
DJ Basin complex: The Platte Valley system, Wattenberg system, Lancaster plant and Wattenberg processing plant.
Drip condensate: Heavier hydrocarbon liquids that fall out of the natural gas stream and are recovered in the gathering system without processing.
Dry gas: A gas primarily composed of methane and ethane where heavy hydrocarbons and water either do not exist or have been removed through processing.
EBITDA: Earnings before interest, taxes, depreciation, and amortization. For a definition of “Adjusted EBITDA,” see How WES Evaluates Its Operations under Part II, Item 7 of Exhibit 99.1 to this Current Report on Form 8-K.
End-use markets: The ultimate users/consumers of transported energy products.
Equity investment throughput: WES’s 14.81% share of average Fort Union throughput, 22% share of average Rendezvous throughput, 10% share of average White Cliffs throughput, 25% share of average Mont Belvieu JV throughput, 20% share of average TEP, TEG, Whitethorn and Saddlehorn throughput, 33.33% share of average FRP throughput, 50% share of average Mi Vida and Ranch Westex throughput and 15% share of average Panola throughput.
Exchange Act: The Securities Exchange Act of 1934, as amended.
FERC: The Federal Energy Regulatory Commission.
Fort Union: Fort Union Gas Gathering, LLC.
Fractionation: The process of applying various levels of higher pressure and lower temperature to separate a stream of natural gas liquids into ethane, propane, normal butane, isobutane and natural gasoline for end-use sale.
FRP: Front Range Pipeline LLC.
GAAP: Generally accepted accounting principles in the United States.
Gpm: Gallons per minute, when used in the context of amine treating capacity.
Hydraulic fracturing: The injection of fluids into the wellbore to create fractures in rock formations, stimulating the production of oil or gas.
IDRs: Incentive distribution rights.
Imbalance: Imbalances result from (i) differences between gas and NGLs volumes nominated by customers and gas and NGLs volumes received from those customers and (ii) differences between gas and NGLs volumes received from customers and gas and NGLs volumes delivered to those customers.
IPO: Initial public offering.
Joule-Thompson (JT): A type of processing plant that uses the Joule-Thompson effect to cool natural gas by expanding the gas from a higher pressure to a lower pressure, which reduces the temperature.
LIBOR: London Interbank Offered Rate.

Marcellus Interest: WES’s 33.75% interest in the Larry’s Creek, Seely and Warrensville gas gathering systems and related facilities located in northern Pennsylvania.
MBbls/d: Thousand barrels per day.
Merger: The merger of Clarity Merger Sub, LLC, a wholly owned subsidiary of WGP, with and into WES, with WES continuing as the surviving entity and a subsidiary of WGP, which is expected to close in the first quarter of 2019.
Merger Agreement: The Contribution Agreement and Agreement and Plan of Merger, dated November 7, 2018, by and among WGP, WES, Anadarko and certain of their affiliates, pursuant to which the parties thereto agreed to effect the Merger and certain other transactions.
MGR: Mountain Gas Resources, LLC.
MGR assets: The Red Desert complex and the Granger straddle plant.
Mi Vida: Mi Vida JV LLC.
MIGC: MIGC, LLC.
MLP: Master limited partnership.
MMBtu: Million British thermal units.
MMcf: Million cubic feet.
MMcf/d: Million cubic feet per day.
Mont Belvieu JV: Enterprise EF78 LLC.
Natural gas liquid(s) or NGL(s): The combination of ethane, propane, normal butane, isobutane and natural gasolines that, when removed from natural gas, become liquid under various levels of higher pressure and lower temperature.
Non-Operated Marcellus Interest: WES’s 33.75% interest in the Liberty and Rome gas gathering systems and related facilities located in northern Pennsylvania that was transferred to a third party in March 2017 pursuant to the Property Exchange.
NYSE: New York Stock Exchange.
NYMEX: New York Mercantile Exchange.
OTTCO: Overland Trail Transmission, LLC.
Panola: Panola Pipeline Company, LLC.
Play: A group of gas or oil fields that contain known or potential commercial amounts of petroleum and/or natural gas.
Produced water: Byproduct associated with the production of crude oil and natural gas that often contains a number of dissolved solids and other materials found in oil and gas reservoirs.
Property Exchange: WES’s acquisition of the Additional DBJV System Interest from a third party in exchange for the Non-Operated Marcellus Interest and $155.0 million of cash consideration, as further described in our Forms 8-K filed with the SEC on February 9, 2017, and March 23, 2017.
Ranch Westex: Ranch Westex JV LLC.
Receipt point: The point where hydrocarbons are received by or into a gathering system, processing facility or transportation pipeline.

Red Desert complex: The Patrick Draw processing plant, the Red Desert processing plant, associated gathering lines, and related facilities.
Refrigeration: A method of processing natural gas by reducing the gas temperature with the use of an external refrigeration system.
Rendezvous: Rendezvous Gas Services, LLC.
Residue: The natural gas remaining after the unprocessed natural gas stream has been processed or treated.
ROTF: Regional oil treating facility.
Saddlehorn: Saddlehorn Pipeline Company, LLC.
SEC: U.S. Securities and Exchange Commission.
Springfield: Springfield Pipeline LLC.
Springfield gas gathering system: A gas gathering system and related facilities located in Dimmit, La Salle, Maverick and Webb Counties in South Texas.
Springfield oil gathering system: An oil gathering system and related facilities located in Dimmit, La Salle, Maverick and Webb Counties in South Texas.
Springfield system: The Springfield gas gathering system and Springfield oil gathering system.
Stabilization: The process of separating very light hydrocarbon gases, methane and ethane in particular, from heavier hydrocarbon components. This process reduces the volatility of the liquids during transportation and storage.
Tailgate: The point at which processed natural gas and/or natural gas liquids leave a processing facility for end-use markets.
TEFR Interests: The interests in TEP, TEG and FRP.
TEG: Texas Express Gathering LLC.
TEP: Texas Express Pipeline LLC.
TEUs: 7.50% Tangible equity units.
Wellhead: The point at which the hydrocarbons and water exit the ground.
WES: Western Gas Partners, LP.
WES GP: Western Gas Holdings, LLC, the general partner of WES.
WES LTIP: With respect to awards granted prior to October 17, 2017, the Western Gas Partners, LP 2008 Long-Term Incentive Plan, which was adopted by WES’s general partner in connection with its IPO in 2008, and, with respect to awards granted after October 17, 2017, the Western Gas Partners, LP 2017 Long-Term Incentive Plan, which was approved by WES’s common and Class C unitholders on October 17, 2017.
WES RCF: WES’s senior unsecured revolving credit facility.
WES 364-day Facility: WES’s 364-day senior unsecured credit agreement.
West Texas complex: The DBM complex and DBJV and Haley systems, all of which were combined into a single complex effective January 1, 2018.
WGP: Western Gas Equity Partners, LP.
WGP GP or general partner: Western Gas Equity Holdings, LLC, the general partner of WGP.
WGP RCF: The WGP senior secured revolving credit facility.

WGP LTIP: Western Gas Equity Partners, LP 2012 Long-Term Incentive Plan.
WGRI: Western Gas Resources, Inc.
White Cliffs: White Cliffs Pipeline, LLC.
Whitethorn LLC: Whitethorn Pipeline Company LLC.
$500.0 million COP: WES’s continuous offering program that may be undertaken pursuant to the registration statement filed with the SEC in July 2017 for the issuance of up to an aggregate of $500.0 million of WES common units.

PART I

On February 28, 2019, in connection with the closing of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), (i) Western Gas Partners, LP changed its name to Western Midstream Operating, LP and (ii) Western Gas Equity Partners, LP changed its name to Western Midstream Partners, LP. Items 1 and 2 of Exhibit 99.1 of this Current Report on Form 8-K, will refer to the reporting entities by their names as of the original filing date of the Form 10-K for the year ended December 31, 2018, filed with the SEC on February 20, 2019.

Items 1 and 2.  Business and Properties

GENERAL OVERVIEW

Western Gas Equity Partners, LP. WGP is a Delaware MLP formed by Anadarko to own three types of partnership interests in WES. As of December 31, 2018, our common units were publicly traded on the NYSE under the symbol “WGP.” WGP GP is a wholly owned subsidiary of Anadarko.
We were formed by Anadarko in September 2012 upon the conversion of WGR Holdings, LLC, a Delaware limited liability company, into a Delaware MLP, and closed our IPO in December 2012. Our only cash-generating assets consist of our partnership interests in WES, which consist of the following: (i) the 1.5% general partner interest through our 100% ownership of WES GP, (ii) 100% of the IDRs in WES and (iii) a significant limited partner interest in WES. As of December 31, 2018, we held 50,132,046 WES common units, representing a 29.6% limited partner interest in WES, and, through our ownership of WES GP, we indirectly held 2,583,068 general partner units, representing a 1.5% general partner interest in WES, and 100% of WES’s IDRs.

Western Gas Partners, LP. WES is an MLP engaged in the business of gathering, compressing, treating, processing and transporting natural gas; gathering, stabilizing and transporting condensate, NGLs and crude oil; and gathering and disposing of produced water. In addition, in its capacity as a processor of natural gas, WES also buys and sells natural gas, NGLs and condensate on behalf of itself and as agent for its customers under certain of its contracts. WES provides these midstream services for Anadarko, as well as for third-party customers. As of December 31, 2018, WES’s common units were publicly traded on the NYSE under the symbol “WES.”

Available information. We electronically file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents with the SEC under the Exchange Act. From time to time, we may also file registration and related statements pertaining to equity or debt offerings.
We provide access free of charge to all of these SEC filings, as soon as reasonably practicable after filing or furnishing such materials with the SEC, on our website located at www.westernmidstream.com. The public may also obtain such reports from the SEC’s website at www.sec.gov.
Our Corporate Governance Guidelines, Code of Ethics for our Chief Executive Officer and Senior Financial Officers, Code of Business Conduct and Ethics and the charters of the Audit Committee and the Special Committee of our Board of Directors are also available on our website. We will also provide, free of charge, a copy of any of our governance documents listed above upon written request to our general partner’s corporate secretary at our principal executive office. Our principal executive offices are located at 1201 Lake Robbins Drive, The Woodlands, TX 77380-1046. Our telephone number is 832-636-6000.

ASSETS AND AREAS OF OPERATION

DJ Basin
WHITE CLIFFS PIPELINE
FRONT RANGE PIPELINE
SADDLEHORN
Delaware Basin
TEXAS EXPRESS GATHERING
TEXAS EXPRESS PIPELINE
WHITETHORN
PANOLA
CACTUS II
WES Assets
WES Equity Interest
WES Equity Interest Pipeline

As of December 31, 2018, WES’s assets and its investments, including AMA, consisted of the following:

	Owned and Operated	Operated Interests	Non-Operated Interests	Equity Interests
Gathering systems (1)	17	2	3	2
Treating facilities	34	3	—	3
Natural gas processing plants/trains	23	3	—	5
NGLs pipelines	2	—	—	4
Natural gas pipelines	5	—	—	—
Oil pipelines	3	1	—	3

(1)	Includes the DBM water systems.

These assets and investments are located in the Rocky Mountains (Colorado, Utah and Wyoming), North-central Pennsylvania, Texas and New Mexico. The following table provides information regarding WES’s assets by geographic region, as of and for the year ended December 31, 2018, excluding Mentone Train II at the West Texas complex and the Latham processing plant at the DJ Basin complex, which are currently under construction in West Texas and Colorado, respectively, (see Assets Under Development within these Items 1 and 2):

Area	Asset Type	Miles of Pipeline (1)	Approximate Number of Active Receipt Points (1)	Compression (HP) (1) (2)	Processing or Treating Capacity (MMcf/d) (1)	Processing, Treating or Disposal Capacity (MBbls/d) (1)	Average Gathering, Processing, Treating and Transportation Throughput (MMcf/d) (3)	Average Gathering, Treating, Transportation and Disposal Throughput (MBbls/d) (4)
Rocky Mountains	Gathering, Processing and Treating	7,210	3,824	553,465	3,540	187	2,254	105
	Transportation	2,147	65	—	—	—	79	47
Texas / New Mexico	Gathering, Processing, Treating and Disposal	3,686	1,273	692,304	1,695	1,144	1,635	459
	Transportation	1,895	24	—	—	—	—	164
North-central Pennsylvania	Gathering	146	59	9,660	—	—	100	—
Total		15,084	5,245	1,255,429	5,235	1,331	4,068	775

(1)
All system metrics are presented on a gross basis and include owned, rented and leased compressors at certain facilities. Includes horsepower associated with liquid pump stations. Includes bypass capacity at the DJ Basin and West Texas complexes.

(2)	Excludes compression horsepower for transportation.

(3)
Includes 100% of Chipeta throughput, a 50.1% share of Springfield gas gathering throughput, a 22% share of Rendezvous throughput, a 14.81% share of Fort Union throughput, and a 50% share of Mi Vida and Ranch Westex throughput.

(4)
Consists of throughput on the Chipeta NGL pipeline, an NGLs line at the Brasada complex and at the DBM water systems, a 50.1% share of Springfield oil gathering throughput, a 10% share of White Cliffs throughput, a 25% share of Mont Belvieu JV throughput, a 20% share of TEG, TEP, Whitethorn and Saddlehorn throughput, a 33.33% share of FRP throughput and a 15% share of Panola throughput. See Properties below for further descriptions of these systems.

Because we reflect our ownership interest in WES on a consolidated basis and have no independent operations or material assets outside those of WES, our segment analysis and presentation is the same as that of WES. WES’s operations are organized into a single operating segment that engages in gathering, compressing, treating, processing and transporting natural gas; gathering, stabilizing and transporting condensate, NGLs and crude oil; and gathering and disposing of produced water. WES provides these midstream services for Anadarko, as well as for third-party customers in the United States. See Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for disclosure of revenues, profits and total assets for the years ended December 31, 2018, 2017 and 2016.

ACQUISITIONS AND DIVESTITURES

Acquisition of AMA. In February 2019, WES acquired AMA from Anadarko. See Note 3—Acquisitions and Divestitures and Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for further information.

Whitethorn LLC acquisition. In June 2018, WES acquired a 20% interest in Whitethorn LLC, which owns a crude oil and condensate pipeline that originates in Midland, Texas and terminates in Sealy, Texas (the “Midland-to-Sealy pipeline”) and related storage facilities (collectively referred to as “Whitethorn”). A third party operates Whitethorn and oversees the related commercial activities. In connection with its investment in Whitethorn, WES will share proportionally in the commercial activities. WES acquired its 20% interest via a $150.6 million net investment, which was funded with cash on hand and is accounted for under the equity method.

Cactus II acquisition. In June 2018, WES acquired a 15% interest in Cactus II, which will own a crude oil pipeline operated by a third party (the “Cactus II pipeline”) connecting West Texas to the Corpus Christi area. The Cactus II pipeline is under construction and is expected to become operational in late 2019. WES acquired its 15% interest from a third party via an initial net investment of $12.1 million, which represented its share of costs incurred up to the date of acquisition. The initial investment was funded with cash on hand and the interest in Cactus II is accounted for under the equity method.

Newcastle system divestiture. In December 2018, the Newcastle system, located in Northeast Wyoming, was sold to a third party for $3.2 million, resulting in a net gain on sale of $0.6 million recorded as Gain (loss) on divestiture and other, net in the consolidated statements of operations. WES previously held a 50% interest in, and operated, the Newcastle system.

Presentation of WES assets. The term “WES assets” includes both the assets indirectly owned and the interests accounted for under the equity method by us, including AMA, through our partnership interests in WES as of December 31, 2018 (see Note 10—Equity Investments in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). Because Anadarko controls WES through its control of us, and because we own the entire interest in WES GP, each of WES’s acquisitions of WES assets from Anadarko has been considered a transfer of net assets between entities under common control. As such, WES assets acquired from Anadarko were initially recorded at Anadarko’s historic carrying value, which did not correlate to the total acquisition price paid by WES. Further, after an acquisition of assets from Anadarko, we (by virtue of our consolidation of WES) and WES are required to recast our financial statements to include the activities of such WES assets from the date of common control.
For those periods requiring recast, the consolidated financial statements for periods prior to the acquisition of WES assets from Anadarko, including AMA, have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if WES had owned the WES assets during the periods reported. For ease of reference, we refer to the historical financial results of the WES assets prior to the acquisitions from Anadarko as being “our” historical financial results.

STRATEGY

Our primary business objective is to continue to increase our cash distributions per unit over time, which can only be achieved if WES meets its primary business objective of increasing its cash distributions per unit over time. To accomplish this objective, WES intends to execute the following strategy:

•
Capitalizing on organic growth opportunities. WES expects to grow certain of its systems organically over time by meeting Anadarko’s and its other customers’ midstream service needs that result from their drilling activity in its areas of operation. WES continually evaluates economically attractive organic expansion opportunities in existing or new areas of operation that allow it to leverage its infrastructure, operating expertise and customer relationships to meet new or increased demand of its services.

•
Increasing third-party volumes to WES’s systems. WES continues to actively market its midstream services to, and pursue strategic relationships with, third-party customers with the intention of attracting additional volumes and/or expansion opportunities.

•	Pursuing accretive acquisitions. WES expects to continue to pursue accretive acquisitions of midstream assets.

•
Managing commodity price exposure. WES intends to continue limiting its direct exposure to commodity price changes and promote cash flow stability by pursuing a contract structure designed to mitigate exposure to a substantial majority of the commodity price uncertainty through the use of fee-based contracts.

•
Maintaining investment grade metrics. WES intends to operate at appropriate leverage and distribution coverage levels in line with other partnerships in its sector that maintain investment grade credit ratings. By maintaining investment grade credit metrics, in part through staying within leverage ratios appropriate for investment-grade partnerships, we believe that WES will be able to pursue strategic acquisitions and large growth projects at a lower cost of fixed-income capital, which would enhance its accretion and overall return.

COMPETITIVE STRENGTHS

We believe that WES is well positioned to successfully execute its strategy and achieve its primary business objective because of the following competitive strengths:

•
Affiliation with Anadarko. We believe Anadarko is motivated to promote and support the successful execution of WES’s business plan and utilize its relationships within the energy industry and the strength of its asset portfolio to pursue projects that help to enhance the value of WES’s business. This includes the ability of Anadarko to secure equity investment opportunities for WES in connection with the commitments it makes to other midstream companies. See WES’s Relationship with Anadarko Petroleum Corporation below.

•
Substantial presence in basins with historically strong producer economics. Certain of WES’s systems are in areas, such as the Delaware and DJ Basins, which have historically seen robust producer activity and are considered to have some of the most favorable producer returns for onshore North America. WES’s assets in these areas serve production where the hydrocarbons contain not only natural gas, but also crude oil, condensate and NGLs.

•
Well-positioned and well-maintained assets. We believe that WES’s asset portfolio, which is located in geographically diverse areas of operation, provides it with opportunities to expand and attract additional volumes to its systems from multiple productive reservoirs. Moreover, WES’s portfolio consists of high-quality, well-maintained assets for which it has implemented modern processing, treating, measurement and operating technologies.

•
Commodity price and volumetric risk mitigation. We believe a substantial majority of WES’s cash flows are protected from direct fluctuations caused by commodity price volatility, as 89% of WES’s wellhead natural gas volumes (excluding equity investments) and 100% of WES’s crude oil and produced water throughput (excluding equity investments) were attributable to fee-based contracts for the year ended December 31, 2018. In addition, WES mitigates volumetric risk by entering into contracts with cost of service structures and/or minimum volume commitments. For the year ended December 31, 2018, 62% of WES’s natural gas throughput and 73% of WES’s crude oil, NGLs and produced water throughput were supported by either minimum volume commitments with associated deficiency payments or cost of service commitments.

•
Liquidity to pursue expansion and acquisition opportunities. We believe WES’s operating cash flows, borrowing capacity, long-term relationships and reasonable access to debt and equity capital markets provide it with the liquidity to competitively pursue acquisition and expansion opportunities and to execute its strategy across capital market cycles. As of December 31, 2018, WES had $1.3 billion in available borrowing capacity under the WES RCF.

•
Consistent track record of accretive acquisitions. Since WES’s IPO in 2008, WES’s management team has successfully executed eleven related-party acquisitions and nine third-party acquisitions, with an aggregate acquisition value of $6.5 billion. WES’s management team has demonstrated its ability to identify, evaluate, negotiate, consummate and integrate strategic acquisitions and expansion projects, and it intends to use its experience and reputation to continue to grow WES’s operations through accretive acquisitions, focusing on opportunities to improve throughput volumes and cash flows.

We believe that WES will effectively leverage its competitive strengths to successfully implement its strategy. However, WES’s business involves numerous risks and uncertainties that may prevent it from achieving its primary business objective. For a more complete description of the risks associated with our and WES’s business, read Risk Factors under Part I, Item 1A of our 2018 Form 10-K.

WES’S RELATIONSHIP WITH ANADARKO PETROLEUM CORPORATION

WES’s operations and activities are managed by its general partner, WES GP, which is our wholly owned subsidiary. Anadarko, which owns our general partner, WGP GP, and a 77.8% limited partner interest in us, is among the largest independent oil and gas exploration and production companies in the world. Anadarko’s upstream oil and gas business explores for and produces natural gas, crude oil, condensate and NGLs.
We believe that one of WES’s principal strengths is its relationship with Anadarko, and that Anadarko, through its direct economic interest in us and significant indirect economic interest in WES, will continue to be motivated to promote and support the successful execution of WES’s business plan and to pursue projects that help to enhance the value of our and WES’s business.
As of December 31, 2018, Anadarko held 170,380,161 of our common units, representing a 77.8% limited partner interest in us. In addition, as of December 31, 2018, we held 50,132,046 WES common units, representing a 29.6% limited partner interest in WES, and through our ownership of WES GP, we indirectly held 2,583,068 general partner units, representing a 1.5% general partner interest in WES, and 100% of the WES IDRs. As of December 31, 2018, other subsidiaries of Anadarko collectively held 2,011,380 WES common units and 14,372,665 Class C units, representing an aggregate 9.7% limited partner interest in WES.
For the year ended December 31, 2018, production owned or controlled by Anadarko represented (i) 7% of WES’s natural gas gathering, treating and transportation throughput (excluding equity investment throughput), (ii) 40% of WES’s natural gas processing throughput (excluding equity investment throughput), and (iii) 85% of WES’s crude oil, NGLs and produced water gathering, treating, transportation and disposal throughput (excluding equity investment throughput). In addition, Anadarko supports WES’s operations by providing dedications and/or minimum volume commitments with respect to a substantial portion of its throughput. In executing its growth strategy, which includes acquiring and constructing additional midstream assets, WES is able to leverage Anadarko’s significant industry expertise.
During 2018, WES had commodity price swap agreements with Anadarko to mitigate exposure to the commodity price risk inherent in its percent-of-proceeds, percent-of-product and keep-whole contracts at the DJ Basin complex and the MGR assets. These commodity price swap agreements expired without renewal on December 31, 2018. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.
In connection with our IPO in December 2012, we entered into an omnibus agreement with Anadarko and our general partner that governs (i) our obligation to reimburse Anadarko for expenses incurred or payments made on our behalf in conjunction with Anadarko’s provision of general and administrative services to us, including our public company expenses and general and administrative expenses; (ii) our obligation to pay Anadarko in quarterly installments an administrative services fee of $250,000 per year (subject to an annual increase as described in the omnibus agreement); and (iii) our obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes with respect to our assets. In connection with WES’s IPO in 2008, WES entered into an omnibus agreement with Anadarko and WES GP that governs its relationship with Anadarko regarding certain reimbursement and indemnification matters.
Although we believe WES’s relationship with Anadarko provides it with a significant advantage in the midstream sector, it is also a source of potential conflicts. For example, neither we nor Anadarko is restricted from competing with WES. Given Anadarko’s significant indirect economic interest in WES and in us, we believe it will be in Anadarko’s best economic interest for it to transfer additional assets to WES over time. However, Anadarko continually evaluates acquisitions and divestitures and may elect to acquire, construct or dispose of midstream assets in the future without offering WES the opportunity to participate in such transactions. Should Anadarko choose to pursue midstream asset sales, it is under no contractual obligation to offer assets or business opportunities to WES, nor is WES obligated to participate in any such opportunities. We cannot state with any certainty which, if any, opportunities to acquire additional assets from Anadarko may be made available to WES or if WES will elect, or will have the ability, to pursue any such opportunities. See Risk Factors under Part I, Item 1A and Certain Relationships and Related Transactions, and Director Independence under Part III, Item 13 of our 2018 Form 10-K for more information.

INDUSTRY OVERVIEW

The midstream industry is the link between the exploration for and production of natural gas, NGLs, and crude oil and the delivery of the resulting hydrocarbon components to end-use markets. Operators within this industry create value at various stages along the midstream value chain by gathering production from producers at the wellhead or production facility, separating the produced hydrocarbons into various components and delivering these components to end-use markets, and where applicable, gathering and disposing of produced water.
The following diagram illustrates the primary groups of assets found along the midstream value chain:

Natural Gas Midstream Services

Midstream companies provide services with respect to natural gas that are generally classified into the categories described below.

•
Gathering. At the initial stages of the midstream value chain, a network of typically smaller diameter pipelines known as gathering systems directly connect to wellheads or production facilities in the area. These gathering systems transport raw, or untreated, natural gas to a central location for treating and processing, if necessary. A large gathering system may involve thousands of miles of gathering lines connected to thousands of wells. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow gathering of additional production without significant incremental capital expenditures.

•
Stabilization. Stabilization is a process that separates the heavier hydrocarbons (which are also valuable commodities) that are sometimes found in natural gas, typically referred to as “liquids-rich” natural gas, from the lighter components by using a distillation process or by reducing the pressure and letting the more volatile components flash.

•
Compression. Natural gas compression is a mechanical process in which a volume of natural gas at a given pressure is compressed to a desired higher pressure, which allows the natural gas to be gathered more efficiently and delivered into a higher pressure system, processing plant or pipeline. Field compression is typically used to allow a gathering system to operate at a lower pressure or provide sufficient discharge pressure to deliver natural gas into a higher pressure system. Since wells produce at progressively lower field pressures as they deplete, field compression is needed to maintain throughput across the gathering system.

•
Treating and dehydration. To the extent that gathered natural gas contains water vapor or contaminants, such as carbon dioxide and hydrogen sulfide, it is dehydrated to remove the saturated water and treated to separate the carbon dioxide and hydrogen sulfide from the gas stream.

•
Processing. The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of heavier NGLs and contaminants, such as water and carbon dioxide, sulfur compounds, nitrogen or helium. Natural gas is processed to remove unwanted contaminants that would interfere with pipeline transportation or use of the natural gas and to separate those hydrocarbon liquids from the gas that have higher value as NGLs. The removal and separation of individual hydrocarbons through processing is possible due to differences in molecular weight, boiling point, vapor pressure and other physical characteristics.

•
Fractionation. Fractionation is the process of applying various levels of higher pressure and lower temperature to separate a stream of NGLs into ethane, propane, normal butane, isobutane and natural gasoline for end-use sale.

•
Storage, transportation and marketing. Once the raw natural gas has been treated or processed and the raw NGL mix has been fractionated into individual NGL components, the natural gas and NGL components are stored, transported and marketed to end-use markets. Each pipeline system typically has storage capacity located throughout the pipeline network or at major market centers to better accommodate seasonal demand and daily supply-demand shifts. WES does not currently offer storage services.

Crude Oil Midstream Services

Midstream companies provide services with respect to crude oil that are generally classified into the categories described below.

•
Gathering. Crude oil gathering assets provide the link between crude oil production gathered at the well site or nearby collection points and crude oil terminals, storage facilities, long-haul crude oil pipelines and refineries. Crude oil gathering assets generally consist of a network of small-diameter pipelines that are connected directly to the well site or central receipt points and deliver into large-diameter trunk lines. To the extent there are not enough volumes to justify construction of or connection to a pipeline system, crude oil can also be trucked from a well site to a central collection point.

•
Stabilization. Crude oil stabilization assets process crude oil to meet vapor pressure specifications. Crude oil delivery points, including crude oil terminals, storage facilities, long-haul crude oil pipelines and refineries, often have specific requirements for vapor pressure and temperature, and for the amount of sediment and water that can be contained in any crude oil delivered to them.

Produced Water Midstream Services

The services provided by WES and other midstream companies with respect to produced water are generally classified into the categories described below.

•
Gathering. Produced water often accounts for the largest byproduct stream associated with production of crude oil and natural gas. Produced water gathering assets provide the link between well sites or nearby collection points and disposal facilities.

•
Disposal. As a natural byproduct of crude oil and natural gas production, produced water must be recycled or disposed of in order to maintain production. Produced water disposal systems remove hydrocarbon products and other sediments from the produced water in compliance with applicable regulations and re-inject the produced water utilizing permitted disposal wells.

Typical Contractual Arrangements

Midstream services, other than transportation, are usually provided under contractual arrangements that vary in the amount of commodity price risk they carry. Three typical contract types, or combinations thereof, are described below:

•
Fee-based. Under fee-based arrangements, the service provider typically receives a fee for each unit of (i) natural gas, NGLs, or crude oil gathered, treated, processed and/or transported, or (ii) produced water gathered and disposed of, at its facilities. As a result, the price per unit received by the service provider does not vary with commodity price changes, minimizing the service provider’s direct commodity price risk exposure.

•
Percent-of-proceeds, percent-of-value or percent-of-liquids. Percent-of-proceeds, percent-of-value or percent-of-liquids arrangements may be used for gathering and processing services. Under these arrangements, the service provider typically remits to the producers either a percentage of the proceeds from the sale of residue gas and/or NGLs or a percentage of the actual residue gas and/or NGLs at the tailgate. These types of arrangements expose the service provider to commodity price risk, as the revenues from the contracts directly correlate with the fluctuating price of natural gas and/or NGLs.

•
Keep-whole. Keep-whole arrangements may be used for processing services. Under these arrangements, a customer provides liquids rich gas volumes to the service provider for processing. The service provider is obligated to return the equivalent gas volumes to the customer subsequent to processing. Due to the use and loss of volumes in processing, the service provider must purchase additional volumes to compensate the customer. In these arrangements, the service provider receives all or a portion of the NGLs produced in consideration for the service provided. These type of arrangements can expose the service provider to high levels of commodity price exposure associated with the volumes purchased to keep the customer whole, as well as for the consideration received.

See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for information regarding WES’s recognition of revenue under its contracts.

PROPERTIES

Our only cash-generating assets consist of our partnership interests in WES. We currently have no independent operations. The following sections describe in more detail the services provided by WES’s assets in its areas of operation as of December 31, 2018.

GATHERING, PROCESSING AND TREATING

Overview - Rocky Mountains - Colorado and Utah

Location	Asset	Type	Processing / Treating Plants	Processing / Treating Capacity (MMcf/d) (1)	Processing / Treating Capacity (MBbls/d)	Compressors	Compression Horsepower	Gathering Systems	Pipeline Miles (2)
Colorado	DJ Basin complex (3)	Gathering, Processing & Treating	12	1,300	32	131	313,537	2	3,215
Colorado	DJ Basin oil system	Gathering & Treating	6	—	155	20	5,645	1	316
Utah	Chipeta (4)	Processing	3	790	—	12	74,875	—	2
Total			21	2,090	187	163	394,057	3	3,533

(1)	Includes 160 MMcf/d of bypass capacity at the DJ Basin complex.

(2)	Includes 12 miles of transportation related to a crude oil pipeline at the DJ Basin oil system.

(3)
The DJ Basin complex includes the Platte Valley, Fort Lupton, Fort Lupton JT, Hambert JT, which is currently inactive, Wattenberg and Lancaster Trains I and II processing plants and the Wattenberg gathering system.

(4)	WES is the managing member of and owns a 75% interest in Chipeta, which owns the Chipeta processing complex.

COLORADO

COLORADO
Jackson
Larimer
Weld
DJ Basin Oil System
Morgan
Grand
Boulder
DJ Basin Complex
Gilpin
Adams
Transportation Pipelines
Oil Gathering System
COSF
Gas Gathering System
Gas Processing Plant
Jefferson
Arapahoe

DJ Basin gathering, treating and processing complex

•
Customers. As of December 31, 2018, throughput at the DJ Basin complex was from Anadarko and numerous third-party customers. For the year ended December 31, 2018, Anadarko’s production represented 64% of the DJ Basin complex throughput and the two largest third-party customers provided 17% of the throughput.

•
Supply. The DJ Basin complex is primarily supplied by the Wattenberg field. There were 2,122 active receipt points connected to the DJ Basin complex as of December 31, 2018. Anadarko holds interests in approximately 645,000 gross (460,000 net) acres within the DJ Basin and during the year ended December 31, 2018, turned 278 operated wells to sales in the DJ Basin.

•
Delivery points. As of December 31, 2018, the DJ Basin complex had various delivery point interconnections with DCP Midstream LP’s (“DCP”) gathering and processing system for gas not processed within the DJ Basin complex. The DJ Basin complex is connected to the Colorado Interstate Gas Company LLC’s pipeline (“CIG pipeline”) and Xcel Energy’s residue pipelines for natural gas residue takeaway and to Overland Pass Pipeline Company LLC’s pipeline and FRP’s pipeline for NGLs takeaway. In addition, the NGLs fractionator at the Platte Valley plant and associated truck-loading facility provides access to local NGLs markets.

DJ Basin oil gathering system, stabilization facility and storage

•
Customers. As of December 31, 2018, throughput at the DJ Basin oil system was from Anadarko and one third-party customer. For the year ended December 31, 2018, Anadarko’s production represented 97% of the DJ Basin oil system throughput.

•
Supply. The DJ Basin oil system, which is primarily supplied by the Wattenberg field, gathers high vapor pressure crude oil and delivers it to the COSF. The COSF includes two 250,000 barrel crude oil storage tanks and connectivity to local storage owned by SemCrude.

•	Delivery points. The COSF has market access to the White Cliffs pipeline, Saddlehorn pipeline, and rail loading facilities in Tampa, Colorado, as well as local markets.

UTAH

Summit
Daggett
Moffat
Chipeta
Wasatch
Duchesne
Uintah
UTAH
Utah
Rio
Blanco
Carbon
Processing/Treating
Emery
Grand

Chipeta processing complex

•
Customers. As of December 31, 2018, throughput at the Chipeta complex was from Anadarko and numerous third-party customers. For the year ended December 31, 2018, Anadarko’s production represented 74% of the Chipeta complex throughput and the largest third-party customer provided 15% of the throughput.

•
Supply. The Chipeta complex is well positioned to access Anadarko and third-party production in the Uinta Basin where Anadarko holds interests in 244,000 gross acres. Chipeta’s inlet is connected to Anadarko’s Natural Buttes gathering system, the Dominion Energy Questar Pipeline, LLC system (“Questar pipeline”) and Three Rivers Gathering, LLC’s system, which is owned by Andeavor Logistics LP (“Andeavor”).

•
Delivery points. The Chipeta plant delivers NGLs to Enterprise Products Partners LP’s (“Enterprise”) Mid-America Pipeline Company pipeline (“MAPL pipeline”), which provides transportation through Enterprise’s Seminole pipeline (“Seminole pipeline”) and TEP’s pipeline in West Texas and ultimately to the NGLs fractionation and storage facilities in Mont Belvieu, Texas. The Chipeta plant has residue gas delivery points through the following pipelines delivering to markets throughout the Rockies and Western United States:

◦	CIG pipeline;

◦	Questar pipeline; and

◦	Wyoming Interstate Company’s pipeline (“WIC pipeline”).

Overview - Rocky Mountains - Wyoming

Location	Asset	Type	Processing / Treating Plants	Processing / Treating Capacity (MMcf/d)	Compressors	Compression Horsepower	Gathering Systems	Pipeline Miles
Northeast Wyoming	Bison	Treating	3	450	9	14,645	—	—
Northeast Wyoming	Fort Union (1)	Gathering & Treating	3	295	3	5,454	1	315
Northeast Wyoming	Hilight	Gathering & Processing	2	60	34	36,554	1	1,232
Southwest Wyoming	Granger complex (2)	Gathering & Processing	4	520	41	44,967	1	738
Southwest Wyoming	Red Desert complex (3)	Gathering & Processing	1	125	25	50,303	1	1,054
Southwest Wyoming	Rendezvous (4)	Gathering	—	—	5	7,485	1	338
Total			13	1,450	117	159,408	5	3,677

(1)	WES has a 14.81% interest in Fort Union.

(2)	The Granger complex includes the “Granger straddle plant,” a refrigeration processing plant.

(3)	The Red Desert complex includes the Red Desert cryogenic processing plant, which is currently inactive, and the Patrick Draw cryogenic processing plant.

(4)	WES has a 22% interest in the Rendezvous gathering system, which is operated by a third party.

Northeast Wyoming

Bison treating facility

•
Customers. Throughput at the Bison treating facility was from two third-party customers as of December 31, 2018. The largest customer provided 75% of the throughput for the year ended December 31, 2018. In connection with Anadarko’s sale of its Powder River Basin coal-bed methane assets in 2015, Anadarko retained its throughput commitment to Bison through 2020.

•
Supply and delivery points. The Bison treating facility treats and compresses gas from coal-bed methane wells in the Powder River Basin of Wyoming. The Bison treating facility is directly connected to Fort Union’s pipeline and the Bison pipeline operated by TransCanada Corporation.

Fort Union gathering system and treating facility

•
Customers. Moriah Powder River, LLC holds a majority of the firm capacity on the Fort Union system. To the extent capacity on the system is not used by this customer, it is available to third parties under interruptible agreements.

•
Supply. Substantially all of Fort Union’s gas supply is comprised of coal-bed methane volumes from the Powder River Basin near Gillette, Wyoming that are either produced or gathered by the customer noted above and their affiliates. These volumes are gathered and treated under contracts with minimum volume commitments.

•	Delivery points. The Fort Union system delivers coal-bed methane gas to the hub in Glenrock, Wyoming, which has access to the following interstate pipelines:

◦	CIG pipeline;

◦	Tallgrass Interstate Gas Transmission system’s pipeline (“TIGT pipeline”); and

◦	WIC pipeline.

These pipelines serve gas markets in the Rocky Mountains and Midwest regions of the United States.

Hilight gathering system and processing plant

•
Customers. As of December 31, 2018, gas gathered and processed through the Hilight system was from numerous third-party customers. The four largest producers provided 72% of the system throughput for the year ended December 31, 2018.

•	Supply. The Hilight gathering system serves the gas gathering needs of several conventional producing fields in Johnson, Campbell, Natrona and Converse Counties, Wyoming.

•
Delivery points. The Hilight plant delivers residue into WES’s MIGC transmission line (see Transportation within these Items 1 and 2). Hilight is not connected to an active NGLs pipeline, resulting in all fractionated NGLs being sold locally through truck and rail loading facilities.

Southwest Wyoming

Granger gathering and processing complex

•
Customers. As of December 31, 2018, throughput at the Granger complex was from numerous third-party customers. The two largest third-party customers provided 78% of the Granger complex throughput for the year ended December 31, 2018.

•	Supply. The Granger complex is supplied by the Moxa Arch and the Jonah and Pinedale Anticline fields. The Granger gas gathering system had 577 active receipt points as of December 31, 2018.

•	Delivery points. The residue from the Granger complex can be delivered to the following major pipelines:

◦	CIG pipeline;

◦	Berkshire Hathaway Energy’s Kern River pipeline (“Kern River pipeline”) via a connect with Andeavor’s Rendezvous pipeline (“Rendezvous pipeline”);

◦	Questar pipeline;

◦	Dominion Energy Overthrust Pipeline;

◦	The Williams Companies, Inc.’s Northwest Pipeline (“NWPL”);

◦	WES’s OTTCO pipeline; and

◦	WES’s Mountain Gas Transportation LLC pipeline.

The NGLs have market access to the MAPL pipeline, which terminates at Mont Belvieu, Texas, as well as to local markets.

Red Desert gathering and processing complex

•
Customers. As of December 31, 2018, throughput at the Red Desert complex was from Anadarko and numerous third-party customers. For the year ended December 31, 2018, 40% of the Red Desert complex throughput was from the two largest third-party customers and 2% was from Anadarko.

•
Supply. The Red Desert complex gathers, compresses, treats and processes natural gas and fractionates NGLs produced from the eastern portion of the Greater Green River Basin, providing service primarily to the Red Desert and Washakie Basins.

•	Delivery points. Residue from the Red Desert complex is delivered to the CIG and WIC pipelines, while NGLs are delivered to the MAPL pipeline, as well as to truck and rail loading facilities.

Rendezvous gathering system

•	Customers. As of December 31, 2018, throughput on the Rendezvous gathering system was primarily from two shippers that have dedicated acreage to the system.

•
Supply and delivery points. The Rendezvous gathering system provides high pressure gathering service for gas from the Jonah and Pinedale Anticline fields and delivers to WES’s Granger plant, as well as Andeavor’s Blacks Fork gas processing plant, which connects to the Questar pipeline, NWPL and the Kern River pipeline via the Rendezvous pipeline.

Overview - Texas and New Mexico

Location	Asset	Type	Processing / Treating Plants	Processing / Treating Capacity (MMcf/d) (1)	Processing / Treating / Disposal Capacity (MBbls/d)	Compressors / Pumps (2)	Compression Horsepower (2)	Gathering Systems	Pipeline Miles (3)
West Texas / New Mexico	West Texas complex (4)	Gathering, Processing & Treating	12	1,170	34	246	405,445	3	1,620
West Texas	DBM oil system (5)	Gathering & Treating	14	—	195	96	16,953	1	523
West Texas	DBM water systems	Gathering & Disposal	—	—	655	93	37,150	5	659
West Texas	Mi Vida (6)	Processing	1	200	—	4	20,000	—	—
West Texas	Ranch Westex (7)	Processing	2	125	—	2	10,090	—	6
East Texas	Mont Belvieu JV (8)	Processing	2	—	170	—	—	—	—
South Texas	Brasada complex	Gathering, Processing & Treating	3	200	15	14	30,450	1	57
South Texas	Springfield system (9)	Gathering and Treating	3	—	75	107	172,216	2	821
Total			37	1,695	1,144	562	692,304	12	3,686

(1)	Includes 70 MMcf/d of bypass capacity at the West Texas complex.

(2)	Includes owned, rented and leased compressors and compression horsepower.

(3)	Includes 18 miles of transportation related to the Ramsey Residue Lines at the West Texas complex and 14 miles of transportation related to a crude oil pipeline at the DBM oil system.

(4)	The West Texas complex includes the DBM complex and DBJV and Haley systems. Excludes 2,000 gpm of amine treating capacity.

(5)	The DBM oil system includes three central production facilities and two ROTFs.

(6)	WES owns a 50% interest in Mi Vida, which owns a processing plant operated by a third party.

(7)	WES owns a 50% interest in Ranch Westex, which owns a processing plant operated by a third party.

(8)	WES owns a 25% interest in the Mont Belvieu JV, which owns two NGLs fractionation trains. A third party serves as the operator.

(9)	WES owns a 50.1% interest in the Springfield system and serves as the operator.

West Texas gathering, treating and processing complex

•
Customers. As of December 31, 2018, throughput at the West Texas complex was from Anadarko and numerous third-party customers. For the year ended December 31, 2018, Anadarko’s production represented 30% of the West Texas complex throughput and the largest third-party customer provided 11% of the throughput.

•
Supply. Supply of gas and NGLs for the complex comes from production from the Delaware Sands, Avalon Shale, Bone Spring, Wolfcamp and Penn formations in the Delaware Basin portion of the Permian Basin. Anadarko holds interests in approximately 590,000 gross (240,000 net) acres within the Delaware Basin.

•
Delivery points. Avalon, Bone Spring and Wolfcamp gas is dehydrated, compressed and delivered to the Ranch Westex and Mi Vida plants (see below) and within the West Texas complex for processing, while lean gas is delivered into Enterprise GC, L.P.’s pipeline for ultimate delivery into Energy Transfer LP’s (“ET”) Oasis pipeline (the “Oasis pipeline”). Residue gas produced at the West Texas complex is delivered to ET’s Red Bluff Express pipeline and the Ramsey Residue Lines, which extend from the complex to the south and to the north, with both lines connecting with Kinder Morgan, Inc.’s interstate pipeline system. NGLs production is delivered into the Sand Hills pipeline, Lone Star NGL LLC’s pipeline (“Lone Star pipeline”) and EPIC Y-Grade Pipeline, LP’s NGL pipeline. See Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

DBM oil gathering system, treating facilities and storage

•
Customers. As of December 31, 2018, throughput at the DBM oil system was from Anadarko and one third-party producer. For the year ended December 31, 2018, Anadarko’s production represented 90% of the DBM oil system throughput.

•	Supply. The DBM oil system is supplied from production from the Delaware Basin portion of the Permian Basin.

•	Delivery points. Crude oil treated at the DBM oil system and a third-party treating facility is delivered from the system into Plains All American Pipeline.

DBM produced water disposal systems

•
Customers. As of December 31, 2018, throughput at the DBM water systems was from Anadarko and nine third-party producers. Anadarko’s production represented 91% of the throughput for the year ended December 31, 2018.

•	Supply. Supply of produced water for the systems comes from production from the Delaware Basin portion of the Permian Basin.

•
Disposal. The DBM water systems gather and dispose produced water via subsurface injection or offload to third-party service providers. The systems’ injection wells are located in Loving, Reeves, and Ward Counties in Texas.

Mi Vida processing plant

•	Customers. As of December 31, 2018, throughput at the Mi Vida plant was from Anadarko and one third-party customer.

•
Supply and delivery points. The Mi Vida plant receives volumes from the West Texas complex and ET’s gathering system. Residue gas from the Mi Vida plant is delivered into the Oasis pipeline or Transwestern Pipeline Company LLC’s pipeline (“Transwestern pipeline”). NGLs production is delivered into the Lone Star pipeline.

Ranch Westex processing plant

•	Customers. As of December 31, 2018, throughput at the Ranch Westex plant was from Anadarko and one third-party customer.

•
Supply and delivery points. The Ranch Westex plant receives volumes from the West Texas complex and Crestwood Equity Partners LP’s gathering system. Residue gas from the Ranch Westex plant is delivered into the Oasis pipeline or Transwestern pipeline and NGLs production is delivered into the Lone Star pipeline.

EAST TEXAS

San Jacinto
Hardin
G
Montgomery
Liberty
Jefferson
Mont Belvieu JV
(25% Interest)
Waller
Harris
TEXAS
Chambers
Austin
Fort Bend
Brazoria
Wharton
Galveston
Processing/Treating

Mont Belvieu JV fractionation trains

•
Customers. The Mont Belvieu JV does not directly contract with customers, but rather is allocated volumes from Enterprise based on the available capacity of the other trains at Enterprise’s NGLs fractionation complex in Mont Belvieu, Texas.

•
Supply and delivery points. Enterprise receives volumes at its fractionation complex in Mont Belvieu, Texas via a large number of pipelines that terminate there, including the Seminole pipeline, Skelly-Belvieu Pipeline Company, LLC’s pipeline, TEP and Panola pipeline (see Transportation within these Items 1 and 2). Individual NGLs are delivered to end users either through customer-owned pipelines that are connected to nearby petrochemical plants or via export terminal.

SOUTH TEXAS

Medina
Uvalde
Bexar
DeWitt
Atascosa
Zavala
Frio
TEXAS
Goliad
Brasada
Bee
Dimmit
La Salle
McMullen
Live Oak
Springfield
Webb
Wells
Gathering System
Processing/Treating

Brasada gathering, stabilization, treating and processing complex

•	Customers. Throughput at the Brasada complex was from one third-party customer as of December 31, 2018.

•	Supply. Supply of gas and NGLs comes from throughput gathered by the Springfield system.

•
Delivery points. The facility delivers residue gas into the Eagle Ford Midstream system operated by NET Midstream, LLC. It delivers stabilized condensate into Plains All American Pipeline and NGLs into the South Texas NGL Pipeline System operated by Enterprise.

Springfield gathering system, stabilization facility and storage

•	Customers. Throughput at the Springfield system was from numerous third-party customers as of December 31, 2018.

•	Supply. Supply of gas and oil comes from third-party production in the Eagleford shale.

•
Delivery points. The gas gathering system delivers rich gas to WES’s Brasada complex, the Raptor processing plant owned by Targa Resources Corp. and Sanchez Midstream Partners LP, and to processing plants operated by Enterprise, ET and Kinder Morgan, Inc. The oil gathering system has delivery points to Plains All American Pipeline, Kinder Morgan, Inc.’s Double Eagle Pipeline, Hilcorp Energy Company’s Harvest Pipeline and NuStar Energy L.P.’s Pipeline.

Overview - North-central Pennsylvania

Location	Asset	Type	Compressors	Compression Horsepower	Gathering Systems	Pipeline Miles
North-central Pennsylvania	Marcellus (1)	Gathering	7	9,660	3	146

(1)	WES owns a 33.75% interest in the Marcellus Interest gathering systems.

PENNSYLVANIA

NEW YORK
Chemung
Potter
Tioga
Bradford
Susquehanna
Wayne
Wyoming
Lycoming
Sullivan
Lackawanna
PENNSYLVANIA
Pike
Clinton
Luzerne
Marcellus
(33.75% Interest)
Columbia
Monroe
Montour
Centre
Union
Carbon
Gathering System

Marcellus gathering systems

•
Customers. As of December 31, 2018, the Marcellus Interest gathering systems had multiple priority shippers. The largest producer provided 86% of the throughput for the year ended December 31, 2018. Capacity not used by priority shippers is available to third parties as determined by the operating partner, Alta Resources Development, LLC.

•
Supply and delivery points. The Marcellus Interest gathering systems are well positioned to serve dry gas production from the Marcellus shale. The Marcellus Interest gathering systems have access to Transcontinental Gas Pipe Line Company, LLC’s pipeline.

Overview

Location	Asset	Type	Pipeline Miles
Colorado, Kansas, Oklahoma	White Cliffs (1) (2)	Oil	1,054
Wyoming, Colorado, Kansas, Oklahoma	Saddlehorn (1) (3)	Oil	600
Utah	GNB NGL (1)	NGLs	33
Northeast Wyoming	MIGC (1)	Gas	239
Southwest Wyoming	OTTCO	Gas	174
Southwest Wyoming	Wamsutter	Oil	47
Colorado, Oklahoma, Texas	FRP (1) (4)	NGLs	447
Texas, Oklahoma	TEG (4)	NGLs	191
Texas	TEP (1) (4)	NGLs	593
Texas	Whitethorn (5)	Oil	416
Texas	Panola (1) (6)	NGL	248
Total			4,042

(1)	White Cliffs, GNB NGL, MIGC, Saddlehorn, FRP, TEP and Panola are regulated by FERC.

(2)	WES owns a 10% interest in the White Cliffs pipeline, which is operated by a third party.

(3)	WES owns a 20% interest in the Saddlehorn pipeline, which is operated by a third party.

(4)	WES owns a 20% interest in TEG and TEP and a 33.33% interest in FRP. All three systems are operated by third parties.

(5)	WES owns a 20% interest in Whitethorn, which is operated by a third party.

(6)	WES owns a 15% interest in the Panola pipeline, which is operated by a third party.

Rocky Mountains - Colorado

White Cliffs pipeline

•
Customers. The White Cliffs pipeline had multiple committed shippers, including Anadarko, as of December 31, 2018. In addition, other parties may ship on the White Cliffs pipeline at FERC-based rates. The White Cliffs dual pipeline system provides crude oil takeaway capacity of approximately 190 MBbls/d from Platteville, Colorado to Cushing, Oklahoma. During 2019, one of the pipelines will be converted from crude service to NGL Y-grade service with an initial capacity of 90 MBbls/d. To achieve this, the pipeline will be taken out of service in early 2019 and is expected to come back online during the fourth quarter of 2019.

•	Supply. The White Cliffs pipeline is supplied by production from the DJ Basin. At the point of origin, there is a storage facility adjacent to a truck-unloading facility.

•
Delivery points. The White Cliffs pipeline delivery point is SemCrude’s storage facility in Cushing, Oklahoma, a major crude oil marketing center, which ultimately delivers to Gulf Coast and mid-continent refineries.

Saddlehorn pipeline

•	Customers. The Saddlehorn pipeline had multiple committed shippers, including Anadarko, as of December 31, 2018. In addition, other parties may ship on the Saddlehorn pipeline at FERC-based rates.

•
Supply. The Saddlehorn pipeline has multiple origin points including: Cheyenne, Wyoming; Ft. Laramie, Wyoming; Carr, Colorado; and Platteville, Colorado. Saddlehorn is supplied by the DJ Basin and basins that connect to a Wyoming access point.

•	Delivery points. The Saddlehorn pipeline delivers crude oil and condensate to storage facilities in Cushing, Oklahoma.

Rocky Mountains - Utah

GNB NGL pipeline

•	Customers. Anadarko was the only shipper on the GNB NGL pipeline as of December 31, 2018.

•	Supply. The GNB NGL pipeline receives NGLs from Chipeta’s gas processing facility and Andeavor’s Stagecoach/Iron Horse gas processing complex.

•
Delivery points. The GNB NGL pipeline delivers NGLs to the MAPL pipeline, which provides transportation through the Seminole pipeline and TEP in West Texas, and ultimately to NGLs fractionation and storage facilities in Mont Belvieu, Texas.

Rocky Mountains - Wyoming

MIGC transportation system

•
Customers. Anadarko was the largest firm shipper on the MIGC system, with 85% of the throughput for the year ended December 31, 2018. The remaining throughput on the MIGC system was from numerous third-party shippers. MIGC is certificated for 175 MMcf/d of firm transportation capacity.

•
Supply. MIGC receives gas from various coal-bed methane gathering systems in the Powder River Basin and the Hilight system, as well as from WBI Energy Transmission, Inc. on the north end of the transportation system.

•	Delivery points. MIGC volumes can be redelivered to the hub in Glenrock, Wyoming, which has access to the following interstate pipelines:

◦	CIG pipeline;

◦	TIGT pipeline; and

◦	WIC pipeline.

Volumes can also be delivered to Cheyenne Light Fuel & Power and several industrial users.

OTTCO transportation system

•
Customers. For the year ended December 31, 2018, 10% of OTTCO’s throughput was from Anadarko. The remaining throughput on the OTTCO transportation system was from two third-party shippers. Revenues on the OTTCO transportation system are generated from contracts that contain minimum volume commitments and volumetric fees paid by shippers under firm and interruptible gas transportation agreements.

•
Supply and delivery points. Supply points to the OTTCO transportation system include approximately 30 wellheads, the Granger complex and ExxonMobil Corporation’s Shute Creek plant, which are supplied by the eastern portion of the Greater Green River Basin, the Moxa Arch and the Jonah and Pinedale Anticline fields. Primary delivery points include the Red Desert complex, two third-party industrial facilities and an inactive interconnection with the Kern River pipeline.

Wamsutter pipeline

•
Customers. For the year ended December 31, 2018, 94% of the Wamsutter pipeline throughput was from two third-party shippers and the remaining throughput was from Anadarko. Revenues on the Wamsutter pipeline are generated from tariff-based rates regulated by the Wyoming Public Service Commission.

•	Supply and delivery points. The Wamsutter pipeline has three active receipt points in Sweetwater County, Wyoming and delivers crude oil into Andeavor’s Wamsutter Pipeline System.

Texas

TEFR Interests

•
Front Range Pipeline. FRP provides takeaway capacity from the DJ Basin in Northeast Colorado. FRP has receipt points at gas plants in Weld and Adams Counties, Colorado (including the Lancaster and Wattenberg plants, which are within the DJ Basin complex) (see Rocky Mountains—Colorado and Utah within these Items 1 and 2). FRP connects to TEP near Skellytown, Texas. As of December 31, 2018, FRP had multiple committed shippers, including Anadarko. FRP provides capacity to other shippers at the posted FERC tariff rate. In 2018, WES elected to participate in the expansion of FRP, which will increase capacity by 100 MBbls/d, to a targeted total capacity of 258 MBbls/d, with the expansion expected to be completed in 2019.

•
Texas Express Gathering. TEG consists of two NGLs gathering systems that provide plants in North Texas, the Texas panhandle and West Oklahoma with access to NGLs takeaway capacity on TEP. TEG had one committed shipper as of December 31, 2018. In 2018, WES participated in the expansion of the Texas/Oklahoma system of TEG, which has a total capacity of 100 MBbls/d and was completed in the second quarter of 2018.

•
Texas Express Pipeline. TEP delivers to NGLs fractionation and storage facilities in Mont Belvieu, Texas. TEP is supplied with NGLs from other pipelines including FRP, the MAPL pipeline and TEG. As of December 31, 2018, TEP had multiple committed shippers, including Anadarko. TEP provides capacity to other shippers at the posted FERC tariff rates. In 2018, WES elected to participate in the expansion of TEP, which will increase capacity by 90 MBbls/d, to a targeted total capacity of 348 MBbls/d, with the expansion expected to be completed in 2019.

Whitethorn

Supply and delivery points. Whitethorn is supplied by production from the Permian Basin. Whitethorn transports crude oil and condensate from Enterprise’s Midland terminal to Enterprise’s Sealy terminal. From Sealy, shippers have access to Enterprise’s Rancho II pipeline, which extends to Enterprise’s ECHO terminal located in Houston, Texas. From ECHO, shippers have access to refineries in Houston, Texas City, Beaumont and Port Arthur, Texas, as well as Enterprise’s crude oil export facilities.

Panola pipeline

Supply and delivery points. The Panola pipeline transports mixed NGLs from Panola County, Texas to Mont Belvieu, Texas. As of December 31, 2018, the Panola pipeline had multiple committed shippers. The Panola pipeline provides capacity to other shippers at the posted FERC tariff rates.

Assets Under Development

In addition to significant gathering expansion projects at the West Texas and DJ Basin complexes, the DBM oil system and the DBM water systems, WES currently has the following significant projects scheduled for completion in 2019 in West Texas and Colorado. See Capital expenditures, under Part II, Item 7 of Exhibit 99.1 to this Current Report on Form 8-K.

•
Mentone Train II. WES is currently constructing a second cryogenic processing train at the Mentone processing plant at the West Texas complex. Mentone Train II will have a capacity of 200 MMcf/d, and WES expects this train to be completed in the first quarter of 2019. Upon completion of Mentone Train II, the West Texas complex will have a total processing capacity of 1,370 MMcf/d.

•
Latham processing plant. WES is currently constructing two cryogenic processing trains at a new processing plant located in Weld County, Colorado. Latham Trains I and II will each have a capacity of 200 MMcf/d. Latham Train I is expected to be completed in mid-2019 and Latham Train II is expected to be completed around year-end 2019. The Latham processing plant will be part of the DJ Basin complex, and upon completion of Latham Trains I and II, the DJ Basin complex will have a total processing capacity of 1,410 MMcf/d.

•
Equity investments. WES is currently contributing to the construction of the Cactus II pipeline, a crude oil pipeline connecting West Texas to the Corpus Christi area. The Cactus II pipeline will have a total capacity of 670 MBbls/d upon completion and is expected to become operational in late 2019.

COMPETITION

The midstream services business is extremely competitive. WES’s competitors include other midstream companies, producers, and intrastate and interstate pipelines. Competition is primarily based on reputation, commercial terms, reliability, service levels, location, available capacity, capital expenditures and fuel efficiencies. Competition varies in WES’s different geographic areas of operation and is greatest in areas experiencing robust producer activity and during periods of high commodity prices. However, Anadarko supports WES’s operations by providing dedications and/or minimum volume commitments with respect to a substantial portion of its throughput. We believe that WES’s assets located outside of the dedicated areas are geographically well positioned to retain and attract third-party volumes due to its competitive rates. Major competitors in various aspects of our business include: Crestwood Equity Partners LP; DCP; EagleClaw Midstream Ventures, LLC; EnLink Midstream Partners, LP; Enterprise; ET; Kinder Morgan, Inc.; Plains All American Pipeline; and Targa Resources Partners LP.
We believe the primary advantages of WES’s assets are their proximity to established and/or future production, and the service flexibility they provide to producers. We believe WES can efficiently, and at competitive and flexible contract terms, provide services that customers require to connect, gather and process their natural gas, and gather and dispose of their produced water.

PART II

On February 28, 2019, in connection with the closing of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), (i) Western Gas Partners, LP changed its name to Western Midstream Operating, LP and (ii) Western Gas Equity Partners, LP changed its name to Western Midstream Partners, LP. Item 6 of Exhibit 99.1 of this Current Report on Form 8-K, will refer to the reporting entities by their names as of the original filing date of the Form 10-K for the year ended December 31, 2018, filed with the SEC on February 20, 2019.

Item 6.  Selected Financial and Operating Data

The following Summary Financial Information table shows our selected financial and operating data, which are derived from our consolidated financial statements for the periods and as of the dates indicated. Our consolidated financial statements include the consolidated financial results of WES due to our 100% ownership interest in WES GP and WES GP’s control of WES. Our only cash-generating assets consist of our partnership interests in WES, and we currently have no independent operations.
The term “WES assets” includes both the assets indirectly owned and the interests accounted for under the equity method by us, including AMA, through our partnership interests in WES as of December 31, 2018 (see Note 10—Equity Investments in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). Because Anadarko controls WES through its control of us, and because we own the entire interest in WES GP, each of WES’s acquisitions of WES assets from Anadarko has been considered a transfer of net assets between entities under common control. As such, WES assets acquired from Anadarko were initially recorded at Anadarko’s historic carrying value, which did not correlate to the total acquisition price paid by WES. Further, after an acquisition of assets from Anadarko, we (by virtue of our consolidation of WES) and WES are required to recast our financial statements to include the activities of such WES assets from the date of common control.
For those periods requiring recast, the consolidated financial statements for periods prior to the acquisition of WES assets from Anadarko, including AMA, have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if WES had owned the WES assets during the periods reported. For ease of reference, we refer to the historical financial results of the WES assets prior to the acquisitions from Anadarko as being “our” historical financial results.

Acquisitions. The following table presents the acquisitions completed by WES, excluding the acquisition of AMA in February 2019 (see below), for the periods presented in the Summary Financial Information table below. Our consolidated financial statements include the combined financial results and operations for: (i) affiliate acquisitions for all periods presented and (ii) third-party acquisitions since the acquisition date.

	Acquisition Date	Percentage Acquired	Affiliate or Third-party Acquisition
TEFR Interests (1)	03/03/2014	Various (1)	Affiliate
DBM	11/25/2014	100%	Third party
DBJV system	03/02/2015	50%	Affiliate
Springfield system	03/14/2016	50.1%	Affiliate
DBJV system (2)	03/17/2017	50%	Third party
Whitethorn LLC (3)	06/01/2018	20%	Third party
Cactus II (3)	06/27/2018	15%	Third party

(1)	WES acquired a 20% interest in each of TEG and TEP and a 33.33% interest in FRP.

(2)	See Property exchange below.

(3)	See Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for additional details.

Acquisition of AMA. In February 2019, WES acquired AMA from Anadarko. See Note 3—Acquisitions and Divestitures and Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for further information.

Property exchange. In March 2017, WES acquired the Additional DBJV System Interest from a third party in exchange for the Non-Operated Marcellus Interest and $155.0 million of cash consideration. WES previously held a 50% interest in, and operated, the DBJV system.

Divestitures. In December 2018, the Newcastle system in Northeast Wyoming was sold to a third party. In June 2017, the Helper and Clawson systems, located in Utah, were sold to a third party. In October 2016, the Hugoton system, located in Southwest Kansas and Oklahoma, was sold to a third party. In July 2015, the Dew and Pinnacle systems in East Texas were sold to a third party.

The information in the following table should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements, which are included under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K, and with the information under the captions Items Affecting the Comparability of Financial Results with WES, How WES Evaluates Its Operations, and Results of Operations under Part II, Item 7 of Exhibit 99.1 to this Current Report on Form 8-K. See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for a discussion of the impact the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606) had on WES’s revenues and expenses.

	Summary Financial Information
thousands except per-unit data and throughput	2018 (1)	2017 (1)	2016 (1)	2015 (1)	2014 (1)
Statement of Operations Data (for the year ended):
Total revenues and other	$2,299,658	$2,429,614	$1,941,330	$1,853,233	$1,642,571
Cost of product	415,505	953,792	517,371	551,287	495,926
Operating income (loss)	861,282	801,698	783,082	202,105	604,078
Net income (loss)	630,654	737,385	658,286	48,980	488,483
Net income (loss) attributable to noncontrolling interests	79,083	196,595	251,208	(154,409)	165,468
Net income (loss) attributable to Western Gas Equity Partners, LP	551,571	540,790	407,078	203,389	323,015
Net income (loss) per common unit – basic and diluted	1.69	1.72	1.53	0.39	1.02
Distributions per unit	2.34875	2.10500	1.76750	1.49125	1.12500
Balance Sheet Data (at year end):
Total assets	$11,457,205	$9,430,090	$8,709,610	$8,196,163	$8,198,380
Total long-term liabilities	5,927,045	3,887,074	3,503,934	3,285,264	2,783,879
Total equity and partners’ capital	4,892,683	4,995,050	4,872,656	4,645,456	5,125,649
Cash Flow Data (for the year ended):
Net cash flows provided by (used in):
Operating activities	$1,348,175	$1,042,715	$1,056,149	$873,330	$766,148
Investing activities	(2,210,813)	(1,133,324)	(1,229,874)	(740,816)	(2,956,523)
Financing activities	875,192	(188,875)	433,103	(100,033)	2,144,466
Capital expenditures	(1,948,595)	(1,026,932)	(547,986)	(786,945)	(968,585)
Throughput (MMcf/d except throughput measured in barrels):
Total throughput for natural gas assets	4,068	3,840	4,219	4,442	4,156
Throughput attributable to noncontrolling interest for natural gas assets	90	105	124	142	165
Total throughput attributable to WES for natural gas assets	3,978	3,735	4,095	4,300	3,991
Throughput for crude oil, NGLs and produced water assets (MBbls/d)	775	406	371	295	224

(1)
Financial information has been recast to include the financial position and results attributable to AMA. See Note 1—Summary of Significant Accounting Policies and Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

On February 28, 2019, in connection with the closing of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), (i) Western Gas Partners, LP changed its name to Western Midstream Operating, LP and (ii) Western Gas Equity Partners, LP changed its name to Western Midstream Partners, LP. Item 7 of Exhibit 99.1 of this Current Report on Form 8-K, will refer to the reporting entities by their names as of the original filing date of the Form 10-K for the year ended December 31, 2018, filed with the SEC on February 20, 2019.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion analyzes our financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements, in which WES is fully consolidated, which are included under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K, and the information set forth in Risk Factors under Part I, Item 1A of our 2018 Form 10-K.
The term “WES assets” includes both the assets indirectly owned and the interests accounted for under the equity method, by us through our partnership interests in WES, including AMA, as of December 31, 2018 (see Note 10—Equity Investments in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). Because Anadarko controls WES through its control of us, and because we own the entire interest in WES GP, each of WES’s acquisitions of WES assets from Anadarko has been considered a transfer of net assets between entities under common control. As such, WES assets acquired from Anadarko were initially recorded at Anadarko’s historic carrying value, which did not correlate to the total acquisition price paid by WES. Further, after an acquisition of assets from Anadarko, we (by virtue of our consolidation of WES) and WES are required to recast our financial statements to include the activities of such WES assets from the date of common control.
For those periods requiring recast, the consolidated financial statements for periods prior to the acquisition of WES assets from Anadarko, including AMA, have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if WES had owned the WES assets during the periods reported. For ease of reference, we refer to the historical financial results of the WES assets prior to the acquisitions from Anadarko as being “our” historical financial results.

EXECUTIVE SUMMARY

We were formed by Anadarko in September 2012 by converting WGR Holdings, LLC into an MLP and changing its name to Western Gas Equity Partners, LP. We closed our IPO in December 2012 and own WES GP and a significant limited partner interest in WES, a growth-oriented Delaware MLP formed by Anadarko to acquire, own, develop and operate midstream assets. Our consolidated financial statements include the consolidated financial results of WES due to our 100% ownership interest in WES GP and WES GP’s control of WES. Our only cash-generating assets consist of our partnership interests in WES, and we currently have no independent operations.
WES currently owns or has investments in assets located in the Rocky Mountains (Colorado, Utah and Wyoming), North-central Pennsylvania, Texas and New Mexico. WES is engaged in the business of gathering, compressing, treating, processing and transporting natural gas; gathering, stabilizing and transporting condensate, NGLs and crude oil; and gathering and disposing of produced water. In addition, in its capacity as a processor of natural gas, WES also buys and sells natural gas, NGLs and condensate on behalf of itself and as agent for its customers under certain of its contracts. WES provides these midstream services for Anadarko, as well as for third-party customers. As of December 31, 2018, WES’s assets and investments consisted of the following:

	Owned and Operated	Operated Interests	Non-Operated Interests	Equity Interests
Gathering systems (1)	17	2	3	2
Treating facilities	34	3	—	3
Natural gas processing plants/trains	23	3	—	5
NGLs pipelines	2	—	—	4
Natural gas pipelines	5	—	—	—
Oil pipelines	3	1	—	3

(1)	Includes the DBM water systems.

In addition to the acquisition of AMA in February 2019 (see Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), significant financial and operational events during the year ended December 31, 2018, included the following:

•
We raised our distribution to $0.60250 per unit for the fourth quarter of 2018, representing a 1% increase over the distribution for the third quarter of 2018 and a 10% increase over the distribution for the fourth quarter of 2017, and resulting in a full-year 2018 distribution increase of 12% over full-year 2017.

•	In February 2018, we voluntarily reduced the aggregate commitments of the lenders under the WGP RCF to $35.0 million.

•
In August 2018, WES completed an offering of $400.0 million aggregate principal amount of 4.750% Senior Notes due 2028 and $350.0 million aggregate principal amount of 5.500% Senior Notes due 2048. The net proceeds were used to repay the maturing 2.600% Senior Notes due August 2018, repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures. See Liquidity and Capital Resources within this Item 7 for additional information.

•
In June 2018, WES acquired a 20% interest in Whitethorn and a 15% interest in Cactus II, both from third parties. See Acquisitions and Divestitures under Part I, Items 1 and 2 of Exhibit 99.1 to this Current Report on Form 8-K for additional information.

•
In March 2018, WES completed an offering of $400.0 million aggregate principal amount of 4.500% Senior Notes due 2028 and $700.0 million aggregate principal amount of 5.300% Senior Notes due 2048. The net proceeds were used to repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures. See Liquidity and Capital Resources within this Item 7 for additional information.

•
In February 2018, WES entered into the five-year $1.5 billion (expandable to $2.0 billion) WES RCF by amending and restating the $1.2 billion credit facility WES originally entered into in February 2014. In December 2018, WES amended the WES RCF to (i) subject to consummation of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), increase the size of the WES RCF to $2.0 billion, and (ii) extend the maturity date of the WES RCF to February 2024. See Liquidity and Capital Resources within this Item 7 for additional information.

•	WES commenced operation of two ROTFs at the DBM oil system (with total capacity of 120 MBbls/d) in the second and third quarter of 2018.

•	WES commenced operation of Train VI at the DJ Basin oil system (with capacity of 30 MBbls/d) in the third quarter of 2018.

•	WES commenced operation of Mentone Train I at the West Texas complex (with capacity of 200 MMcf/d) and an additional water system at the DBM water systems in the fourth quarter of 2018.

•
WES raised its distribution to $0.980 per unit for the fourth quarter of 2018, representing a 2% increase over the distribution for the third quarter of 2018 and a 7% increase over the distribution for the fourth quarter of 2017, and resulting in a full-year 2018 distribution increase of 7% over full-year 2017.

•	Throughput attributable to WES for natural gas assets totaled 3,978 MMcf/d for the year ended December 31, 2018, representing a 7% increase compared to the year ended December 31, 2017.

•	Throughput for crude oil, NGLs and produced water assets totaled 775 MBbls/d for the year ended December 31, 2018, representing a 91% increase compared to the year ended December 31, 2017.

•	WES’s operating income (loss) was $865.3 million for the year ended December 31, 2018, representing an 8% increase compared to the year ended December 31, 2017.

•
Adjusted gross margin for natural gas assets (as defined under the caption How WES Evaluates Its Operations within this Item 7) averaged $1.01 per Mcf for the year ended December 31, 2018, representing a 7% increase compared to the year ended December 31, 2017.

•
Adjusted gross margin for crude oil, NGLs and produced water assets (as defined under the caption How WES Evaluates Its Operations within this Item 7) averaged $1.93 per Bbl for the year ended December 31, 2018, representing a 6% increase compared to the year ended December 31, 2017.

The following table provides additional information on throughput for the periods presented below:

	Year Ended December 31,
	2018	2017	Inc/ (Dec)	2018	2017	Inc/ (Dec)	2018	2017	Inc/ (Dec)
	Natural gas (MMcf/d)			Crude oil & NGLs (MBbls/d)			Produced water (MBbls/d)
Delaware Basin	1,041	811	28%	132	76	74%	239	28	NM
DJ Basin	1,133	975	16%	105	102	3%	—	—	—%
Equity investments	291	290	—%	241	148	63%	—	—	—%
Other	1,603	1,764	(9)%	58	52	12%	—	—	—%
Total throughput	4,068	3,840	6%	536	378	42%	239	28	NM

NM-Not Meaningful

ITEMS AFFECTING THE COMPARABILITY OF FINANCIAL RESULTS WITH WES

Our consolidated financial statements include the consolidated financial results of WES due to our 100% ownership interest in WES GP and WES GP’s control of WES. Our only cash-generating assets consist of our partnership interests in WES, and we currently have no independent operations. As a result, our results of operations do not differ materially from the results of operations and cash flows of WES, which are reconciled below.

Income taxes. Prior to our conversion from WGR Holdings, LLC to a limited partnership in September 2012, we were a single-member limited liability company. The separate existence of a limited liability company is disregarded for U.S. federal income tax purposes, resulting in the treatment of WGR Holdings, LLC as a division of Anadarko and its inclusion in Anadarko’s consolidated income tax return for federal and state tax purposes. The income tax expense recorded on the financial statements of WGR Holdings, LLC, and now included in our consolidated financial statements, reflects our income tax expense and liability on a separate-return basis.
The deferred federal and state income taxes included in our consolidated financial statements are primarily attributable to the temporary differences between the financial statement carrying amount of our investment in WES and our outside tax basis with respect to our partnership interests in WES. When determining the deferred income tax asset and liability balances attributable to our partnership interests in WES, we applied an accounting policy that looks through our investment in WES. The application of such accounting policy resulted in no deferred income taxes being created on the difference between the book and tax basis on the non-tax deductible goodwill portion of our investment in WES in our consolidated financial statements.
Upon the completion of our IPO in December 2012, we became a publicly traded limited partnership for U.S. federal and state income tax purposes and therefore are not subject to U.S. federal and state income taxes, except for Texas margin tax.

General and administrative expenses. As a separate publicly traded partnership, we incur general and administrative expenses which are separate from, and in addition to, those incurred by WES.
The following table summarizes the amounts we reimbursed to Anadarko, separate from, and in addition to, those reimbursed by WES:

	Year Ended December 31,
thousands	2018	2017	2016
General and administrative expenses	$269	$263	$258
Public company expenses	2,895	1,821	2,449
Total reimbursement	$3,164	$2,084	$2,707

Noncontrolling interests. The interest in Chipeta held by a third-party member is already reflected as a noncontrolling interest in WES’s consolidated financial statements. In addition, the limited partner interests in WES held by other subsidiaries of Anadarko, private investors (up to the final conversion date of the Series A Preferred units on May 2, 2017) and the public are reflected as noncontrolling interests in the consolidated financial statements (see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for further information).
When WES issues equity, the carrying amount of the noncontrolling interest reported by WGP is adjusted to reflect the noncontrolling ownership interest in WES. The resulting impact of such noncontrolling interest adjustment on WGP’s interest in WES is reflected as an adjustment to WGP’s partners’ capital.

Distributions. Our partnership agreement requires that we distribute all of our available cash (as defined in our partnership agreement) within 55 days of the end of each quarter. Our only cash-generating assets are our partnership interests in WES, consisting of general partner units, common units and IDRs, on which we expect to receive quarterly distributions from WES. Our cash flow and resulting ability to make cash distributions are therefore completely dependent upon WES’s ability to make cash distributions with respect to our partnership interests in WES. Generally, our available cash is our cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and cash on hand resulting from working capital borrowings made after the end of the quarter.

WGP LTIP. Concurrently with the WGP IPO, WGP GP adopted the WGP LTIP. Equity-based compensation expense attributable to grants made under the WGP LTIP impacts cash flows from operating activities only to the extent cash payments are made to a participant in lieu of issuance of WGP common units to the participant. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for further information.

WGP RCF. In February 2018, WGP voluntarily reduced the aggregate commitments of the lenders under the WGP RCF to $35.0 million. In December 2018, WGP amended the WGP RCF to extend the maturity date from March 2019 to the earlier of (i) June 14, 2019, or (ii) three business days following the consummation of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). The WGP RCF may be used to buy WES common units and for general partnership purposes. As of December 31, 2018, the outstanding borrowings under the WGP RCF were classified as short-term debt on the consolidated balance sheet.
The WGP RCF contains certain customary affirmative and negative covenants, including the maintenance of a consolidated leverage ratio of not more than 3.50 to 1.00 and limitations on the ability of us and WES GP to, among other things, (i) materially alter the character of their business on a consolidated basis from the midstream business, (ii) create, assume or suffer to exist liens on their assets, (iii) enter into transactions with affiliates, (iv) make distributions upon the occurrence of certain events of default, (v) create, incur or assume indebtedness, (vi) make dispositions of their assets, (vii) enter into sale and leasebacks and (viii) consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any person or entity.
As of December 31, 2018, we had $28.0 million in outstanding borrowings, resulting in $7.0 million available for borrowing under the WGP RCF. At December 31, 2018, the interest rate was 4.53%, the commitment fee rate was 0.30% and we were in compliance with all covenants under the WGP RCF. See Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for further information.

Reconciliation of net income (loss) attributable to WES to net income (loss) attributable to WGP. The differences between net income (loss) attributable to WES and net income (loss) attributable to WGP are reconciled as follows:

	Year Ended December 31,
thousands	2018	2017	2016
Net income (loss) attributable to WES	$627,917	$731,666	$652,637
Limited partner interests in WES not held by WGP (1)	(70,474)	(185,860)	(240,245)
General and administrative expenses (2)	(4,029)	(2,872)	(3,657)
Other income (expense), net	192	85	66
Property and other taxes	—	—	(16)
Interest expense	(2,035)	(2,229)	(1,707)
Net income (loss) attributable to WGP	$551,571	$540,790	$407,078

(1)
Represents the portion of net income (loss) allocated to the limited partner interests in WES not held by WGP. As of December 31, 2018, 2017 and 2016, the public held a 59.2%, 59.6% and 60.0% limited partner interest in WES, respectively. Other subsidiaries of Anadarko separately held a 9.7%, 9.1% and 8.6% limited partner interest in WES as of December 31, 2018, 2017 and 2016, respectively. See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(2)	Represents general and administrative expenses incurred by WGP separate from, and in addition to, those incurred by WES.

Reconciliation of net cash provided by (used in) operating and financing activities. The differences between net cash provided by (used in) operating and financing activities for WGP and WES are reconciled as follows:

	Year Ended December 31,
thousands	2018	2017	2016
WES net cash provided by operating activities	$1,352,114	$1,046,798	$1,060,658
General and administrative expenses (1)	(4,029)	(2,872)	(3,657)
Non-cash equity-based compensation expense	278	247	251
Changes in working capital	854	8	27
Other income (expense), net	192	85	66
Property and other taxes	—	—	(16)
Interest expense	(2,035)	(2,229)	(1,707)
Debt related amortization and other items, net	801	678	527
WGP net cash provided by operating activities	$1,348,175	$1,042,715	$1,056,149

WES net cash provided by (used in) financing activities	$870,333	$(192,585)	$429,108
Proceeds from the issuance of WES common units, net of offering expenses (2)	—	—	(25,000)
Distributions to WGP unitholders (3)	(502,457)	(441,967)	(374,082)
Distributions to WGP from WES (4)	507,323	445,677	377,097
WGP RCF borrowings, net of issuance costs	(7)	—	25,980
WGP net cash provided by (used in) financing activities	$875,192	$(188,875)	$433,103

(1)	Represents general and administrative expenses incurred by WGP separate from, and in addition to, those incurred by WES.

(2)
Represents the difference attributable to elimination upon consolidation of proceeds to WES from the issuance of WES common units to WGP as part of funding the Springfield acquisition. See Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(3)
Represents distributions to WGP common unitholders paid under WGP’s partnership agreement. See Note 4—Partnership Distributions and Note 5—Equity and Partners’ Capital in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(4)
Difference attributable to elimination upon consolidation of WES’s distributions on partnership interests owned by WGP. See Note 4—Partnership Distributions and Note 5—Equity and Partners’ Capital in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Western Gas Partners, LP

WES’s historical results of operations and cash flows for the periods presented may not be comparable to future or historic results of operations or cash flows for the reasons described below. Refer to Operating Results within this Item 7 for a discussion of WES’s results of operations as compared to the prior periods.

Gathering and processing agreements. Certain of the gathering agreements for the West Texas complex and Springfield and DJ Basin oil systems allow for rate resets that target an agreed-upon rate of return over the life of the agreement. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Commodity price swap agreements. During all periods presented, the consolidated statements of operations and consolidated statements of equity and partners’ capital included the impacts of commodity price swap agreements. The commodity price swap agreements with Anadarko expired without renewal on December 31, 2018. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for further information.

Income taxes. With respect to assets acquired from Anadarko, WES records Anadarko’s historic current and deferred income taxes for the periods prior to its ownership of the assets. For periods subsequent to its acquisitions from Anadarko, WES is not subject to tax except for the Texas margin tax and, accordingly, does not record current and deferred federal income taxes related to such assets.

Acquisitions and divestitures. For the year ended December 31, 2018, there was a net increase in Adjusted gross margin of $40.5 million related to WES’s third party asset acquisitions and divestitures during 2018. For the year ended December 31, 2017, there was a net decrease in Adjusted gross margin of $44.9 million related to WES’s third party asset acquisitions and divestitures during 2017. See Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for additional information.

DBM complex. In December 2015, there was an initial fire and secondary explosion at the processing facility within the DBM complex. The majority of the damage from the incident was to the liquid handling facilities and the amine treating units at the inlet of the complex. During the year ended December 31, 2017, a $5.7 million loss was recorded in Gain (loss) on divestiture and other, net in the consolidated statements of operations, related to a change in WES’s estimate of the amount that would be recovered under the property insurance claim based on further discussions with insurers. During the second quarter of 2017, WES reached a settlement with insurers and final proceeds were received. During the years ended December 31, 2017 and 2016, WES received $52.9 million and $33.8 million, respectively, in cash proceeds from insurers, including $29.9 million and $16.3 million, respectively, in proceeds from business interruption insurance claims and $23.0 million and $17.5 million, respectively, in proceeds from property insurance claims. See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Impairments. During 2017, WES recognized impairments of $180.1 million, including an impairment of $158.8 million at the Granger complex due to a reduced throughput fee as a result of a producer’s bankruptcy. During 2018, WES recognized impairments of $230.6 million, including impairments of (i) $125.9 million at the Third Creek gathering system (part of the DJ Basin complex) and $8.1 million at the Kitty Draw gathering system due to the shutdown of the systems, (ii) $38.7 million at the Hilight system and (iii) $34.6 million at the MIGC system. See Note 1—Summary of Significant Accounting Policies and Note 8—Property, Plant and Equipment in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Adoption of Topic 606. On January 1, 2018, we adopted Revenue from Contracts with Customers (Topic 606) (“Topic 606”). The comparative historical financial information has not been adjusted and continues to be reported under Revenue Recognition (Topic 605). The following table summarizes the impact of adopting Topic 606 on the consolidated statement of operations:

	Year Ended December 31, 2018
thousands	As Reported	Without Adoption of Topic 606	Effect of Change Increase / (Decrease)
Revenues
Service revenues – fee based	$1,905,728	$1,751,242	$154,486
Service revenues – product based	88,785	—	88,785
Product sales	303,020	1,405,898	(1,102,878)
Expenses
Cost of product	415,505	1,338,100	(922,595)
Operation and maintenance	480,861	480,668	193
Depreciation and amortization	389,164	386,179	2,985
Impairments	230,584	230,539	45
Income tax expense (benefit)	58,934	58,804	130

For more information on the adoption of Topic 606, see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

WES’S OPERATIONS

WES’s results are driven primarily by the volumes of natural gas, NGLs, crude oil and produced water WES services through its systems. In WES’s operations, it contracts with customers to provide midstream services focused on natural gas, NGLs, crude oil and produced water. WES gathers natural gas from individual wells or production facilities located near its gathering systems and the natural gas may be compressed and delivered to a processing plant, treating facility or downstream pipeline, and ultimately to end users. WES treats and processes a significant portion of the natural gas that it gathers so that it will satisfy required specifications for pipeline transportation. WES gathers crude oil from individual wells or production facilities located near its gathering systems, and in some cases, treats or stabilizes the crude oil to satisfy required specifications for pipeline transportation. WES also gathers and disposes of produced water.
WES currently has operations in Colorado, Utah, Wyoming, North-central Pennsylvania, Texas and New Mexico, with a substantial portion of its business concentrated in the Rocky Mountains and West Texas. For example, for the year ended December 31, 2018, WES’s DJ Basin and West Texas assets provided (i) 31% and 28%, respectively, of throughput for natural gas assets (excluding equity investment throughput), (ii) 20% and 69%, respectively, of throughput for crude oil, NGLs and produced water assets (excluding equity investment throughput), and (iii) 39% and 32%, respectively, of Adjusted gross margin.
For the year ended December 31, 2018, 59% of total revenues and 43% of throughput (on a per unit basis, assuming 1 Mcf equals 1 barrel, and excluding equity investment throughput) were attributable to transactions with Anadarko. WES also recognized capital contributions from Anadarko of $51.6 million related to the above-market component of its commodity price swap agreements with Anadarko (see Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). Anadarko supports WES’s operations by providing dedications and/or minimum volume commitments with respect to a substantial portion of WES’s throughput.
For the year ended December 31, 2018, 89% of WES’s wellhead natural gas volumes (excluding equity investments) and 100% of WES’s crude oil and produced water throughput (excluding equity investments) were attributable to fee-based contracts under which fixed and variable fees are received based on the volume or thermal content of the natural gas and on the volume of NGLs, crude oil and produced water WES gathers, processes, treats, transports or disposes. This type of contract provides WES with a relatively stable revenue stream that is not subject to direct commodity price risk, except to the extent that (i) WES retains and sells drip condensate that is recovered during the gathering of natural gas from the wellhead or (ii) actual recoveries differ from contractual recoveries under a limited number of processing agreements.
For the year ended December 31, 2018, 95% of WES’s wellhead natural gas volumes (excluding equity investments) was attributable to either long-term, fee-based contracts, as discussed above, or percent-of-proceeds or keep-whole contracts that were hedged with commodity price swap agreements. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.
WES also has indirect exposure to commodity price risk in that the relatively volatile commodity price environment has caused and may continue to cause current or potential customers to delay drilling or shut in production in certain areas, which would reduce the volumes of hydrocarbons available for WES’s systems. WES also bears a limited degree of commodity price risk through settlement of imbalances. Read Item 7A. Quantitative and Qualitative Disclosures About Market Risk under Part II of Exhibit 99.1 to this Current Report on Form 8-K.
As a result of WES’s acquisitions from Anadarko and third parties, our results of operations, financial position and cash flows may vary significantly in future periods. See Items Affecting the Comparability of Financial Results with WES within this Item 7.

HOW WES EVALUATES ITS OPERATIONS

WES’s management relies on certain financial and operational metrics to analyze its performance. These metrics are significant factors in assessing WES’s operating results and profitability and include (1) throughput, (2) operating and maintenance expenses, (3) general and administrative expenses, (4) Adjusted gross margin (as defined below), (5) Adjusted EBITDA (as defined below) and (6) Distributable cash flow (as defined below).

Throughput. Throughput is an essential operating variable WES uses in assessing its ability to generate revenues. In order to maintain or increase throughput on WES’s systems, WES must connect to additional wells or production facilities. WES’s success in maintaining or increasing throughput is impacted by the successful drilling of new wells by producers that are dedicated to WES’s systems, recompletions of existing wells connected to its systems, its ability to secure volumes from new wells drilled on non-dedicated acreage and its ability to attract natural gas, NGLs, crude oil or produced water volumes currently serviced by its competitors. During the year ended December 31, 2018, WES added 540 receipt points to its systems.

Operating and maintenance expenses. WES monitors operating and maintenance expenses to assess the impact of such costs on the profitability of its assets and to evaluate the overall efficiency of its operations. Operating and maintenance expenses include, among other things, field labor, insurance, repair and maintenance, equipment rentals, contract services, utility costs and services provided to WES or on its behalf. For periods commencing on the date of and subsequent to WES’s acquisition of the WES assets, certain of these expenses are incurred under and governed by WES’s services and secondment agreement with Anadarko.

General and administrative expenses. To help ensure the appropriateness of WES’s general and administrative expenses and maximize its cash available for distribution, WES monitors such expenses through comparison to prior periods and to the annual budget approved by WES GP’s Board of Directors. Pursuant to the WES omnibus agreement, Anadarko and WES GP perform centralized corporate functions for WES. General and administrative expenses for periods prior to WES’s acquisition of the WES assets include costs allocated by Anadarko in the form of a management services fee. For periods subsequent to the acquisition of the WES assets, Anadarko is no longer compensated for corporate services through a management services fee. Instead, allocations and reimbursements of general and administrative expenses are determined by Anadarko in its reasonable discretion, in accordance with WES’s partnership agreement and the WES omnibus agreement. Amounts required to be reimbursed to Anadarko under WES’s omnibus agreement also include those expenses attributable to its status as a publicly traded partnership, such as the following:

•	expenses associated with annual and quarterly reporting;

•	tax return and Schedule K-1 preparation and distribution expenses;

•	expenses associated with listing on the NYSE; and

•	independent auditor fees, legal expenses, investor relations expenses, director fees, and registrar and transfer agent fees.

See further detail in Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Non-GAAP financial measures

Adjusted gross margin attributable to WES. WES defines Adjusted gross margin attributable to WES (“Adjusted gross margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owner’s proportionate share of revenue and cost of product. WES believes Adjusted gross margin is an important performance measure of the core profitability of its operations, as well as its operating performance as compared to that of other companies in the midstream industry. Cost of product expenses include (i) costs associated with the purchase of natural gas and NGLs pursuant to WES’s percent-of-proceeds, percent-of-product and keep-whole contracts, (ii) costs associated with the valuation of WES’s gas imbalances, and (iii) costs associated with WES’s obligations under certain contracts to redeliver a volume of natural gas to shippers, which is thermally equivalent to condensate retained by WES and sold to third parties.
To facilitate investor and industry analyst comparisons between WES and its peers, WES also discloses Adjusted gross margin per Mcf for natural gas assets and Adjusted gross margin per Bbl for crude oil, NGLs and produced water assets. See Key Performance Metrics within this Item 7.

Adjusted EBITDA attributable to WES. WES defines Adjusted EBITDA attributable to WES (“Adjusted EBITDA”) as net income (loss) attributable to WES, plus distributions from equity investments, non-cash equity-based compensation expense, interest expense, income tax expense, depreciation and amortization, impairments, and other expense (including lower of cost or market inventory adjustments recorded in cost of product), less gain (loss) on divestiture and other, net, income from equity investments, interest income, income tax benefit, and other income. WES believes that the presentation of Adjusted EBITDA provides information useful to investors in assessing its financial condition and results of operations and that Adjusted EBITDA is a widely accepted financial indicator of a company’s ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA is a supplemental financial measure that WES’s management and external users of WES’s consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following, among other measures:

•	WES’s operating performance as compared to other publicly traded partnerships in the midstream industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of WES’s assets to generate cash flow to make distributions; and

•	the viability of acquisitions and capital expenditure projects and the returns on investment of various investment opportunities.

Distributable cash flow. WES defines “Distributable cash flow” as Adjusted EBITDA, plus interest income and the net settlement amounts from the sale and/or purchase of natural gas, condensate and NGLs under WES’s commodity price swap agreements to the extent such amounts are not recognized as Adjusted EBITDA, less Service revenues – fee based recognized in Adjusted EBITDA (less than) in excess of customer billings, net cash paid (or to be paid) for interest expense (including amortization of deferred debt issuance costs originally paid in cash, offset by non-cash capitalized interest), maintenance capital expenditures, Series A Preferred unit distributions and income taxes. WES compares Distributable cash flow to the cash distributions WES expects to pay its unitholders. Using this measure, WES’s management can quickly compute the Coverage ratio of Distributable cash flow to planned cash distributions. WES believes Distributable cash flow is useful to investors because this measurement is used by many companies, analysts and others in the industry as a performance measurement tool to evaluate WES’s operating and financial performance and compare it with the performance of other publicly traded partnerships.
While Distributable cash flow is a measure WES uses to assess its ability to make distributions to its unitholders, it should not be viewed as indicative of the actual amount of cash that WES has available for distributions or that it plans to distribute for a given period. Furthermore, to the extent Distributable cash flow includes realized amounts recorded as capital contributions from Anadarko attributable to activity under WES’s commodity price swap agreements, it is not a reflection of WES’s ability to generate cash from operations.

Reconciliation of non-GAAP measures. Adjusted gross margin, Adjusted EBITDA and Distributable cash flow are not defined in GAAP. The GAAP measure used by WES that is most directly comparable to Adjusted gross margin is operating income (loss), while net income (loss) attributable to WES and net cash provided by operating activities are the GAAP measures used by WES that are most directly comparable to Adjusted EBITDA. The GAAP measure used by WES that is most directly comparable to Distributable cash flow is net income (loss) attributable to Western Gas Partners, LP. WES’s non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA and Distributable cash flow should not be considered as alternatives to the GAAP measures of operating income (loss), net income (loss) attributable to Western Gas Partners, LP, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted gross margin, Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect operating income (loss), net income (loss) attributable to Western Gas Partners, LP and net cash provided by operating activities. Adjusted gross margin, Adjusted EBITDA and Distributable cash flow should not be considered in isolation or as a substitute for analysis of WES’s results as reported under GAAP. WES’s definitions of Adjusted gross margin, Adjusted EBITDA and Distributable cash flow may not be comparable to similarly titled measures of other companies in WES’s industry, thereby diminishing their utility.
WES’s management compensates for the limitations of Adjusted gross margin, Adjusted EBITDA and Distributable cash flow as analytical tools by reviewing the comparable GAAP measures, understanding the differences between Adjusted gross margin, Adjusted EBITDA and Distributable cash flow compared to (as applicable) operating income (loss), net income (loss) attributable to WES and net cash provided by operating activities, and incorporating this knowledge into its decision-making processes. WES believes that investors benefit from having access to the same financial measures that its management uses in evaluating its operating results.
The following tables present (a) a reconciliation of the GAAP financial measure of operating income (loss) to the non-GAAP financial measure of Adjusted gross margin, (b) a reconciliation of the GAAP financial measures of net income (loss) attributable to WES and net cash provided by operating activities to the non-GAAP financial measure of Adjusted EBITDA and (c) a reconciliation of the GAAP financial measure of net income (loss) attributable to WES to the non-GAAP financial measure of Distributable cash flow:

	Year Ended December 31,
thousands	2018	2017	2016
Reconciliation of Operating income (loss) to Adjusted gross margin
Operating income (loss)	$865,311	$804,570	$786,755
Add:
Distributions from equity investments	216,977	148,752	134,673
Operation and maintenance	480,861	345,617	332,405
General and administrative	63,166	51,077	48,701
Property and other taxes	51,848	53,147	45,638
Depreciation and amortization	389,164	318,771	295,959
Impairments	230,584	180,051	17,822
Less:
Gain (loss) on divestiture and other, net	1,312	132,388	(14,641)
Proceeds from business interruption insurance claims	—	29,882	16,270
Equity income, net – affiliates	195,469	115,141	101,692
Reimbursed electricity-related charges recorded as revenues	66,678	56,860	59,733
Adjusted gross margin attributable to noncontrolling interest	15,875	16,827	16,323
Adjusted gross margin	$2,018,577	$1,550,887	$1,482,576
Adjusted gross margin for natural gas assets	$1,472,827	$1,281,796	$1,250,250
Adjusted gross margin for crude oil, NGLs and produced water assets	545,750	269,091	232,326

	Year Ended December 31,
thousands	2018	2017	2016
Reconciliation of Net income (loss) attributable to WES to Adjusted EBITDA
Net income (loss) attributable to WES	$627,917	$731,666	$652,637
Add:
Distributions from equity investments	216,977	148,752	134,673
Non-cash equity-based compensation expense	7,032	4,947	5,591
Interest expense	181,796	140,291	107,565
Income tax expense	58,934	20,483	32,969
Depreciation and amortization (1)	386,274	315,984	293,337
Impairments (1)	229,195	180,051	17,822
Other expense (1)	8,327	145	168
Less:
Gain (loss) on divestiture and other, net	1,312	132,388	(14,641)
Equity income, net – affiliates	195,469	115,141	101,692
Interest income – affiliates	16,900	16,900	16,900
Other income (1)	2,592	1,283	468
Income tax benefit	—	80,406	—
Adjusted EBITDA	$1,500,179	$1,196,201	$1,140,343
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$1,352,114	$1,046,798	$1,060,658
Interest (income) expense, net	164,896	123,391	90,665
Uncontributed cash-based compensation awards	879	25	856
Accretion and amortization of long-term obligations, net	(5,142)	(4,254)	3,789
Current income tax (benefit) expense	(80,114)	(6,785)	(18,223)
Other (income) expense, net (2)	(3,017)	(1,299)	(479)
Distributions from equity investments in excess of cumulative earnings – affiliates	29,585	31,659	29,725
Changes in assets and liabilities:
Accounts receivable, net	60,460	16,177	48,441
Accounts and imbalance payables and accrued liabilities, net	(44,424)	947	(60,696)
Other items, net	37,802	3,048	(819)
Adjusted EBITDA attributable to noncontrolling interest of WES	(12,860)	(13,506)	(13,574)
Adjusted EBITDA	$1,500,179	$1,196,201	$1,140,343
Cash flow information of WES
Net cash provided by operating activities	$1,352,114	$1,046,798	$1,060,658
Net cash used in investing activities	(2,210,813)	(1,133,324)	(1,229,874)
Net cash provided by (used in) financing activities	870,333	(192,585)	429,108

(1)	Includes WES’s 75% share of depreciation and amortization; impairments; other expense; and other income attributable to the Chipeta complex.

(2)
Excludes the non-cash loss on interest-rate swaps of $8.0 million for the year ended December 31, 2018. See Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

	Year Ended December 31,
thousands except Coverage ratio	2018		2017	2016
Reconciliation of Net income (loss) attributable to WES to Distributable cash flow and calculation of the Coverage ratio
Net income (loss) attributable to WES	$627,917		$731,666	$652,637
Add:
Distributions from equity investments	216,977		148,752	134,673
Non-cash equity-based compensation expense	7,032		4,947	5,591
Non-cash settled interest expense, net (1)	—		71	(7,747)
Income tax (benefit) expense	58,934		(59,923)	32,969
Depreciation and amortization (2)	386,274		315,984	293,337
Impairments (2)	229,195		180,051	17,822
Above-market component of swap agreements with Anadarko (3)	51,618		58,551	45,820
Other expense (2)	8,327		145	168
Less:
Recognized Service revenues – fee based (less than) in excess of customer billings (4)	62,498		—	—
Gain (loss) on divestiture and other, net	1,312		132,388	(14,641)
Equity income, net – affiliates	195,469		115,141	101,692
Cash paid for maintenance capital expenditures (2)	120,789		77,277	80,975
Capitalized interest	32,479		9,074	12,918
Cash paid for (reimbursement of) income taxes	2,408		1,194	838
Series A Preferred unit distributions	—		7,453	45,784
Other income (2)	2,592		1,283	468
Distributable cash flow	$1,168,727		$1,036,434	$947,236
Distributions declared (5)
Limited partners of WES – common units	$584,487
General partner of WES	327,363
Total	$911,850
Coverage ratio	1.28	x

(1)
Includes amounts related to the Deferred purchase price obligation - Anadarko. See Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(2)	Includes WES’s 75% share of depreciation and amortization; impairments; other expense; cash paid for maintenance capital expenditures; and other income attributable to the Chipeta complex.

(3)	See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(4)	See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(5)
Reflects WES cash distributions of $3.830 per unit declared for the year ended December 31, 2018, including the cash distribution of $0.980 per unit paid on February 13, 2019, for the fourth-quarter 2018 distribution.

GENERAL TRENDS AND OUTLOOK

We expect WES’s business to continue to be affected by the following key trends and uncertainties. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, WES’s actual results may vary materially from expected results.

Impact of crude oil, natural gas and NGLs prices. Crude oil, natural gas and NGLs prices can fluctuate significantly, and have done so over time. These fluctuations in commodity prices affect the overall level of WES’s customers’ activity and how its customers allocate their capital within their own portfolio of assets. The relatively volatile commodity price environment over the past decade has impacted drilling activity in several of the basins served by WES’s assets. Many of WES’s customers, including Anadarko, have shifted capital spending towards opportunities with superior economics and reduced activity in other areas. To the extent possible, WES will continue to connect new wells or production facilities to its systems to mitigate the impact of natural production declines in order to maintain throughput on its systems. However, WES’s success in connecting additional wells or production facilities is dependent on the activity levels of its customers. Additionally, WES will continue to evaluate the crude oil, NGLs and natural gas price environments and adjust capital spending plans to reflect its customers’ anticipated activity levels, while maintaining appropriate liquidity and financial flexibility.

Liquidity and access to capital markets. Under the terms of WES’s partnership agreement, it is required to distribute all of its available cash to its unitholders, which makes WES dependent upon raising capital to fund growth projects and acquisitions. Historically, WES has accessed the debt and equity capital markets to raise money for growth projects and acquisitions. From time to time, capital market turbulence and investor sentiment towards MLPs have raised WES’s cost of capital and, in some cases, temporarily made certain sources of capital unavailable. If WES is unable either to access the capital markets or find alternative sources of capital at reasonable costs, WES’s growth strategy will be more challenging to execute.

Changes in regulations. WES’s operations and the operations of its customers have been, and will continue to be, affected by political developments and federal, state, tribal, local and other laws and regulations that are becoming more numerous, more stringent and more complex. These laws and regulations include, among other things, limitations on hydraulic fracturing and other oil and gas operations, pipeline safety and integrity requirements, permitting requirements, environmental protection measures such as limitations on methane and other GHG emissions, and restrictions on produced water disposal wells. In addition, in certain areas in which WES operates, public protests of oil and gas operations are becoming more frequent. The number and scope of the regulations with which WES and its customers must comply has a meaningful impact on WES’s and their businesses, and new or revised regulations, reinterpretations of existing regulations, and permitting delays or denials could adversely affect both the throughput on and profitability of WES’s assets.

Impact of inflation. Although inflation in the United States has been relatively low in recent years, the U.S. economy could experience significant inflation, which could materially increase WES’s operating costs and capital expenditures and negatively impact financial results. To the extent permitted by regulations and escalation provisions in certain of WES’s existing agreements, it has the ability to recover a portion of increased costs in the form of higher fees.

Impact of interest rates. Overall, both short- and longer-term interest rates increased during 2018, yet remained low relative to historical averages. Short-term interest rates experienced a sharp increase in response to the Federal Open Market Committee (“FOMC”) raising its target range for the federal funds rate four separate times during 2018. These increases, and any future increases, in the federal funds rate will ultimately result in an increase in WES’s financing costs. Additionally, as with other yield-oriented securities, WES’s unit price is impacted by the level of its cash distributions and an associated implied distribution yield. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in WES’s units, and a rising interest rate environment could have an adverse impact on WES’s unit price and its ability to issue additional equity, or increase the cost of issuing equity, to make acquisitions, reduce debt or for other purposes. However, WES expects its cost of capital to remain competitive, as its competitors would face similar circumstances.

Acquisition opportunities. A key component of WES’s growth strategy is to acquire midstream assets over time. WES may pursue certain asset acquisitions to the extent such acquisitions complement its or Anadarko’s existing asset base or allow WES to capture operational efficiencies from Anadarko’s or third-party production. However, if WES does not make additional acquisitions on an economically accretive basis, its future growth could be limited, and the acquisitions WES makes could reduce, rather than increase, cash flows generated from operations on a per-unit basis.
Upon the consummation of the Merger, WES acquired substantially all of Anadarko’s midstream assets. See Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

EQUITY OFFERINGS

WES Series A Preferred units. In 2016, WES issued 21,922,831 WES Series A Preferred units to private investors. Pursuant to an agreement between WES and the holders of the WES Series A Preferred units, 50% of the WES Series A Preferred units converted into WES common units on a one-for-one basis on March 1, 2017, and all remaining WES Series A Preferred units converted into WES common units on a one-for-one basis on May 2, 2017. See Note 5—Equity and Partners’ Capital in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Tangible equity units. In June 2015, Anadarko completed the public issuance of 9,200,000 TEUs, including 1,200,000 TEUs pursuant to the full exercise of the underwriters’ over-allotment option, at a price to the public of $50.00 per TEU. Each TEU that Anadarko issued consisted of (1) a prepaid equity purchase contract for WGP common units owned by Anadarko and (2) a senior amortizing note that was due June 7, 2018. On June 7, 2018, the mandatory settlement date, Anadarko settled the 9,200,000 then outstanding TEUs by delivering to the holders 8,207,204 of its WGP common units in exchange for the prepaid equity purchase contracts. WGP did not receive any proceeds from, or incur any expense in, the public offering or settlement of the TEUs. See Note 5—Equity and Partners’ Capital in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

RESULTS OF OPERATIONS

OPERATING RESULTS

The following tables and discussion present a summary of WES’s results of operations:

	Year Ended December 31,
thousands	2018	2017	2016
Total revenues and other (1)	$2,299,658	$2,429,614	$1,941,330
Equity income, net – affiliates	195,469	115,141	101,692
Total operating expenses (1)	1,631,128	1,902,455	1,257,896
Gain (loss) on divestiture and other, net	1,312	132,388	(14,641)
Proceeds from business interruption insurance claims (2)	—	29,882	16,270
Operating income (loss)	865,311	804,570	786,755
Interest income – affiliates	16,900	16,900	16,900
Interest expense	(181,796)	(140,291)	(107,565)
Other income (expense), net	(4,955)	1,299	479
Income (loss) before income taxes	695,460	682,478	696,569
Income tax (benefit) expense	58,934	(59,923)	32,969
Net income (loss)	636,526	742,401	663,600
Net income attributable to noncontrolling interest	8,609	10,735	10,963
Net income (loss) attributable to WES (3)	$627,917	$731,666	$652,637
Key performance metrics (4)
Adjusted gross margin	$2,018,577	$1,550,887	$1,482,576
Adjusted EBITDA	1,500,179	1,196,201	1,140,343
Distributable cash flow	1,168,727	1,036,434	947,236

(1)
Revenues and other include amounts earned by WES from services provided to its affiliates, as well as from the sale of residue and NGLs to its affiliates. Operating expenses include amounts charged by WES affiliates for services, as well as reimbursement of amounts paid by affiliates to third parties on WES’s behalf. See Items Affecting the Comparability of Financial Results with WES within this Item 7 and Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(2)	See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

(3)	For reconciliations to comparable consolidated results of WGP, see Items Affecting the Comparability of Financial Results with WES within this Item 7.

(4)
Adjusted gross margin, Adjusted EBITDA and Distributable cash flow are defined under the caption How WES Evaluates Its Operations within this Item 7. For reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP, see How WES Evaluates Its Operations–Reconciliation of non-GAAP measures within this Item 7.

For purposes of the following discussion, any increases or decreases “for the year ended December 31, 2018” refer to the comparison of the year ended December 31, 2018, to the year ended December 31, 2017, and any increases or decreases “for the year ended December 31, 2017” refer to the comparison of the year ended December 31, 2017, to the year ended December 31, 2016.

Throughput

	Year Ended December 31,
	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Throughput for natural gas assets (MMcf/d)
Gathering, treating and transportation (1)	546	958	(43)%	1,537	(38)%
Processing (1)	3,231	2,592	25%	2,385	9%
Equity investment (2)	291	290	—%	297	(2)%
Total throughput for natural gas assets	4,068	3,840	6%	4,219	(9)%
Throughput attributable to noncontrolling interest for natural gas assets	90	105	(14)%	124	(15)%
Total throughput attributable to WES for natural gas assets	3,978	3,735	7%	4,095	(9)%
Throughput for crude oil, NGLs and produced water assets (MBbls/d)
Gathering, treating, transportation and disposal	534	258	107%	232	11%
Equity investment (3)	241	148	63%	139	6%
Total throughput for crude oil, NGLs and produced water assets	775	406	91%	371	9%

(1)
The combination of the DBM complex and DBJV and Haley systems, effective January 1, 2018, into a single complex now referred to as the “West Texas complex” resulted in DBJV and Haley systems throughput previously reported as “Gathering, treating and transportation” now being reported as “Processing.”

(2)
Represents WES’s 14.81% share of average Fort Union throughput, 22% share of average Rendezvous throughput and 50% share of average Mi Vida throughput. Represents WES’s 50% share of average Ranch Westex throughput for the years ended December 31, 2018 and 2017, and 33% share of average Ranch Westex throughput for the year ended December 31, 2016.

(3)
Represents WES’s 10% share of average White Cliffs throughput, 25% share of average Mont Belvieu JV throughput, 20% share of average TEG, TEP, Whitethorn and Saddlehorn throughput, 33.33% share of average FRP throughput and 15% share of average Panola throughput.

Natural gas assets

Gathering, treating and transportation throughput decreased by 412 MMcf/d for the year ended December 31, 2018, primarily due to (i) the combination of the DBM complex and DBJV and Haley systems into a single complex now referred to as the “West Texas complex”, which resulted in DBJV and Haley systems throughput previously reported as “Gathering, treating and transportation” now being reported as “Processing” (decrease of 258 MMcf/d) and (ii) the divestiture of the Non-Operated Marcellus Interest as part of the Property Exchange in March 2017 (decrease of 158 MMcf/d).
Gathering, treating and transportation throughput decreased by 579 MMcf/d for the year ended December 31, 2017, primarily due to the Property Exchange in March 2017 (decrease of 399 MMcf/d), production declines in the areas around the Marcellus Interest (decrease of 44 MMcf/d) and Springfield gas gathering systems (decrease of 44 MMcf/d), and the sale of the Hugoton system in October 2016 (decrease of 44 MMcf/d).
Processing throughput increased by 639 MMcf/d for the year ended December 31, 2018, primarily due to (i) the combination of the DBM complex and DBJV and Haley systems into the West Texas complex, (ii) increased production in the areas around the DJ Basin and West Texas complexes, (iii) the start-up of Train VI at the West Texas complex in December 2017, (iv) increased throughput at the West Texas complex due to the acquisition of the Additional DBJV System Interest as part of the Property Exchange in March 2017 and (v) increased throughput at the MGR assets due to downtime in 2017. These increases were partially offset by lower throughput at the Chipeta complex due to downstream fractionation capacity constraints in the third quarter of 2018 and the expiration and non-renewal of a contract in September 2017.
Processing throughput increased by 207 MMcf/d for the year ended December 31, 2017, primarily due to the incident at the DBM complex in 2015, the start-up of Train IV and Train V at the DBM complex in May 2016 and October 2016, respectively, and increased production in the areas around the DJ Basin complex. These increases were partially offset by production declines in the areas around the Chipeta complex and MGR assets.

Equity investment throughput decreased by 7 MMcf/d for the year ended December 31, 2017, primarily due to decreased throughput at the Rendezvous and Fort Union systems due to production declines in the area. These decreases were partially offset by (i) increased throughput at the Mi Vida and Ranch Westex plants due to increased production in the Delaware Basin area and (ii) the acquisition of the additional interest in Ranch Westex in March 2017.

Crude oil, NGLs and produced water assets

Gathering, treating, transportation and disposal throughput increased by 276 MBbls/d for the year ended December 31, 2018, primarily due to (i) increased throughput from the DBM water systems, which commenced operation beginning in the second quarter of 2017 and (ii) increased throughput at the DBM oil system due to the ROTFs that commenced operation beginning in the second quarter of 2018.
Gathering, treating, transportation and disposal throughput increased by 26 MBbls/d for the year ended December 31, 2017, primarily due to (i) throughput from the DBM water systems, which commenced operation beginning in the second quarter of 2017 and (ii) increased production in the areas around the DBM oil system. These increases were partially offset by decreased throughput at the Springfield oil gathering system due to production declines in the area.
Equity investment throughput increased by 93 MBbls/d for the year ended December 31, 2018, primarily due to (i) the acquisition of the interest in Whitethorn in June 2018 and (ii) increased volumes on TEP and FRP as a result of increased NGLs production in the DJ Basin area.
Equity investment throughput increased by 9 MBbls/d for the year ended December 31, 2017, primarily due to (i) increased volumes on FRP and TEG as a result of increased NGLs production, (ii) an increase at the Mont Belvieu JV due to higher inlet throughput and (iii) the start-up of the Saddlehorn pipeline in October 2016. These increases were partially offset by decreased throughput at White Cliffs as a result of a competitive pipeline commencing service in September 2016.

Service Revenues

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Service revenues – fee based	$1,905,728	$1,357,876	40%	$1,337,930	1%
Service revenues – product based	88,785	—	NM	—	NM
Total service revenues	$1,994,513	$1,357,876	47%	$1,337,930	1%

NM-Not Meaningful

Service revenues – fee based increased by $547.9 million for the year ended December 31, 2018, primarily due to increases of (i) $154.5 million from the adoption of Topic 606 as discussed under Items Affecting the Comparability of Financial Results with WES within this Item 7, (ii) $141.3 million, $71.5 million and $19.1 million at the West Texas complex and DBM and DJ Basin oil systems, respectively, due to increased throughput, (iii) $112.7 million at the DJ Basin complex due to increased throughput ($91.3 million) and a higher processing fee ($21.4 million), and (iv) $78.4 million at the DBM water systems, which commenced operation beginning in the second quarter of 2017. These increases were partially offset by decreases of (i) $22.1 million due to the divestiture of the Non-Operated Marcellus Interest as part of the Property Exchange in March 2017 and (ii) $10.4 million at the Springfield system due to a lower cost of service rate.
Service revenues – fee based increased by $19.9 million for the year ended December 31, 2017, primarily due to increases of (i) $88.7 million at the DBM complex due to increased throughput (see Operating Results–Throughput within this Item 7), (ii) $32.3 million at the DJ Basin complex due to a higher processing fee ($24.2 million) and increased throughput ($8.1 million), (iii) $20.3 million at the DBM oil system due to higher gathering fees and (iv) $9.5 million at the DBM water systems, which commenced operation beginning in the second quarter of 2017. These increases were partially offset by decreases of (i) $42.9 million due to the Property Exchange in March 2017, (ii) $31.7 million at the Springfield system and $14.0 million at the Chipeta complex due to throughput decreases, (iii) $16.0 million due to the sale of the Hugoton system in October 2016, (iv) $9.7 million at the Granger complex due to a lower processing fee and (v) $9.0 million at the Marcellus Interest systems due to decreased throughput.

Service revenues – product based increased by $88.8 million for the year ended December 31, 2018, due to the adoption of Topic 606 as discussed under Items Affecting the Comparability of Financial Results with WES within this Item 7. Under Topic 606, certain of WES’s customer agreements result in revenues being recognized when the natural gas and/or NGLs are received from the customer as noncash consideration for the services provided. In addition, retained proceeds from sales of customer products where WES is acting as their agent are included in Service revenues – product based.

Product Sales

	Year Ended December 31,
thousands except percentages and per-unit amounts	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Natural gas sales (1)	$85,015	$391,393	(78)%	$231,410	69%
NGLs sales (1)	218,005	659,817	(67)%	367,839	79%
Total Product sales	$303,020	$1,051,210	(71)%	$599,249	75%
Gross average sales price per unit (1):
Natural gas (per Mcf)	$2.16	$2.92	(26)%	$2.51	16%
NGLs (per Bbl)	31.55	23.88	32%	19.70	21%

(1)
Includes the effects of WES’s commodity price swap agreements for the MGR assets, DJ Basin complex and Hugoton system (until its divestiture in October 2016), excluding the amounts considered above market with respect to these swap agreements that were recorded as capital contributions in the consolidated statements of equity and partners’ capital. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of this Form 8-K.

Natural gas sales decreased by $306.4 million for the year ended December 31, 2018, primarily due to decreases of (i) $258.9 million from the adoption of Topic 606 as discussed under Items Affecting the Comparability of Financial Results with WES within this Item 7, (ii) $24.6 million at the West Texas complex due to a decrease in average price, partially offset by an increase in volumes sold, (iii) $5.7 million due to a decrease in average price and $9.3 million due to the shutdown of the Kitty Draw gathering system, both at the Hilight system (see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K).
Natural gas sales increased by $160.0 million for the year ended December 31, 2017, primarily due to increases of (i) $93.4 million at the DBM complex due to an increase in average price and volumes sold (see Operating Results–Throughput within this Item 7) and (ii) $72.3 million at the DJ Basin complex due to an increase in the swap market price and volumes sold. These increases were partially offset by a decrease of $12.3 million at the MGR assets due to the partial equity treatment of the above-market swap agreement beginning January 1, 2017.
NGLs sales decreased by $441.8 million for the year ended December 31, 2018, primarily due to a decrease of $844.0 million from the adoption of Topic 606 as discussed under Items Affecting the Comparability of Financial Results with WES within this Item 7. This decrease was partially offset by increases of (i) $256.8 million at the West Texas complex due to an increase in volumes sold, partially offset by a decrease in average price, (ii) $48.2 million at the DJ Basin complex due to an increase in the swap market price and volumes sold, (iii) $39.0 million at the DJ Basin oil system due to an increase in average price and volumes sold, (iv) $23.8 million at the Brasada complex due to volumes sold under a new sales agreement beginning January 1, 2018, and (v) $12.8 million at the DBM water systems, which commenced operation beginning in the second quarter of 2017.
NGLs sales increased by $292.0 million for the year ended December 31, 2017, primarily due to increases of (i) $255.3 million at the DBM complex due to an increase in average price and volumes sold (see Operating Results–Throughput within this Item 7), (ii) $53.6 million at the DJ Basin complex due to an increase in the swap market price and volumes sold, (iii) $18.0 million at the DJ Basin oil system due to a new third-party sales agreement beginning in April 2017, and (iv) $15.3 million at the Hilight system due to an increase in average price. These increases were partially offset by a decrease of $64.5 million at the MGR assets due to the partial equity treatment of the above-market swap agreement beginning January 1, 2017.

Other Revenues

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Other revenues	$2,125	$20,528	(90)%	$4,151	NM

For the year ended December 31, 2018, Other revenues decreased by $18.4 million, primarily due to deficiency fees of $8.8 million at the Chipeta complex and $7.2 million at the DBM water systems in 2017. Upon adoption of Topic 606 on January 1, 2018, deficiency fees are recorded as Service revenues – fee based in the consolidated statements of operations (see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K).
For the year ended December 31, 2017, Other revenues increased by $16.4 million, primarily due to deficiency fees of $8.8 million at the Chipeta complex and $7.2 million at the DBM water systems in 2017.

Equity Income, Net – Affiliates

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Equity income, net – affiliates	$195,469	$115,141	70%	$101,692	13%

For the year ended December 31, 2018, Equity income, net – affiliates increased by $80.3 million, primarily due to (i) the acquisition of the interest in Whitethorn in June 2018 and (ii) increased volumes at the TEFR Interests, the Saddlehorn pipeline, Mi Vida and Ranch Westex. These increases were partially offset by a decrease in volumes at the Fort Union system.
For the year ended December 31, 2017, Equity income, net – affiliates increased by $13.4 million, primarily due to (i) the start-up of the Saddlehorn pipeline in October 2016, (ii) an increase in equity income from the Mont Belvieu JV due to product price increases and (iii) due to WES’s 14.81% share of an impairment loss determined by the managing partner of Fort Union in 2016.

Cost of Product and Operation and Maintenance Expenses

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
NGLs purchases (1)	$313,540	$573,309	(45)%	$260,405	120%
Residue purchases (1)	104,264	367,179	(72)%	232,944	58%
Other	(2,299)	13,304	(117)%	24,022	(45)%
Cost of product	415,505	953,792	(56)%	517,371	84%
Operation and maintenance	480,861	345,617	39%	332,405	4%
Total Cost of product and Operation and maintenance expenses	$896,366	$1,299,409	(31)%	$849,776	53%

(1)
For the years ended December 31, 2017 and 2016, includes the effects of WES’s commodity price swap agreements for the MGR assets, DJ Basin complex and Hugoton system (until its divestiture in October 2016), excluding the amounts considered above market with respect to these swap agreements that were recorded as capital contributions in the consolidated statements of equity and partners’ capital. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

NGL purchases decreased by $259.8 million for the year ended December 31, 2018, primarily due to a decrease of $669.4 million from the adoption of Topic 606 as discussed under Items Affecting the Comparability of Financial Results with WES within this Item 7, partially offset by increases of (i) $269.5 million at the West Texas complex due to an increase in volumes purchased, (ii) $50.4 million and $40.4 million at the DJ Basin complex and DJ Basin oil system, respectively, due to an increase in average prices and volumes purchased, (iii) $22.0 million at the Brasada complex due to volumes purchased under a new purchase agreement beginning January 1, 2018, and (iv) $11.8 million at the DBM water systems, which commenced operation beginning in the second quarter of 2017.
NGL purchases increased by $312.9 million for the year ended December 31, 2017, primarily due to increases of (i) $247.3 million at the DBM complex due to an increase in average price and volumes purchased (see Operating Results–Throughput within this Item 7), (ii) $58.2 million at the DJ Basin complex due to an increase in the swap market price and volumes purchased, (iii) $18.5 million at the DJ Basin oil system due to a new third-party purchase agreement beginning in April 2017, and (iv) $13.1 million at the Hilight system due to an increase in average price. These increases were partially offset by a decrease of $34.3 million at the MGR assets due to the partial equity treatment of the above-market swap agreement beginning January 1, 2017.
Residue purchases decreased by $262.9 million for the year ended December 31, 2018, primarily due to decreases of (i) $243.4 million from the adoption of Topic 606 as discussed under Items Affecting the Comparability of Financial Results with WES within this Item 7, (ii) $12.9 million at the West Texas complex due to a decrease in average price, partially offset by an increase in volumes purchased, (iii) $6.8 million at the MGR assets due to a decrease in average price and volumes purchased, and (iv) $5.0 million at the Hilight system due to a decrease in volumes purchased. These decreases were partially offset by an increase of $5.7 million at the DJ Basin complex due to an increase in volumes purchased, partially offset by a decrease in average price.
Residue purchases increased by $134.2 million for the year ended December 31, 2017, primarily due to increases of (i) $81.5 million at the DBM complex due to an increase in average price and volumes purchased (see Operating Results–Throughput within this Item 7), (ii) $61.6 million at the DJ Basin complex due to an increase in the swap market price and volumes purchased and (iii) $4.8 million at the Hilight system due to an increase in average price. These increases were partially offset by a decrease of $15.8 million at the MGR assets due to the partial equity treatment of the above-market swap agreement beginning January 1, 2017.
Other items decreased by $15.6 million for the year ended December 31, 2018, primarily due to decreases of (i) $9.8 million from the adoption of Topic 606 as discussed under Items Affecting the Comparability of Financial Results with WES within this Item 7 and (ii) $6.6 million from changes in imbalance positions primarily at the West Texas complex.
Other items decreased by $10.7 million for the year ended December 31, 2017, primarily due a decrease at the DBM complex due to (i) fees paid in 2016 for rerouting volumes due to the incident at the DBM complex in 2015 and (ii) changes in imbalance positions.
Operation and maintenance expense increased by $135.2 million for the year ended December 31, 2018, primarily due to increases of (i) $62.2 million at the West Texas complex due to increases in salaries and wages, surface maintenance and plant repairs, utilities expense, and equipment rentals, (ii) $29.2 million at the DBM water systems, which commenced operation beginning in the second quarter of 2017, (iii) $25.4 million at the DJ Basin complex due to increases in utilities expense, surface maintenance and plant repairs, and salaries and wages, and (iv) $14.8 million at the DBM oil system due to increases in surface maintenance and plant repairs, salaries and wages, and chemicals and treating services.
Operation and maintenance expense increased by $13.2 million for the year ended December 31, 2017, primarily due to increases of (i) $8.6 million at the DJ Basin complex primarily due to an increase in surface maintenance and plant repairs, (ii) $5.5 million at the DBM complex primarily due to increases in utilities expense and salaries and wages, partially offset by a decrease in surface maintenance and plant repairs, (iii) $4.5 million due to the Property Exchange in March 2017, and (iv) $2.7 million at the DJ Basin oil system due to increases in chemicals and treating services and surface maintenance and plant repairs. These increases were partially offset by decreases of (i) $7.5 million due to the sale of the Hugoton system in October 2016 and (ii) $4.4 million at the Chipeta complex primarily due to a decrease in utilities expense.

Other Operating Expenses

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
General and administrative	$63,166	$51,077	24%	$48,701	5%
Property and other taxes	51,848	53,147	(2)%	45,638	16%
Depreciation and amortization	389,164	318,771	22%	295,959	8%
Impairments	230,584	180,051	28%	17,822	NM
Total other operating expenses	$734,762	$603,046	22%	$408,120	48%

General and administrative expenses increased by $12.1 million for the year ended December 31, 2018, primarily due to (i) legal and consulting fees incurred in 2018 and (ii) personnel costs for which WES reimbursed Anadarko pursuant to the WES omnibus agreement. These increases were partially offset by a decrease in bad debt expense.
General and administrative expenses increased by $2.4 million for the year ended December 31, 2017, primarily due to (i) increases in personnel costs for which WES reimbursed Anadarko pursuant to the WES omnibus agreement and (ii) bad debt expense. These increases were partially offset by decreases in legal and consulting fees.
Property and other taxes decreased by $1.3 million for the year ended December 31, 2018, primarily due to ad valorem tax decreases of $5.8 million at the DJ Basin complex caused by revisions in estimated tax liabilities, offset by increases of $2.5 million and $2.1 million at the West Texas complex and the DJ Basin oil system, respectively.
Property and other taxes increased by $7.5 million for the year ended December 31, 2017, primarily due to ad valorem tax increases of $4.3 million at the DJ Basin complex, $1.8 million at the DBJV system and $1.7 million at the DBM complex.
Depreciation and amortization expense increased by $70.4 million for the year ended December 31, 2018, primarily due to increases of $30.4 million, $12.9 million and $10.8 million at the West Texas complex, DBM water systems and DBM oil system, respectively, due to capital projects being placed into service and $17.1 million at the DJ Basin complex related to the shutdown of the Third Creek gathering system (see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K).
Depreciation and amortization expense increased by $22.8 million for the year ended December 31, 2017, primarily due to depreciation expense increases of (i) $15.7 million due to the Property Exchange in March 2017, (ii) $11.3 million at the Bison facility due to a change in the estimated property life, (iii) $10.6 million related to capital projects at the DBM complex and (iv) $3.7 million and $2.2 million related to capital projects at the DJ Basin oil system and the DBM water systems, respectively. These increases were partially offset by decreases of (i) $7.3 million at the Granger complex due to an impairment recorded in the first quarter of 2017 (see impairment expense below), (ii) $5.5 million due to the sale of the Hugoton system in October 2016, (iii) $4.4 million at the MGR assets due to a change in the estimated property life and (iv) $3.5 million at the DJ Basin complex due to a change in estimated salvage values.
Impairment expense for the year ended December 31, 2018, was primarily due to impairments of (i) $125.9 million at the Third Creek gathering system and $8.1 million at the Kitty Draw gathering system (see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), (ii) $38.7 million at the Hilight system, (iii) $34.6 million at the MIGC system, (iv) $10.9 million at the GNB NGL pipeline and (v) $5.6 million at the Chipeta complex.
Impairment expense for the year ended December 31, 2017, included (i) a $158.8 million impairment at the Granger complex, (ii) an $8.2 million impairment at the Hilight system, (iii) a $3.7 million impairment at the Granger straddle plant, (iv) a $3.1 million impairment at the Fort Union system, (v) a $2.0 million impairment of an idle facility in northeast Wyoming and (vi) an impairment related to the cancellation of a pipeline project in West Texas.
Impairment expense for the year ended December 31, 2016, included (i) a $6.1 million impairment at the Newcastle system and (ii) $11.7 million of impairments primarily related to the cancellation of projects at the DJ Basin complex and at the Springfield, DBJV and DBM oil systems and the abandonment of compressors at the MIGC system.
For further information on impairment expense for the periods presented, see Note 8—Property, Plant and Equipment in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Interest Income – Affiliates and Interest Expense

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Note receivable – Anadarko	$16,900	$16,900	—%	$16,900	—%
Interest income – affiliates	$16,900	$16,900	—%	$16,900	—%
Third parties
Long-term debt	$(199,322)	$(142,525)	40%	$(121,832)	17%
Amortization of debt issuance costs and commitment fees	(8,207)	(6,616)	24%	(6,398)	3%
Capitalized interest	32,479	9,074	NM	12,918	(30)%
Affiliates
Deferred purchase price obligation – Anadarko (1)	—	(71)	(100)%	7,747	(101)%
APCWH Note Payable	(6,746)	(153)	NM	—	NM
Interest expense	$(181,796)	$(140,291)	30%	$(107,565)	30%

(1)
See Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for a discussion of the Deferred purchase price obligation - Anadarko.

Interest expense increased by $41.5 million for the year ended December 31, 2018, primarily due to (i) $46.3 million of interest incurred on the 4.500% Senior Notes due 2028 and 5.300% Senior Notes due 2048 that were issued in March 2018, (ii) $15.3 million of interest incurred on the 4.750% Senior Notes due 2028 and 5.500% Senior Notes due 2048 that were issued in August 2018 and (iii) $6.6 million of interest incurred on the APCWH Note Payable. These increases were partially offset by an increase in capitalized interest of $23.4 million, primarily due to continued construction and expansion at (i) the DJ Basin complex, including construction of the Latham processing plant beginning in 2018, (ii) the West Texas complex, including construction of the Mentone processing plant beginning in the fourth quarter of 2017 and (iii) the DBM oil system, including construction of the ROTFs which commenced operation in 2018.
Interest expense increased by $32.7 million for the year ended December 31, 2017, primarily due to (i) accretion revisions in 2016 recorded as reductions to interest expense for the Deferred purchase price obligation - Anadarko (see Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), (ii) $12.3 million of interest incurred on the 4.650% Senior Notes due 2026 issued in July 2016 and (iii) $8.7 million of interest incurred on the additional 5.450% Senior Notes due 2044 issued in October 2016. Capitalized interest decreased by $3.8 million for the year ended December 31, 2017, primarily due to (i) the completion of Trains IV and V in May 2016 and October 2016, respectively, at the DBM complex and (ii) the completion of COSF Trains I through V in June 2016 at the DJ Basin oil system, partially offset by the construction of Train VI beginning in the fourth quarter of 2016 and the purchase of long-lead items associated with the Mentone plant at the DBM complex.

Other Income (Expense), Net

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Other income (expense), net	$(4,955)	$1,299	NM	$479	171%

Other income (expense), net decreased by $6.3 million for the year ended December 31, 2018, primarily due to a non-cash loss of $8.0 million on interest-rate swaps entered into in December 2018. See Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for additional information.

Income Tax (Benefit) Expense

	Year Ended December 31,
thousands except percentages	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Income (loss) before income taxes	$695,460	$682,478	2%	$696,569	(2)%
Income tax (benefit) expense	58,934	(59,923)	(198)%	32,969	NM
Effective tax rate	8%	NM		5%

WES is not a taxable entity for U.S. federal income tax purposes. However, WES’s income apportionable to Texas is subject to Texas margin tax. For the years ended December 31, 2018 and 2016, the variance from the federal statutory rate was primarily due to federal and state taxes on pre-acquisition income attributable to the WES assets acquired from Anadarko, and WES’s share of Texas margin tax.
During the year ended December 31, 2017, AMA recognized a one-time deferred tax benefit of $87.3 million due to the impact of the U.S. Tax Cuts and Jobs Act signed into law on December 22, 2017. This was offset by federal and state taxes on pre-acquisition income attributable to the AMA assets acquired from Anadarko and WES’s share of Texas margin tax.
Income attributable to (i) the AMA assets prior to and including February 2019 and (ii) the Springfield system prior to and including February 2016, was subject to federal and state income tax. Income earned on the AMA assets and Springfield system for periods subsequent to February 2019 and February 2016, respectively, was only subject to Texas margin tax on income apportionable to Texas.

KEY PERFORMANCE METRICS

	Year Ended December 31,
thousands except percentages and per-unit amounts	2018	2017	Inc/ (Dec)	2016	Inc/ (Dec)
Adjusted gross margin for natural gas assets (1)	$1,472,827	$1,281,796	15%	$1,250,250	3%
Adjusted gross margin for crude oil, NGLs and produced water assets (2)	545,750	269,091	103%	232,326	16%
Adjusted gross margin (3)	2,018,577	1,550,887	30%	1,482,576	5%
Adjusted gross margin per Mcf for natural gas assets (4)	1.01	0.94	7%	0.83	13%
Adjusted gross margin per Bbl for crude oil, NGLs and produced water assets (5)	1.93	1.82	6%	1.71	6%
Adjusted EBITDA (3)	1,500,179	1,196,201	25%	1,140,343	5%
Distributable cash flow (3)	1,168,727	1,036,434	13%	947,236	9%

(1)
Adjusted gross margin for natural gas assets is calculated as total revenues and other for natural gas assets (less reimbursements for electricity-related expenses recorded as revenue), less cost of product for natural gas assets, plus distributions from WES’s equity investments, and excluding the noncontrolling interest owner’s proportionate share of revenue and cost of product. See the reconciliation of Adjusted gross margin for natural gas assets to its most comparable GAAP measure under How WES Evaluates Its Operations—Reconciliation of non-GAAP measures within this Item 7.

(2)
Adjusted gross margin for crude oil, NGLs and produced water assets is calculated as total revenues and other for crude oil, NGLs and produced water assets (less reimbursements for electricity-related expenses recorded as revenue), less cost of product for crude oil, NGLs and produced water assets, and plus distributions from WES’s equity investments. See the reconciliation of Adjusted gross margin for crude oil, NGLs and produced water assets to its most comparable GAAP measure under How WES Evaluates Its Operations—Reconciliation of non-GAAP measures within this Item 7.

(3)
For a reconciliation of Adjusted gross margin, Adjusted EBITDA and Distributable cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP, see How WES Evaluates Its Operations—Reconciliation of non-GAAP measures within this Item 7.

(4)	Average for period. Calculated as Adjusted gross margin for natural gas assets, divided by total throughput (MMcf/d) attributable to Western Gas Partners, LP for natural gas assets.

(5)	Average for period. Calculated as Adjusted gross margin for crude oil, NGLs and produced water assets, divided by total throughput (MBbls/d) for crude oil, NGLs and produced water assets.

Adjusted gross margin. Adjusted gross margin increased by $467.7 million for the year ended December 31, 2018, primarily due to (i) increased throughput at the West Texas complex and DBM oil system, (ii) a cost of service rate adjustment in the fourth quarter of 2018 and increased throughput at the DJ Basin oil system, (iii) increased throughput and a higher processing fee at the DJ Basin complex, (iv) the start-up of the DBM water systems beginning in the second quarter of 2017, (v) the acquisition of the interest in Whitethorn in June 2018, (vi) the Property Exchange in March 2017, and (vii) a cost of service rate adjustment at the Springfield system in the fourth quarter of 2018 (see Revenue from contracts with customers (Topic 606) under Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). These increases were partially offset by a decrease due to the shutdown of the Kitty Draw gathering system (part of the Hilight system) in 2018 (see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K).
Adjusted gross margin increased by $68.3 million for the year ended December 31, 2017, primarily due to (i) an increase in throughput at the DBM complex and DBM oil system, (ii) an increase in processed volumes at the DJ Basin complex, and (iii) the start-up of the DBM water systems beginning in the second quarter of 2017. These increases were partially offset by decreases from (i) the Property Exchange in March 2017, (ii) lower throughput at the Springfield and Marcellus Interest systems, (iii) the partial equity treatment of the above-market swap agreement at the MGR assets beginning January 1, 2017, and (iv) the sale of the Hugoton system in October 2016.
Adjusted gross margin per Mcf for natural gas assets increased by $0.07 for the year ended December 31, 2018, primarily due to (i) increased throughput at the West Texas complex, which has a higher-than-average margin as compared to WES’s other natural gas assets, (ii) the Property Exchange in March 2017, and (iii) a cost of service rate adjustment at the Springfield gas gathering system in the fourth quarter of 2018.
Adjusted gross margin per Mcf for natural gas assets increased by $0.11 for the year ended December 31, 2017, primarily due to (i) the Property Exchange in March 2017 and (ii) increased throughput at the DBM and DJ Basin complexes.

Adjusted gross margin per Bbl for crude oil, NGLs and produced water assets increased by $0.11 for the year ended December 31, 2018, primarily due to (i) a cost of service rate adjustment in the fourth quarter of 2018 and increased throughput at the DJ Basin oil system, (ii) increased throughput at the DBM oil system, (iii) the acquisition of the interest in Whitethorn in June 2018, (iv) higher distributions received from the TEFR Interests and the Mont Belvieu JV and (v) a cost of service rate adjustment at the Springfield oil gathering system in the fourth quarter of 2018. These increases were partially offset by increased throughput at the DBM water systems, which have lower margins per Bbl than WES’s other crude oil and NGLs assets.
Adjusted gross margin per Bbl for crude oil, NGLs and produced water assets increased by $0.11 for the year ended December 31, 2017, primarily due to (i) increased throughput at the DBM oil system, (ii) the start-up of the Saddlehorn pipeline in October 2016, and (iii) higher distributions received from TEP. These increases were partially offset by (i) lower throughput at the Springfield oil gathering system and (ii) the start-up of the DBM water systems beginning in the second quarter of 2017.

Adjusted EBITDA. Adjusted EBITDA increased by $304.0 million for the year ended December 31, 2018, primarily due to (i) a $538.9 million decrease in cost of product (net of lower of cost or market inventory adjustments) and (ii) a $68.2 million increase in distributions from equity investments. These amounts were partially offset by (i) a $135.2 million increase in operation and maintenance expenses, (ii) a $130.0 million decrease in total revenues and other, (iii) a $29.9 million decrease in business interruption proceeds, and (iv) a $10.0 million increase in general and administrative expenses excluding non-cash equity-based compensation expense.
Adjusted EBITDA increased by $55.9 million for the year ended December 31, 2017, primarily due to (i) a $488.3 million increase in total revenues and other, (ii) a $14.1 million increase in distributions from equity investments, and (iii) a $13.6 million increase in business interruption proceeds. These amounts were partially offset by (i) a $436.4 million increase in cost of product (net of lower of cost or market inventory adjustments), (ii) a $13.2 million increase in operation and maintenance expenses, (iii) a $7.5 million increase in property and other tax expense, and (iv) a $3.0 million increase in general and administrative expenses excluding non-cash equity-based compensation expense.

Distributable cash flow. Distributable cash flow increased by $132.3 million for the year ended December 31, 2018, primarily due to (i) a $304.0 million increase in Adjusted EBITDA and (ii) a $7.5 million decrease in WES Series A Preferred unit distributions. These amounts were partially offset by (i) a $65.0 million increase in net cash paid for interest expense, (ii) $62.5 million of customer billings less than the amount recognized as Service revenues – fee based, (iii) a $43.5 million increase in cash paid for maintenance capital expenditures, and (iv) a $6.9 million decrease in the above-market component of the swap agreements with Anadarko.
Distributable cash flow increased by $89.2 million for the year ended December 31, 2017, primarily due to (i) a $55.9 million increase in Adjusted EBITDA, (ii) a $38.3 million decrease in WES Series A Preferred unit distributions, (iii) a $12.7 million increase in the above-market component of the swap agreements with Anadarko, and (iv) a $3.7 million decrease in cash paid for maintenance capital expenditures. These amounts were partially offset by a $21.1 million increase in net cash paid for interest expense.

LIQUIDITY AND CAPITAL RESOURCES

WES’s primary cash requirements are for acquisitions and capital expenditures, debt service, customary operating expenses, quarterly distributions to its limited partners and to WES GP, and distributions to its noncontrolling interest owner. WES’s sources of liquidity as of December 31, 2018, included cash and cash equivalents, cash flows generated from operations, interest income on WES’s $260.0 million note receivable from Anadarko, available borrowing capacity under the WES RCF, and issuances of additional equity or debt securities. WES believes that cash flows generated from these sources will be sufficient to satisfy its short-term working capital requirements and long-term maintenance and expansion capital expenditure requirements. The amount of future distributions to unitholders will depend on its results of operations, financial condition, capital requirements and other factors and will be determined by WES GP’s Board of Directors on a quarterly basis. Due to WES’s cash distribution policy, WES expects to rely on external financing sources, including equity and debt issuances, to fund expansion capital expenditures and future acquisitions. However, to limit interest expense, WES may use operating cash flows to fund expansion capital expenditures or acquisitions, which could result in subsequent borrowings under the WES RCF to pay distributions or fund other short-term working capital requirements.

WES has made cash distributions to its unitholders each quarter since its IPO and has increased its quarterly distribution each quarter since the second quarter of 2009. The Board of Directors of WES GP declared a cash distribution to WES unitholders for the fourth quarter of 2018 of $0.980 per unit, or $234.8 million in aggregate, including incentive distributions, but excluding distributions on WES’s Class C units. The cash distribution was paid on February 13, 2019, to WES unitholders of record at the close of business on February 1, 2019. In connection with the closing of the DBM acquisition in November 2014, WES issued Class C units that will receive distributions in the form of additional Class C units until the earlier of (i) the consummation of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K) or (ii) March 1, 2020, unless WES elects to convert such units earlier or Anadarko extends the conversion date (see Note 5—Equity and Partners’ Capital in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). The Class C unit distribution, if paid in cash, would have been $14.1 million for the fourth quarter of 2018.
WES’s management continuously monitors its leverage position and coordinates its capital expenditure program, quarterly distributions and acquisition strategy with its expected cash flows and projected debt-repayment schedule. WES’s management will continue to evaluate funding alternatives, including additional borrowings and the issuance of debt or equity securities, to secure funds as needed or to refinance outstanding debt balances with longer term notes. To facilitate potential debt or equity securities offerings, WES has the ability to sell securities under its shelf registration statements. WES’s ability to generate cash flows is subject to a number of factors, some of which are beyond its control. Read Risk Factors under Part I, Item 1A of our 2018 Form 10-K.

Working capital. As of December 31, 2018, WES had a $270.2 million working capital deficit, which it defines as the amount by which current liabilities exceed current assets. Working capital is an indication of liquidity and potential need for short-term funding. Working capital requirements are driven by changes in accounts receivable and accounts payable and factors such as credit extended to, and the timing of collections from, WES’s customers, and the level and timing of its spending for maintenance and expansion activity. WES’s working capital deficit as of December 31, 2018, was primarily due to (i) the costs incurred related to continued construction and expansion at the West Texas and DJ Basin complexes, the DBM and DJ Basin oil systems and the DBM water systems and (ii) system shutdowns at the Kitty Draw gathering system (part of the Hilight system) and Third Creek gathering system (part of the DJ Basin complex). See Note 1—Summary of Significant Accounting Policies and Note 11—Components of Working Capital in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K. As of December 31, 2018, WES had $1.3 billion available for borrowing under the WES RCF. See Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Capital expenditures. WES’s business is capital intensive, requiring significant investment to maintain and improve existing facilities or develop new midstream infrastructure. WES categorizes capital expenditures as either of the following:

•
maintenance capital expenditures, which include those expenditures required to maintain the existing operating capacity and service capability of WES’s assets, such as to replace system components and equipment that have been subject to significant use over time, become obsolete or reached the end of their useful lives, to remain in compliance with regulatory or legal requirements or to complete additional well connections to maintain existing system throughput and related cash flows; or

•
expansion capital expenditures, which include expenditures to construct new midstream infrastructure and those expenditures incurred to extend the useful lives of WES’s assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput.

Capital expenditures in the consolidated statements of cash flows reflect capital expenditures on a cash basis, when payments are made. Capital incurred is presented on an accrual basis. WES’s capital expenditures as presented in the consolidated statements of cash flows and capital incurred were as follows:

	Year Ended December 31,
thousands	2018	2017	2016
Acquisitions	$162,112	$181,708	$716,465

Expansion capital expenditures	$1,827,730	$949,375	$467,005
Maintenance capital expenditures	120,865	77,557	80,981
Total capital expenditures (1) (2)	$1,948,595	$1,026,932	$547,986

Capital incurred (2) (3)	$1,910,508	$1,252,067	$550,895

(1)
Capital expenditures for the years ended December 31, 2017 and 2016, are presented net of $1.4 million and $6.1 million, respectively, of contributions in aid of construction costs from affiliates. Capital expenditures for the years ended December 31, 2018, 2017 and 2016, included $762.8 million, $353.3 million and $74.1 million, respectively, of pre-acquisition capital expenditures for AMA.

(2)	For the years ended December 31, 2018, 2017 and 2016, included $31.1 million, $9.1 million and $9.3 million, respectively, of capitalized interest.

(3)	Capital incurred for the years ended December 31, 2018, 2017 and 2016, included $733.1 million, $453.4 million and $59.5 million, respectively, of pre-acquisition capital incurred for AMA.

Acquisitions during 2018 included a 20% interest in Whitethorn, a 15% interest in Cactus II and equipment purchases from Anadarko. Acquisitions during 2017 included the Additional DBJV System Interest, the additional interest in Ranch Westex and equipment purchases from Anadarko. Acquisitions during 2016 included Springfield and equipment purchases from Anadarko. See Note 3—Acquisitions and Divestitures and Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.
Capital expenditures, excluding acquisitions, increased by $921.7 million for the year ended December 31, 2018. Expansion capital expenditures increased by $878.4 million (including a $22.0 million increase in capitalized interest) for the year ended December 31, 2018, primarily due to increases of (i) $271.7 million at the West Texas complex, $222.4 million at the DJ Basin complex and $182.4 million at the DBM oil system, primarily due to pipe, compression and processing projects, and (ii) $200.2 million at the DBM water systems due to produced-water gathering and disposal projects. Maintenance capital expenditures increased by $43.3 million for the year ended December 31, 2018, primarily due to increases at the DJ Basin and West Texas complexes and the DJ Basin oil system, which were partially offset by a decrease at the DBM oil system.
Capital expenditures, excluding acquisitions, increased by $478.9 million for the year ended December 31, 2017. Expansion capital expenditures increased by $482.4 million (including a $0.2 million decrease in capitalized interest) for the year ended December 31, 2017, primarily due to (i) increases of $187.2 million at the DBM oil system, $176.5 million at the DBJV system and $70.1 million at the DJ Basin complex, primarily due to pipe and compression projects, and (ii) an increase of $149.6 million due to the construction of the DBM water systems. These increases were partially offset by decreases of $77.5 million and $17.6 million at the DBM complex and the DJ Basin oil system, respectively. Maintenance capital expenditures decreased by $3.4 million for the year ended December 31, 2017, primarily due to the Property Exchange in March 2017 and decreases at the DBM complex due to repairs made in 2016 as a result of the incident in 2015. These decreases were partially offset by increases at the DBM oil system and the Hilight and Haley systems.
For the year ending December 31, 2019, WES estimates that its total capital expenditures will be between $1.3 billion to $1.4 billion (excluding acquisitions and including its 75% share of Chipeta’s capital expenditures, equity investments and the 30% interest in Red Bluff Express Pipeline, LLC WES closed on in January 2019) and its maintenance capital expenditures will be between $110 million to $120 million.

WES’s historical cash flow. The following table and discussion present a summary of WES’s net cash flows provided by (used in) operating activities, investing activities and financing activities:

	Year Ended December 31,
thousands	2018	2017	2016
Net cash provided by (used in):
Operating activities	$1,352,114	$1,046,798	$1,060,658
Investing activities	(2,210,813)	(1,133,324)	(1,229,874)
Financing activities	870,333	(192,585)	429,108
Net increase (decrease) in cash and cash equivalents	$11,634	$(279,111)	$259,892

Operating Activities. Net cash provided by operating activities increased for the year ended December 31, 2018, primarily due to the impact of changes in working capital items and increases in distributions from equity investments. Net cash provided by operating activities decreased for the year ended December 31, 2017, primarily due to the impact of changes in working capital items. Refer to Operating Results within this Item 7 for a discussion of WES’s results of operations as compared to the prior periods.

Investing Activities. Net cash used in investing activities for the year ended December 31, 2018, included the following:

•	$1.9 billion of capital expenditures, primarily related to construction and expansion at the DBM oil and DBM water systems and the West Texas and DJ Basin complexes;

•	$161.9 million of cash paid for the acquisitions of the interests in Whitethorn and Cactus II;

•	$133.6 million of capital contributions primarily paid to Cactus II, the TEFR Interests, Whitethorn and White Cliffs for construction activities; and

•	$29.6 million of distributions received from equity investments in excess of cumulative earnings.

Net cash used in investing activities for the year ended December 31, 2017, included the following:

•
$1.0 billion of capital expenditures, net of $1.4 million of contributions in aid of construction costs from affiliates, primarily related to construction and expansion at the DBJV system, DBM complex, DBM oil system and DJ Basin complex and the construction of the DBM water systems;

•	$155.3 million of cash consideration paid as part of the Property Exchange;

•	$31.7 million of distributions received from equity investments in excess of cumulative earnings;

•	$23.3 million of net proceeds from the sale of the Helper and Clawson systems in Utah;

•	$23.0 million of proceeds from property insurance claims attributable to the incident at the DBM complex in 2015;

•	$22.5 million of cash paid for the acquisition of the additional interest in Ranch Westex; and

•	$3.9 million of cash paid for equipment purchases from Anadarko.

Net cash used in investing activities for the year ended December 31, 2016, included the following:

•	$712.5 million of cash paid for the acquisition of Springfield;

•
$548.0 million of capital expenditures, net of $6.1 million of contributions in aid of construction costs from affiliates, primarily related to plant construction and expansion at the DBM and DJ Basin complexes and the DBJV system;

•	$58.7 million of capital contributions primarily paid to Saddlehorn and Panola for construction activities;

•	$45.1 million of net proceeds from the sale of the Hugoton system in Southwest Kansas and Oklahoma;

•	$29.7 million of distributions received from equity investments in excess of cumulative earnings;

•	$17.5 million of proceeds from property insurance claims attributable to the incident at the DBM complex in 2015; and

•	$4.0 million of cash paid for equipment purchases from Anadarko.

Financing Activities. Net cash provided by financing activities for the year ended December 31, 2018, included the following:

•
$1.08 billion of net proceeds from WES’s offering of the 4.500% Senior Notes due 2028 and 5.300% Senior Notes due 2048 in March 2018, after underwriting and original issue discounts and offering costs, which were used to repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures;

•	$893.6 million of distributions paid to WES unitholders;

•
$738.1 million of net proceeds from WES’s offering of the 4.750% Senior Notes due 2028 and 5.500% Senior Notes due 2048 in August 2018, after underwriting and original issue discounts and offering costs, which were used to repay the maturing 2.600% Senior Notes due August 2018, repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures;

•	$690.0 million of repayments of outstanding borrowings under the WES RCF;

•	$534.2 million of borrowings under the WES RCF, net of extension and amendment costs, which were used for WES’s general partnership purposes, including to fund capital expenditures;

•	$350.0 million of principal repayment on WES’s maturing 2.600% Senior Notes due August 2018;

•	$321.8 million in borrowings under the APCWH Note Payable, which were used to fund the construction of the DBM water systems;

•	$97.8 million of net contributions from Anadarko representing pre-acquisition intercompany transactions attributable to the acquisition of AMA;

•	$51.6 million of capital contributions from Anadarko related to the above-market component of swap agreements;

•	$13.5 million of distributions paid to the noncontrolling interest owner of Chipeta; and

•	$3.4 million of issuance costs incurred in connection with the WES 364-day Facility.

Net cash used in financing activities for the year ended December 31, 2017, included the following:

•	$801.3 million of distributions paid to WES unitholders;

•	$370.0 million of borrowings under the WES RCF, which were used for WES’s general partnership purposes, including funding of capital expenditures;

•	$125.6 million of net contributions from Anadarko representing pre-acquisition intercompany transactions attributable to the acquisition of AMA;

•	$98.8 million in borrowings under the APCWH Note Payable, which were used to fund the construction of the DBM water systems;

•	$58.6 million of capital contributions from Anadarko related to the above-market component of swap agreements;

•	$37.3 million of cash paid to Anadarko for the settlement of the Deferred purchase price obligation - Anadarko; and

•	$13.6 million of distributions paid to the noncontrolling interest owner of Chipeta.

Net cash provided by financing activities for the year ended December 31, 2016, included the following:

•	$900.0 million of repayments of outstanding borrowings under the WES RCF;

•	$671.9 million of distributions paid to WES unitholders;

•
$599.3 million of borrowings under the WES RCF, net of extension costs, which were used to fund a portion of the Springfield acquisition and for general partnership purposes, including funding capital expenditures;

•
$494.6 million of net proceeds from WES’s offering of the 4.650% Senior Notes due 2026 in July 2016, after underwriting and original issue discounts and offering costs, all of which was used to repay a portion of the outstanding borrowings under the WES RCF;

•	$440.0 million of net proceeds from the issuance of 14,030,611 WES Series A Preferred units in March 2016, all of which was used to fund a portion of the acquisition of Springfield;

•
$246.9 million of net proceeds from the issuance of 7,892,220 WES Series A Preferred units in April 2016, all of which was used to pay down amounts borrowed under the WES RCF in connection with the acquisition of Springfield;

•
$203.3 million of net proceeds from WES’s offering of the additional 5.450% Senior Notes due 2044 in October 2016, after underwriting discounts and original issue premium and offering costs, all of which was used to repay amounts then outstanding under the WES RCF and for WES’s general partnership purposes, including capital expenditures;

•	$45.8 million of capital contributions from Anadarko related to the above-market component of swap agreements;

•	$42.2 million of net distributions paid to Anadarko representing pre-acquisition intercompany transactions attributable to the acquisitions of Springfield and AMA;

•	$25.0 million of net proceeds from the sale of WES common units to WGP, all of which was used to fund a portion of the acquisition of Springfield; and

•	$13.8 million of distributions paid to the noncontrolling interest owner of Chipeta.

Debt and credit facilities. As of December 31, 2018, the carrying value of WES’s outstanding debt was $5.2 billion. See Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

WES Senior Notes. In August 2018, the 4.750% Senior Notes due 2028 and 5.500% Senior Notes due 2048 were offered to the public at prices of 99.818% and 98.912%, respectively, of the face amount. Including the effects of the issuance and underwriting discounts, the effective interest rates of the senior notes are 4.885% and 5.652%, respectively. Interest is paid on each such series semi-annually on February 15 and August 15 of each year, beginning February 15, 2019. The net proceeds were used to repay the maturing 2.600% Senior Notes due August 2018, repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures.
In March 2018, the 4.500% Senior Notes due 2028 and 5.300% Senior Notes due 2048 were offered to the public at prices of 99.435% and 99.169%, respectively, of the face amount. Including the effects of the issuance and underwriting discounts, the effective interest rates of the senior notes are 4.682% and 5.431%, respectively. Interest is paid on each such series semi-annually on March 1 and September 1 of each year, beginning September 1, 2018. The net proceeds were used to repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures.
At December 31, 2018, WES was in compliance with all covenants under the indentures governing its outstanding notes.

WES RCF. In February 2018, WES entered into the five-year $1.5 billion WES RCF by amending and restating the $1.2 billion credit facility that was originally entered into in February 2014. The WES RCF is expandable to a maximum of $2.0 billion, matures in February 2023, with options to extend maturity by up to two additional one year increments, and bears interest at LIBOR, plus applicable margins ranging from 1.00% to 1.50%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) LIBOR plus 1.00%, in each case plus applicable margins currently ranging from zero to 0.50%, based upon WES’s senior unsecured debt rating. WES is required to pay a quarterly facility fee ranging from 0.125% to 0.250% of the commitment amount (whether used or unused), also based upon its senior unsecured debt rating.
The WES RCF contains certain covenants that limit, among other things, WES’s ability, and that of certain of its subsidiaries, to incur additional indebtedness, grant certain liens, merge, consolidate or allow any material change in the character of its business, enter into certain affiliate transactions and use proceeds other than for partnership purposes. The WES RCF also contains various customary covenants, customary events of default and a maximum consolidated leverage ratio as of the end of each fiscal quarter (which is defined as the ratio of consolidated indebtedness as of the last day of a fiscal quarter to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization for the most recent four consecutive fiscal quarters ending on such day) of 5.0 to 1.0, or a consolidated leverage ratio of 5.5 to 1.0 with respect to quarters ending in the 270-day period immediately following certain acquisitions.
As of December 31, 2018, WES had $220.0 million in outstanding borrowings and $4.6 million in outstanding letters of credit, resulting in $1.3 billion available for borrowing under the WES RCF. At December 31, 2018, the interest rate on the WES RCF was 3.74% and the facility fee rate was 0.20%. At December 31, 2018, WES was in compliance with all covenants under the WES RCF.
In December 2018, WES entered into an amendment to the WES RCF for (i) subject to the consummation of the Merger (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K), an increase to the size of the WES RCF to $2.0 billion, while leaving the $0.5 billion accordion feature of the WES RCF unexercised, and (ii) effective on February 15, 2019, the exercise of one of WES’s one-year extension options to extend the maturity date of the WES RCF to February 2024.
All of WES’s notes and obligations under the WES RCF are recourse to WES GP. WES GP is indemnified by wholly owned subsidiaries of Anadarko against any claims made against WES GP for WES’s long-term debt and/or borrowings under the WES RCF.

WES 364-day Facility. In December 2018, WES entered into the $2.0 billion 364-day Facility, the proceeds of which will be used to fund substantially all of the cash portion of the consideration under the Merger Agreement and the payment of related transaction costs (see Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K). The WES 364-day Facility will mature on the day prior to the one-year anniversary of the completion of the Merger, and will bear interest at LIBOR, plus applicable margins ranging from 1.000% to 1.625%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) LIBOR plus 1.00%, in each case as defined in the WES 364-day Facility and plus applicable margins currently ranging from zero to 0.625%, based upon WES’s senior unsecured debt rating. WES is also required to pay a ticking fee of 0.175% on the commitment amount beginning 90 days after the effective date of the credit agreement through the date of funding under the WES 364-day Facility.
Funding of the WES 364-day Facility is conditioned upon the consummation of the Merger and net cash proceeds received from future asset sales and debt or equity offerings by WES must be used to repay amounts outstanding under the facility. The WES 364-day Facility contains covenants and customary events of default that are substantially similar to those contained in the WES RCF.

APCWH Note Payable. In June 2017, in connection with funding the construction of the APC water systems, which were acquired as part of the AMA acquisition, APCWH entered into an eight-year note payable agreement with Anadarko (the “APCWH Note Payable”). This note payable has a maximum borrowing limit of $500 million, and accrues interest, which is payable upon maturity, at the applicable mid-term federal rate based on a quarterly compounding basis as determined by the U.S. Secretary of the Treasury.
As of December 31, 2018, WES had $427.5 million in outstanding borrowings under the APCWH Note Payable and the interest rate on outstanding borrowings was 3.04%. At December 31, 2018, we were in compliance with all covenants under this agreement.

Interest-rate swaps. In December 2018, WES entered into interest-rate swap agreements with an aggregate notional amount of $750.0 million to manage interest rate risk associated with anticipated 2019 debt issuances. Pursuant to these swap agreements, WES exchanged a floating interest rate indexed to the three-month LIBOR for a fixed interest rate. Depending on market conditions, liability management actions or other factors, WES may settle or amend certain or all of the currently outstanding interest-rate swaps.
WES does not apply hedge accounting and, therefore, gains and losses associated with the interest-rate swaps are recognized currently in earnings. For the year ended December 31, 2018, WES recognized a non-cash loss of $8.0 million, which is included in Other income (expense), net in the consolidated statements of operations. The fair value of the interest-rate swaps as of December 31, 2018, was an $8.0 million liability, which is reported in Accrued liabilities on the consolidated balance sheets. See Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for additional information.

DBJV acquisition - Deferred purchase price obligation - Anadarko. Prior to WES’s agreement with Anadarko to settle its deferred purchase price obligation early, the consideration that would have been paid by WES for the March 2015 acquisition of DBJV from Anadarko consisted of a cash payment to Anadarko due on March 31, 2020. In May 2017, WES reached an agreement with Anadarko to settle this obligation with a cash payment to Anadarko of $37.3 million, which was equal to the estimated net present value of the obligation at March 31, 2017.

Securities. WES may issue an indeterminate amount of common units and various debt securities under its effective shelf registration statement on file with the SEC. WES may also issue common units under the $500.0 million COP, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of offering. As of December 31, 2018, WES had issued no common units under the registration statement associated with the $500.0 million COP. Upon the consummation of the Merger, WES will terminate the registration statement relating to the $500.0 million COP and, therefore, WES common units will no longer be available for issuance thereunder. See Note 15—Subsequent Events in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Credit risk. As stated above, our assets consist solely of ownership interests in WES. Accordingly, we are dependent upon WES’s ability to pay cash distributions to us. WES bears credit risk through its exposure to non-payment or non-performance by its counterparties, including Anadarko, financial institutions, customers and other parties. Generally, non-payment or non-performance results from a customer’s inability to satisfy payables to WES for services rendered or volumes owed pursuant to gas imbalance agreements. WES examines and monitors the creditworthiness of third-party customers and may establish credit limits for third-party customers. A substantial portion of WES’s throughput, however, comes from producers, including Anadarko, that have investment-grade ratings.
WES does not, however, maintain a credit limit with respect to Anadarko. Consequently, WES is subject to the risk of non-payment or late payment by Anadarko for gathering, processing, transportation and disposal fees and for proceeds from the sale of residue, NGLs and condensate to Anadarko.
WES expects its exposure to concentrated risk of non-payment or non-performance to continue for as long as it remains substantially dependent on Anadarko for its revenues. Additionally, WES is exposed to credit risk on the note receivable from Anadarko. WES is also party to agreements with Anadarko under which Anadarko is required to indemnify WES for certain environmental claims, losses arising from rights-of-way claims, failures to obtain required consents or governmental permits and income taxes with respect to the assets acquired from Anadarko. See Note 6—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.
WES’s ability to make distributions to its unitholders may be adversely impacted if Anadarko becomes unable to perform under the terms of its gathering, processing, transportation and disposal agreements, WES’s natural gas and NGLs purchase agreements, Anadarko’s note payable to WES, the WES omnibus agreement, the services and secondment agreement, or the contribution agreements.

CONTRACTUAL OBLIGATIONS

The following is a summary of WES’s contractual cash obligations as of December 31, 2018. The table below excludes amounts classified as current liabilities on the consolidated balance sheets, other than the current portions of the categories listed within the table. It is expected that the majority of the excluded current liabilities will be paid in cash in 2019.

	Obligations by Period
thousands	2019	2020	2021	2022	2023	Thereafter	Total
Long-term debt
Principal	$—	$—	$500,000	$670,000	$220,000	$3,870,593	$5,260,593
Interest	231,068	231,068	214,420	204,019	170,079	2,310,717	3,361,371
Asset retirement obligations	25,938	28,111	6,297	—	—	265,616	325,962
Capital expenditures	85,346	—	—	—	—	—	85,346
Credit facility fees	3,100	3,100	3,100	3,100	396	—	12,796
Environmental obligations	863	292	291	109	110	—	1,665
Operating leases	8,711	2,236	460	467	473	1,547	13,894
Total	$355,026	$264,807	$724,568	$877,695	$391,058	$6,448,473	$9,061,627

Asset retirement obligations. When assets are acquired or constructed, the initial estimated asset retirement obligation is recognized in an amount equal to the net present value of the settlement obligation, with an associated increase in properties and equipment. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, asset retirement costs and the estimated timing of settlement. For additional information, see Note 12—Asset Retirement Obligations in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Capital expenditures. Included in this amount are capital obligations related to WES expansion projects. WES has other planned capital and investment projects that are discretionary in nature, with no substantial contractual obligations made in advance of the actual expenditures. See Note 14—Commitments and Contingencies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Credit facility fees. For additional information on credit facility fees required under the WES RCF, see Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Environmental obligations. WGP, through its partnership interests in WES, is subject to various environmental remediation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. WES regularly monitors the remediation and reclamation process and the liabilities recorded and believes that the amounts reflected in its recorded environmental obligations are adequate to fund remedial actions to comply with present laws and regulations. For additional information on environmental obligations, see Note 14—Commitments and Contingencies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Operating leases. Anadarko, on WES’s behalf, has entered into lease arrangements for corporate offices, shared field offices and equipment supporting WES’s operations, for which it charges WES rent. The amounts above represent existing contractual operating lease obligations that may be assigned or otherwise charged to WES pursuant to the reimbursement provisions of the WES omnibus agreement. See Note 14—Commitments and Contingencies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

For additional information on contracts, obligations and arrangements we and WES enter into from time to time, see Note 6—Transactions with Affiliates and Note 14—Commitments and Contingencies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

CRITICAL ACCOUNTING ESTIMATES

The preparation of consolidated financial statements in accordance with GAAP requires management to make informed judgments and estimates that affect the amounts of assets and liabilities as of the date of the financial statements and affect the amounts of revenues and expenses recognized during the periods reported. On an ongoing basis, management reviews its estimates, including those related to the determination of property, plant and equipment, asset retirement obligations, litigation, environmental liabilities, income taxes, revenues and fair values. On an annual basis, as determined by the specific agreement, management reviews and updates certain gathering rates that are based on cost of service agreements. These cost of service gathering rates are calculated using a contractually specified rate of return and estimates including long-term assumptions for capital invested, receipt volumes, and operating and maintenance expenses, among others. See Contract balances in Note 2—Revenue from Contracts with Customers in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K. Although these estimates are based on management’s best available knowledge of current and expected future events, changes in facts and circumstances or discovery of new information may result in revised estimates, and actual results may differ from these estimates. WES’s management considers the following to be its most critical accounting estimates that involve judgment and discusses the selection and development of these estimates with WES GP’s Audit Committee. For additional information concerning accounting policies, see Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Impairments of tangible assets. Property, plant and equipment are generally stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. Because acquisitions of assets from Anadarko are transfers of net assets between entities under common control, the WES assets acquired by WES from Anadarko are initially recorded at Anadarko’s historic carrying value. Assets acquired in a business combination or non-monetary exchange with a third party are initially recorded at fair value. Property, plant and equipment balances are evaluated for potential impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable from expected undiscounted cash flows from the use and eventual disposition of an asset. If the carrying amount of the asset is not expected to be recoverable from future undiscounted cash flows, an impairment may be recognized. Any impairment is measured as the excess of the carrying amount of the asset over its estimated fair value.
In assessing long-lived assets for impairments, WES’s management evaluates changes in its business and economic conditions and their implications for recoverability of the assets’ carrying amounts. Since a significant portion of WES’s revenues arises from gathering, processing and transporting production from Anadarko-operated properties, significant downward revisions in reserve estimates or changes in future development plans by Anadarko, to the extent they affect WES’s operations, may necessitate assessment of the carrying amount of its affected assets for recoverability. Such assessment requires application of judgment regarding the use and ultimate disposition of the asset, long-range revenue and expense estimates, global and regional economic conditions, including commodity prices and drilling activity by WES’s customers, as well as other factors affecting estimated future net cash flows. The measure of impairments to be recognized, if any, depends upon management’s estimate of the asset’s fair value, which may be determined based on the estimates of future net cash flows or values at which similar assets were transferred in the market in recent transactions, if such data is available. See Note 8—Property, Plant and Equipment in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K for a description of impairments recorded during the years ended December 31, 2018, 2017 and 2016.

Fair value. Among other things, management estimates fair value (i) of long-lived assets for impairment testing, (ii) of reporting units for goodwill impairment testing when necessary, (iii) of assets and liabilities acquired in a business combination or exchanged in non-monetary transactions, (iv) for the initial measurement of asset retirement obligations, (v) for the initial measurement of environmental obligations assumed in a third-party acquisition and (vi) of interest-rate swaps. When WES’s management is required to measure fair value and there is not a market-observable price for the asset or liability or a similar asset or liability, management utilizes the cost, income, or market multiples valuation approach depending on the quality of information available to support management’s assumptions. The cost approach is based on management’s best estimate of the current asset replacement cost. The income approach uses management’s best assumptions regarding expectations of projected cash flows, and discounts the expected cash flows using a commensurate risk adjusted discount rate. Such evaluations involve a significant amount of judgment, since the results are based on expected future events or conditions, such as sales prices, estimates of future throughput, capital and operating costs and the timing thereof, economic and regulatory climates and other factors. A multiples approach uses management’s best assumptions regarding expectations of projected EBITDA and the multiple of that EBITDA that a buyer would pay to acquire an asset. Management’s estimates of future net cash flows and EBITDA are inherently imprecise because they reflect management’s expectation of future conditions that are often outside of management’s control. However, assumptions used reflect a market participant’s view of long-term prices, costs and other factors, and are consistent with assumptions used in WES’s business plans and investment decisions. See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements. WES does not have any off-balance sheet arrangements other than operating leases and standby letters of credit. The information pertaining to operating leases and WES’s standby letters of credit required for this item is provided under Note 14—Commitments and Contingencies and Note 13—Debt and Interest Expense, respectively, included in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

RECENT ACCOUNTING DEVELOPMENTS

See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

Commodity price risk. Certain of WES’s processing services are provided under percent-of-proceeds and keep-whole agreements in which Anadarko is typically responsible for the marketing of the natural gas, condensate and NGLs. Under percent-of-proceeds agreements, WES receives a specified percentage of the net proceeds from the sale of residue and/or NGLs. Under keep-whole agreements, WES keeps 100% of the NGLs produced and the processed natural gas, or value of the natural gas, is returned to the producer, and because some of the gas is used and removed during processing, WES compensates the producer for the amount of gas used and removed in processing by supplying additional gas or by paying an agreed-upon value for the gas used.
For the year ended December 31, 2018, 89% of WES’s wellhead natural gas volumes (excluding equity investments) and 100% of WES’s crude oil and produced water throughput (excluding equity investments) were attributable to fee-based contracts. A 10% increase or decrease in commodity prices would not have a material impact on WES’s operating income (loss), financial condition or cash flows for the next twelve months, excluding the effect of imbalances described below.
We bear a limited degree of commodity price risk through our investment in WES with respect to settlement of WES’s natural gas imbalances that arise from differences in gas volumes received into WES’s systems and gas volumes delivered by WES to customers, as well as instances where WES’s actual liquids recovery or fuel usage varies from the contractually stipulated amounts. Natural gas volumes owed to or by WES that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates, and generally reflect market index prices. Other natural gas volumes owed to or by WES are valued at WES’s weighted-average cost of natural gas as of the balance sheet dates and are settled in-kind. WES’s exposure to the impact of changes in commodity prices on outstanding imbalances depends on the timing of settlement of the imbalances.

Interest rate risk. The FOMC raised its target range for the federal funds rate three separate times during 2017 and four times during 2018. These increases, and any future increases, in the federal funds rate will ultimately result in an increase in financing costs. As of December 31, 2018, WGP had $28.0 million in outstanding borrowings under the WGP RCF and WES had $220.0 million in outstanding borrowings under the WES RCF. The WGP RCF and WES RCF each bear interest at a rate based on LIBOR or an alternative base rate at WGP’s or WES’s option, respectively. While a 10% change in the applicable benchmark interest rate would not materially impact interest expense on outstanding borrowings under the WES RCF and WGP RCF, it would impact the fair value of the Senior Notes at December 31, 2018.
In December 2018, WES entered into interest-rate swap agreements to manage interest rate risk associated with anticipated 2019 debt issuances. At December 31, 2018, WES had a net derivative liability position of $8.0 million related to interest-rate swaps. A 10% increase or decrease in the LIBOR interest rate curve would change the aggregate fair value of outstanding interest-rate swap agreements by $23.2 million. However, any change in the interest rate derivative gain or loss could be substantially offset by changes in actual borrowing costs associated with anticipated 2019 debt issuances. See Note 13—Debt and Interest Expense in the Notes to Consolidated Financial Statements under Part II, Item 8 of Exhibit 99.1 to this Current Report on Form 8-K.
Additional variable-rate debt may be incurred in the future, either under the WES RCF, the WES 364-day Facility, the WGP RCF or other financing sources, including commercial bank borrowings or debt issuances.

Item 8.  Financial Statements and Supplementary Data

On February 28, 2019, in connection with the closing of the Merger (see Note 15—Subsequent Events), (i) Western Gas Partners, LP changed its name to Western Midstream Operating, LP and (ii) Western Gas Equity Partners, LP changed its name to Western Midstream Partners, LP. Item 8 of Exhibit 99.1 of this Current Report on Form 8-K, will refer to the reporting entities by their names as of the original filing date of the Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on February 20, 2019.

WESTERN GAS EQUITY PARTNERS, LP

WESTERN GAS EQUITY PARTNERS, LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Western Midstream Holdings, LLC (as general partner of Western Midstream Partners, LP) and Unitholders of Western Midstream Partners, LP:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Western Gas Equity Partners, LP and subsidiaries (the Partnership) as of December 31, 2018 and 2017, the related consolidated statements of operations, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Partnership has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification Topic 606 Revenue from Contracts with Customers.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Partnership’s auditor since 2012.
Houston, Texas
May 17, 2019

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
thousands except per-unit amounts	2018 (1)	2017 (1)	2016 (1)
Revenues and other – affiliates
Service revenues – fee based	$1,070,066	$769,305	$853,837
Service revenues – product based	3,339	—	—
Product sales	280,306	753,724	505,081
Other	—	16,076	—
Total revenues and other – affiliates	1,353,711	1,539,105	1,358,918
Revenues and other – third parties
Service revenues – fee based	835,662	588,571	484,093
Service revenues – product based	85,446	—	—
Product sales	22,714	297,486	94,168
Other	2,125	4,452	4,151
Total revenues and other – third parties	945,947	890,509	582,412
Total revenues and other	2,299,658	2,429,614	1,941,330
Equity income, net – affiliates	195,469	115,141	101,692
Operating expenses
Cost of product (2)	415,505	953,792	517,371
Operation and maintenance (2)	480,861	345,617	332,405
General and administrative (2)	67,195	53,949	52,358
Property and other taxes	51,848	53,147	45,654
Depreciation and amortization	389,164	318,771	295,959
Impairments	230,584	180,051	17,822
Total operating expenses	1,635,157	1,905,327	1,261,569
Gain (loss) on divestiture and other, net (3)	1,312	132,388	(14,641)
Proceeds from business interruption insurance claims	—	29,882	16,270
Operating income (loss)	861,282	801,698	783,082
Interest income – affiliates	16,900	16,900	16,900
Interest expense (4)	(183,831)	(142,520)	(109,272)
Other income (expense), net	(4,763)	1,384	545
Income (loss) before income taxes	689,588	677,462	691,255
Income tax expense (benefit)	58,934	(59,923)	32,969
Net income (loss)	630,654	737,385	658,286
Net income (loss) attributable to noncontrolling interests	79,083	196,595	251,208
Net income (loss) attributable to Western Gas Equity Partners, LP	$551,571	$540,790	$407,078
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Gas Equity Partners, LP	$551,571	$540,790	$407,078
Pre-acquisition net (income) loss allocated to Anadarko	(182,142)	(164,183)	(72,632)
Limited partners’ interest in net income (loss)	369,429	376,607	334,446
Net income (loss) per common unit – basic and diluted	$1.69	$1.72	$1.53
Weighted-average common units outstanding – basic and diluted	218,936	218,931	218,922

(1)	Financial information has been recast to include the financial position and results attributable to AMA. See Note 1 and Note 3.

(2)
Cost of product includes product purchases from affiliates (as defined in Note 1) of $168.5 million, $74.6 million and $76.0 million for the years ended December 31, 2018, 2017 and 2016, respectively. Operation and maintenance includes charges from affiliates of $115.9 million, $82.2 million and $82.1 million for the years ended December 31, 2018, 2017 and 2016, respectively. General and administrative includes charges from affiliates of $49.7 million, $43.2 million and $42.0 million for the years ended December 31, 2018, 2017 and 2016, respectively. See Note 6.

(3)	Includes losses related to an incident at the DBM complex for the year ended December 31, 2017. See Note 1.

(4)	Includes affiliate (as defined in Note 1) amounts of $(6.7) million, $(0.2) million and $7.7 million for the years ended December 31, 2018, 2017 and 2016, respectively. See Note 3 and Note 13.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED BALANCE SHEETS

	December 31,
thousands except number of units	2018 (1)	2017 (1)
ASSETS
Current assets
Cash and cash equivalents	$92,142	$79,588
Accounts receivable, net (2)	221,164	160,717
Other current assets (3)	27,056	15,976
Total current assets	340,362	256,281
Note receivable – Anadarko	260,000	260,000
Property, plant and equipment
Cost	11,258,773	8,979,618
Less accumulated depreciation	2,848,420	2,213,718
Net property, plant and equipment	8,410,353	6,765,900
Goodwill	445,800	445,800
Other intangible assets	841,408	872,187
Equity investments	1,092,088	817,352
Other assets (4)	67,194	12,570
Total assets	$11,457,205	$9,430,090
LIABILITIES, EQUITY AND PARTNERS’ CAPITAL
Current liabilities
Accounts and imbalance payables	$443,343	$466,838
Short-term debt	28,000	—
Accrued ad valorem taxes	36,986	33,136
Accrued liabilities (5)	129,148	47,992
Total current liabilities	637,477	547,966
Long-term liabilities
Long-term debt	4,787,381	3,492,712
APCWH Note Payable (6)	427,493	98,966
Deferred income taxes	280,017	139,635
Asset retirement obligations	300,024	152,267
Other liabilities (7)	132,130	3,494
Total long-term liabilities	5,927,045	3,887,074
Total liabilities	6,564,522	4,435,040
Equity and partners’ capital
Common units (218,937,797 and 218,933,141 units issued and outstanding at December 31, 2018 and 2017, respectively)	951,888	1,061,125
Net investment by Anadarko	1,388,018	1,050,171
Total partners’ capital	2,339,906	2,111,296
Noncontrolling interests	2,552,777	2,883,754
Total equity and partners’ capital	4,892,683	4,995,050
Total liabilities, equity and partners’ capital	$11,457,205	$9,430,090

(1)	Financial information has been recast to include the financial position and results attributable to AMA. See Note 1 and Note 3.

(2)	Accounts receivable, net includes amounts receivable from affiliates (as defined in Note 1) of $72.6 million and $36.1 million as of December 31, 2018 and 2017, respectively.

(3)	Other current assets includes affiliate amounts of $3.7 million and zero as of December 31, 2018 and 2017, respectively.

(4)	Other assets includes affiliate amounts of $42.2 million and zero as of December 31, 2018 and 2017, respectively.

(5)	Accrued liabilities includes affiliate amounts of $2.2 million and $0.2 million as of December 31, 2018 and 2017, respectively.

(6)	See Note 6 and Note 15.

(7)	Other liabilities includes affiliate amounts of $47.8 million and $0.7 million as of December 31, 2018 and 2017, respectively.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED STATEMENTS OF EQUITY AND PARTNERS’ CAPITAL

	Partners’ Capital
thousands	Net Investment by Anadarko	Common Units	Noncontrolling Interests	Total
Balance at December 31, 2015 (1)	$1,155,956	$1,060,842	$2,428,658	$4,645,456
Net income (loss)	72,632	334,446	251,208	658,286
Above-market component of swap agreements with Anadarko (2)	—	45,820	—	45,820
WES equity transactions, net (3)	—	(4,180)	4,180	—
WES issuance of Series A Preferred units, net of offering expenses	—	—	686,937	686,937
Distributions to Chipeta noncontrolling interest owner	—	—	(13,784)	(13,784)
Distributions to noncontrolling interest owners of WES	—	—	(294,841)	(294,841)
Distributions to WGP unitholders	—	(374,082)	—	(374,082)
Acquisitions from affiliates	(553,833)	(158,667)	—	(712,500)
Revision to Deferred purchase price obligation – Anadarko (4)	—	139,487	—	139,487
Contributions of equity-based compensation to WES by Anadarko	—	4,170	—	4,170
Net pre-acquisition contributions from (distributions to) Anadarko	(42,224)	—	—	(42,224)
Net contributions from (distributions to) Anadarko of other assets	130	(581)	—	(451)
Elimination of net deferred tax liabilities	129,229	—	—	129,229
Other	—	888	265	1,153
Balance at December 31, 2016 (1)	$761,890	$1,048,143	$3,062,623	$4,872,656
Net income (loss)	164,183	376,607	196,595	737,385
Above-market component of swap agreements with Anadarko (2)	—	58,551	—	58,551
WES equity transactions, net (3)	—	6,615	(6,798)	(183)
Distributions to Chipeta noncontrolling interest owner	—	—	(13,569)	(13,569)
Distributions to noncontrolling interest owners of WES	—	—	(355,623)	(355,623)
Distributions to WGP unitholders	—	(441,967)	—	(441,967)
Acquisitions from affiliates	(1,263)	1,263	—	—
Revision to Deferred purchase price obligation – Anadarko (4)	—	4,165	—	4,165
Contributions of equity-based compensation to WES by Anadarko	—	4,587	—	4,587
Net pre-acquisition contributions from (distributions to) Anadarko	126,866	—	—	126,866
Net contributions from (distributions to) Anadarko of other assets	—	3,189	—	3,189
Elimination of net deferred tax liabilities	(1,505)	—	—	(1,505)
Other	—	(28)	526	498
Balance at December 31, 2017 (1)	$1,050,171	$1,061,125	$2,883,754	$4,995,050
Cumulative effect of accounting change (5)	629	(14,200)	(30,179)	(43,750)
Net income (loss)	182,142	369,429	79,083	630,654
Above-market component of swap agreements with Anadarko (2)	—	51,618	—	51,618
WES equity transactions, net (3)	—	(19,577)	19,577	—
Distributions to Chipeta noncontrolling interest owner	—	—	(13,529)	(13,529)
Distributions to noncontrolling interest owners of WES	—	—	(386,326)	(386,326)
Distributions to WGP unitholders	—	(502,457)	—	(502,457)
Contributions of equity-based compensation to WES by Anadarko	—	5,741	—	5,741
Net pre-acquisition contributions from (distributions to) Anadarko	97,755	—	—	97,755
Net contributions from (distributions to) Anadarko of other assets	58,835	—	—	58,835
Elimination of net deferred tax liabilities	(1,514)	—	—	(1,514)
Other	—	209	397	606
Balance at December 31, 2018 (1)	$1,388,018	$951,888	$2,552,777	$4,892,683

(1)	Financial information has been recast to include the financial position and results attributable to AMA. See Note 1 and Note 3.

(2)	See Note 6.

(3)
For the year ended December 31, 2018, includes the impact of the cumulative effect of accounting change in WES’s consolidated statement of equity and partners’ capital. For the year ended December 31, 2017, includes the impact of WES’s (as defined in Note 1) equity offerings as described in Note 5. The $(19.6) million, $6.6 million and $(4.2) million increase (decrease) to partners’ capital, together with net income (loss) attributable to Western Gas Equity Partners, LP, totaled $532.0 million, $547.4 million and $402.9 million for the years ended December 31, 2018, 2017 and 2016, respectively.

(4)	See Note 3.

(5)	See Note 1.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
thousands	2018 (1)	2017 (1)	2016 (1)
Cash flows from operating activities
Net income (loss)	$630,654	$737,385	$658,286
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	389,164	318,771	295,959
Impairments	230,584	180,051	17,822
Non-cash equity-based compensation expense	6,431	5,169	4,986
Deferred income taxes	139,048	(53,138)	51,192
Accretion and amortization of long-term obligations, net	5,943	4,932	(3,262)
Equity income, net – affiliates	(195,469)	(115,141)	(101,692)
Distributions from equity investment earnings – affiliates	187,392	117,093	104,948
(Gain) loss on divestiture and other, net (2)	(1,312)	(132,388)	14,641
(Gain) loss on interest-rate swaps	7,972	—	—
Lower of cost or market inventory adjustments	752	145	168
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(60,502)	(16,244)	(48,491)
Increase (decrease) in accounts and imbalance payables and accrued liabilities, net	45,605	(937)	60,702
Change in other items, net	(38,087)	(2,983)	890
Net cash provided by operating activities	1,348,175	1,042,715	1,056,149
Cash flows from investing activities
Capital expenditures	(1,948,595)	(1,028,319)	(554,121)
Contributions in aid of construction costs from affiliates	—	1,387	6,135
Acquisitions from affiliates	(254)	(3,910)	(716,465)
Acquisitions from third parties	(161,858)	(177,798)	—
Investments in equity affiliates	(133,629)	(2,884)	(58,726)
Distributions from equity investments in excess of cumulative earnings – affiliates	29,585	31,659	29,725
Proceeds from the sale of assets to affiliates	—	—	623
Proceeds from the sale of assets to third parties	3,938	23,564	45,490
Proceeds from property insurance claims	—	22,977	17,465
Net cash used in investing activities	(2,210,813)	(1,133,324)	(1,229,874)
Cash flows from financing activities
Borrowings, net of debt issuance costs (3)	2,671,337	468,803	1,323,198
Repayments of debt	(1,040,000)	—	(900,000)
Settlement of the Deferred purchase price obligation – Anadarko (4)	—	(37,346)	—
Increase (decrease) in outstanding checks	(3,206)	5,593	2,079
Proceeds from the issuance of WES common units, net of offering expenses	—	(183)	—
Proceeds from the issuance of WES Series A Preferred units, net of offering expenses	—	—	686,937
Distributions to WGP unitholders (5)	(502,457)	(441,967)	(374,082)
Distributions to Chipeta noncontrolling interest owner	(13,529)	(13,569)	(13,784)
Distributions to noncontrolling interest owners of WES	(386,326)	(355,623)	(294,841)
Net contributions from (distributions to) Anadarko	97,755	126,866	(42,224)
Above-market component of swap agreements with Anadarko (5)	51,618	58,551	45,820
Net cash provided by (used in) financing activities	875,192	(188,875)	433,103
Net increase (decrease) in cash and cash equivalents	12,554	(279,484)	259,378
Cash and cash equivalents at beginning of period	79,588	359,072	99,694
Cash and cash equivalents at end of period	$92,142	$79,588	$359,072
Supplemental disclosures
Accretion expense and revisions to the Deferred purchase price obligation – Anadarko (4)	$—	$(4,094)	$(147,234)
Net distributions to (contributions from) Anadarko of other assets (6)	(58,835)	(3,189)	451
Interest paid, net of capitalized interest	140,720	136,624	99,413
Taxes paid (reimbursements received)	2,408	1,194	838
Accrued capital expenditures	274,632	312,720	87,586
Fair value of properties and equipment from non-cash third party transactions (4)	—	551,453	—

(1)	Financial information has been recast to include the financial position and results attributable to AMA. See Note 1 and Note 3.

(2)	Includes losses related to an incident at the DBM complex for the year ended December 31, 2017. See Note 1.

(3)	For the years ended December 31, 2018 and 2017, includes $321.8 million and $98.8 million of borrowings, respectively, under the APCWH Note Payable.

(4)	See Note 3.

(5)	See Note 6.

(6)	Includes $(1.4) million related to pipe and equipment purchases and $(1.8) million related to other assets for the year ended December 31, 2017. See Note 6.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General. Western Gas Equity Partners, LP is a Delaware master limited partnership (“MLP”) formed in September 2012 to own three types of partnership interests in Western Gas Partners, LP. Western Gas Equity Partners, LP was formed by converting WGR Holdings, LLC into a limited partnership and changing its name. Western Gas Partners, LP (together with its subsidiaries, “WES”) is a Delaware MLP formed by Anadarko Petroleum Corporation in 2007 to acquire, own, develop and operate midstream assets.
For purposes of these consolidated financial statements, “WGP” refers to Western Gas Equity Partners, LP in its individual capacity or to Western Gas Equity Partners, LP and its subsidiaries, including Western Gas Holdings, LLC and WES, as the context requires. “WES GP” refers to Western Gas Holdings, LLC, individually as the general partner of WES, and excludes WES. WGP’s general partner, Western Gas Equity Holdings, LLC (“WGP GP”), is a wholly owned subsidiary of Anadarko Petroleum Corporation. WES GP owns all of the general partner interest in WES, which constitutes substantially all of its business, which primarily is to manage the affairs and operations of WES. Refer to Note 5 for a discussion of WGP’s holdings of WES equity. “Anadarko” refers to Anadarko Petroleum Corporation and its subsidiaries, excluding WGP and WGP GP, and “affiliates” refers to subsidiaries of Anadarko, excluding WGP, but including equity interests in Fort Union Gas Gathering, LLC (“Fort Union”), White Cliffs Pipeline, LLC (“White Cliffs”), Rendezvous Gas Services, LLC (“Rendezvous”), Enterprise EF78 LLC (the “Mont Belvieu JV”), Texas Express Pipeline LLC (“TEP”), Texas Express Gathering LLC (“TEG”), Front Range Pipeline LLC (“FRP”), Whitethorn Pipeline Company LLC (“Whitethorn LLC”), Cactus II Pipeline LLC (“Cactus II”), Saddlehorn Pipeline Company, LLC (“Saddlehorn”), Panola Pipeline Company, LLC (“Panola”), Mi Vida JV LLC (“Mi Vida”) and Ranch Westex JV LLC (“Ranch Westex”). See Note 3. The interests in TEP, TEG and FRP are referred to collectively as the “TEFR Interests.” “MGR assets” refers to the Red Desert complex and the Granger straddle plant. The “West Texas complex” refers to the Delaware Basin Midstream, LLC (“DBM”) complex and DBJV and Haley systems, all of which were combined into a single complex effective January 1, 2018.
WES is engaged in the business of gathering, compressing, treating, processing and transporting natural gas; gathering, stabilizing and transporting condensate, natural gas liquids (“NGLs”) and crude oil; and gathering and disposing of produced water. In addition, in its capacity as a processor of natural gas, WES also buys and sells natural gas, NGLs and condensate on behalf of itself and as agent for its customers under certain of its contracts. WES provides these midstream services for Anadarko, as well as for third-party customers. As of December 31, 2018, WES’s assets and investments, including AMA (as defined in Note 3), consisted of the following:

	Owned and Operated	Operated Interests	Non-Operated Interests	Equity Interests
Gathering systems (1)	17	2	3	2
Treating facilities	34	3	—	3
Natural gas processing plants/trains	23	3	—	5
NGLs pipelines	2	—	—	4
Natural gas pipelines	5	—	—	—
Oil pipelines	3	1	—	3

(1)	Includes the DBM water systems.

These assets and investments are located in the Rocky Mountains (Colorado, Utah and Wyoming), North-central Pennsylvania, Texas and New Mexico. Mentone Train I, a processing train that is part of the West Texas complex, and an additional water system at the DBM water systems commenced operation in the fourth quarter of 2018. Mentone Train II, a second processing train that is part of the West Texas complex, is expected to commence operation in the first quarter of 2019.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of presentation. The following table outlines WES’s ownership interests and the accounting method of consolidation used in WES’s consolidated financial statements for entities not wholly owned:

Percentage Interest
Equity investments (1)
Fort Union	14.81%
White Cliffs	10.00%
Rendezvous	22.00%
Mont Belvieu JV	25.00%
TEP	20.00%
TEG	20.00%
FRP	33.33%
Whitethorn	20.00%
Cactus II	15.00%
Saddlehorn	20.00%
Panola	15.00%
Mi Vida	50.00%
Ranch Westex	50.00%
Proportionate consolidation (2)
Marcellus Interest systems	33.75%
Springfield system	50.10%
Full consolidation
Chipeta (3)	75.00%

(1)
Investments in non-controlled entities over which WES exercises significant influence are accounted for under the equity method. “Equity investment throughput” refers to WES’s share of average throughput for these investments.

(2)	WGP proportionately consolidates WES’s associated share of the assets, liabilities, revenues and expenses attributable to these assets.

(3)
The 25% interest in Chipeta Processing LLC (“Chipeta”) held by a third-party member is reflected within noncontrolling interests in the consolidated financial statements, in addition to the noncontrolling interests noted below.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The consolidated financial statements include the accounts of WGP and entities in which it holds a controlling financial interest, including WES and WES GP. All significant intercompany transactions have been eliminated.
The consolidated financial results of WES are included in WGP’s consolidated financial statements due to WGP’s 100% ownership interest in WES GP and WES GP’s control of WES. Throughout these notes to consolidated financial statements, and to the extent material, any differences between the consolidated financial results of WGP and WES are discussed separately. WGP has no independent operations or material assets other than its partnership interests in WES. WGP’s consolidated financial statements differ from those of WES primarily as a result of (i) the presentation of noncontrolling interest ownership (attributable to the limited partner interests in WES held by the public, other subsidiaries of Anadarko and private investors, see Note 5), (ii) the elimination of WES GP’s investment in WES with WES GP’s underlying capital account, (iii) the general and administrative expenses incurred by WGP, which are separate from, and in addition to, those incurred by WES, (iv) the inclusion of the impact of WGP equity balances and WGP distributions, and (v) WGP’s senior secured revolving credit facility (“WGP RCF”). See Note 13.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Adjustments to previously issued financial statements. WGP’s consolidated statements of operations for the year ended December 31, 2018, include adjustments to revenue and cost of product expense of the following amounts: (i) $42.6 million increase in Service revenues - fee based, (ii) $13.8 million increase in Product sales and (iii) $56.4 million increase in Cost of product; all of which relate to the nine months ended September 30, 2018. During the third quarter of 2018, management determined that under ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”) adopted on January 1, 2018, WES’s marketing affiliate was acting as WES’s agent in certain product sales transactions on behalf of WES and in performing marketing services on behalf of WES’s customers. The adjustments have no impact to Operating income (loss), Net income (loss), the balance sheets, cash flows or any non-GAAP metric WES uses to evaluate its operations (see How WES Evaluates Its Operations under Part II, Item 7 of Exhibit 99.1 to this Current Report on Form 8-K) and are not considered material to the results of operations for the year ended December 31, 2018. WGP will revise its previously reported unaudited financial statements for the 2018 interim periods to reflect the adjustments in future filings.

Variable interest entity. WES is a variable interest entity (“VIE”) because the partners in WES with equity at risk lack the power, through voting or similar rights, to direct the activities that most significantly impact WES’s economic performance. A reporting entity that concludes it has a variable interest in a VIE must evaluate whether it has a controlling financial interest in the VIE, such that it is the VIE’s primary beneficiary and should consolidate. WGP is the primary beneficiary of WES and therefore should consolidate because (i) WGP has the power to direct the activities of WES that most significantly affect its economic performance and (ii) WGP has the right to receive benefits or the obligation to absorb losses that could be potentially significant to WES. As noted above, WGP has no independent operations or material assets other than its partnership interests in WES. The assets of WES cannot be used by WGP for general partnership purposes. WES’s long-term debt is recourse to WES GP, which is wholly owned by WGP. In turn, WES GP is indemnified by wholly owned subsidiaries of Anadarko for any claims made against WES GP under the indentures governing WES’s outstanding notes or borrowings under WES’s senior unsecured revolving credit facility (“WES RCF”). WES’s sources of liquidity include cash and cash equivalents, cash flows generated from operations, interest income on its $260.0 million note receivable from Anadarko, available borrowing capacity under the WES RCF, and issuances of additional equity or debt securities.

Noncontrolling interests. WGP’s noncontrolling interests in the consolidated financial statements consist of the following for all periods presented: (i) the 25% interest in Chipeta held by a third-party member, (ii) the publicly held limited partner interests in WES, (iii) the 2,011,380 WES common units issued by WES to other subsidiaries of Anadarko as part of the consideration paid for the acquisitions of the Non-Operated Marcellus Interest, the TEFR Interests and Springfield Pipeline LLC (“Springfield”), and (iv) the WES Class C units issued by WES to a subsidiary of Anadarko as part of the funding for the acquisition of DBM. The WES Series A Preferred units issued to private investors as part of the funding of the Springfield acquisition were also noncontrolling interests in the consolidated financial statements until converted into WES common units in 2017. See Note 3 and Note 5.
When WES issues equity, the carrying amount of the noncontrolling interest reported by WGP is adjusted to reflect the noncontrolling ownership interest in WES. The resulting impact of such noncontrolling interest adjustment on WGP’s interest in WES is reflected as an adjustment to WGP’s partners’ capital.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Presentation of WES assets. The term “WES assets” includes both the assets indirectly owned and the interests accounted for under the equity method, by WGP through its partnership interests in WES, including AMA (as defined in Note 3), as of December 31, 2018 (see Note 10). Because WGP owns the entire interest in and controls WES GP, and WGP GP is controlled by Anadarko, each of WES’s acquisitions of WES assets from Anadarko has been considered a transfer of net assets between entities under common control. As such, WES assets acquired from Anadarko were initially recorded at Anadarko’s historic carrying value, which did not correlate to the total acquisition price paid by WES. Further, after an acquisition of assets from Anadarko, WES and WGP (by virtue of its consolidation of WES) are required to recast their financial statements to include the activities of such WES assets from the date of common control.
For those periods requiring recast, the consolidated financial statements for periods prior to the acquisition of WES assets from Anadarko, including AMA, are prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if WES had owned the WES assets during the periods reported. Net income (loss) attributable to the WES assets acquired from Anadarko for periods prior to WES’s acquisition of the WES assets is not allocated to the limited partners.

Use of estimates. In preparing financial statements in accordance with GAAP, management makes informed judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management evaluates its estimates and related assumptions regularly, using historical experience and other methods considered reasonable. Changes in facts and circumstances or additional information may result in revised estimates and actual results may differ from these estimates. Effects on the business, financial condition and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revisions become known. The information included herein reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated financial statements, and certain prior-period amounts have been reclassified to conform to the current-year presentation.

Shutdown of gathering systems. In May 2018, after assessing a number of factors, with safety and protection of the environment as the primary focus, WES decided to take the Kitty Draw gathering system in Wyoming (part of the Hilight system) and the Third Creek gathering system in Colorado (part of the DJ Basin complex) permanently out of service. Results for the year ended December 31, 2018, reflect (i) an accrual of $10.9 million in anticipated costs associated with the shutdown of the systems, recorded as a reduction in affiliate Product sales in the consolidated statements of operations and (ii) impairment expense of $134.0 million associated with reducing the net book value of the gathering systems and increasing the asset retirement obligation.

Fair value. The fair-value-measurement standard defines fair value as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three input levels of the fair value hierarchy are as follows:

Level 1 – Inputs represent unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 – Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In determining fair value, management uses observable market data when available, or models that incorporate observable market data. When a fair value measurement is required and there is not a market-observable price for the asset or liability or a market-observable price for a similar asset or liability, the cost, income, or multiples approach is used, depending on the quality of information available to support management’s assumptions. The cost approach is based on management’s best estimate of the current asset replacement cost. The income approach uses management’s best assumptions regarding expectations of projected cash flows, and discounts the expected cash flows using a commensurate risk adjusted discount rate. Such evaluations involve a significant amount of judgment, since the results are based on expected future events or conditions, such as sales prices, estimates of future throughput, capital and operating costs and the timing thereof, economic and regulatory climates and other factors. A multiples approach uses management’s best assumptions regarding expectations of projected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and the multiple of that EBITDA that a buyer would pay to acquire an asset. Management’s estimates of future net cash flows and EBITDA are inherently imprecise because they reflect management’s expectation of future conditions that are often outside of management’s control. However, the assumptions used reflect a market participant’s view of long-term prices, costs and other factors, and are consistent with assumptions used in WES’s business plans and investment decisions.
In arriving at fair-value estimates, management uses relevant observable inputs available for the valuation technique employed. If a fair value measurement reflects inputs at multiple levels within the hierarchy, the fair value measurement is characterized based on the lowest level of input that is significant to the fair value measurement. Nonfinancial assets and liabilities initially measured at fair value include certain assets and liabilities acquired in a third-party business combination, assets and liabilities exchanged in non-monetary transactions, goodwill and other intangibles, initial recognition of asset retirement obligations, and initial recognition of environmental obligations assumed in a third-party acquisition. Impairment analyses for long-lived assets, goodwill and other intangibles, and the initial recognition of asset retirement obligations and environmental obligations use Level 3 inputs.
The fair value of debt reflects any premium or discount for the difference between the stated interest rate and the quarter-end market interest rate, and is based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments. See Note 13.
The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable reported on the consolidated balance sheets approximate fair value due to the short-term nature of these items.

Cash equivalents. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Allowance for uncollectible accounts. Revenues are primarily from Anadarko, for which no credit limit is maintained. Exposure to bad debts is analyzed on a customer-by-customer basis for its third-party accounts receivable and WES may establish credit limits for significant third-party customers. The allowance for uncollectible accounts was immaterial at December 31, 2018 and 2017.

Imbalances. The consolidated balance sheets include imbalance receivables and payables resulting from differences in volumes received into WES’s systems and volumes delivered by WES to customers. Volumes owed to or by WES that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates and reflect market index prices. Other volumes owed to or by WES are valued at WES’s weighted-average cost as of the balance sheet dates and are settled in-kind. As of December 31, 2018, imbalance receivables and payables were $9.0 million and $9.6 million, respectively. As of December 31, 2017, imbalance receivables and payables were $2.1 million and $3.1 million, respectively. Net changes in imbalance receivables and payables are reported in Cost of product in the consolidated statements of operations.

Inventory. The cost of NGLs inventories is determined by the weighted-average cost method on a location-by-location basis. Inventory is stated at the lower of weighted-average cost or net realizable value and is reported in Other current assets on the consolidated balance sheets. See Note 11.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment. Property, plant and equipment are generally stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. Because acquisitions of assets from Anadarko are transfers of net assets between entities under common control, the assets acquired from Anadarko are initially recorded at Anadarko’s historic carrying value. The difference between the carrying value of net assets acquired from Anadarko and the consideration paid is recorded as an adjustment to partners’ capital.
Assets acquired in a business combination or non-monetary exchange with a third party are initially recorded at fair value. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed using the straight-line method based on estimated useful lives and salvage values of assets. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts. Uncertainties that may impact these estimates include, but are not limited to, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand in the area.
Management evaluates the ability to recover the carrying amount of its long-lived assets to determine whether its long-lived assets have been impaired. Impairments exist when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense. Refer to Note 8 for a description of impairments recorded during the years ended December 31, 2018, 2017 and 2016.

Insurance recoveries. Involuntary conversions result from the loss of an asset because of some unforeseen event (e.g., destruction due to fire). Some of these events are insurable and result in property damage insurance recovery. Amounts that are received from insurance carriers are net of any deductibles related to the covered event. A receivable is recorded from insurance to the extent a loss is recognized from an involuntary conversion event and the likelihood of recovering such loss is deemed probable. To the extent that any insurance claim receivables are later judged not probable of recovery (e.g., due to new information), such amounts are expensed. A gain on involuntary conversion is recognized when the amount received from insurance exceeds the net book value of the retired asset(s). In addition, gains related to insurance recoveries are not recognized until all contingencies related to such proceeds have been resolved; that is, a cash payment is received from the insurance carrier or there is a binding settlement agreement with the carrier that clearly states that a payment will be made. To the extent that an asset is rebuilt, the associated expenditures are capitalized, as appropriate, on the consolidated balance sheets and presented as Capital expenditures in the consolidated statements of cash flows. With respect to business interruption insurance claims, income is recognized only when cash proceeds are received from insurers, which are presented in the consolidated statements of operations as a component of Operating income (loss).
In December 2015, there was an initial fire and secondary explosion at the processing facility within the DBM complex. The majority of the damage from the incident was to the liquid handling facilities and the amine treating units at the inlet of the complex. During the year ended December 31, 2017, a $5.7 million loss was recorded in Gain (loss) on divestiture and other, net in the consolidated statements of operations, related to a change in WES’s estimate of the amount that would be recovered under the property insurance claim based on further discussions with insurers. During the second quarter of 2017, WES reached a settlement with insurers and final proceeds were received. During the years ended December 31, 2017 and 2016, WES received $52.9 million and $33.8 million, respectively, in cash proceeds from insurers, including $29.9 million and $16.3 million, respectively, in proceeds from business interruption insurance claims and $23.0 million and $17.5 million, respectively, in proceeds from property insurance claims.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized interest. Interest is capitalized as part of the historical cost of constructing assets for significant projects that are in progress. Capitalized interest is determined by multiplying WES’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred during the period. Once the construction of an asset subject to interest capitalization is completed and the asset is placed in service, the associated capitalized interest is expensed through depreciation or impairment, together with other capitalized costs related to that asset.

Goodwill. Goodwill is recorded when the purchase price of a business acquired exceeds the fair market value of the tangible and separately measurable intangible net assets. In addition, goodwill represents the allocated portion of Anadarko’s midstream goodwill attributed to the WES assets WGP, through its consolidation of WES, has acquired from Anadarko. WES has allocated goodwill on its two reporting units: (i) gathering and processing and (ii) transportation. Goodwill is evaluated for impairment annually, as of October 1, or more often as facts and circumstances warrant. An initial qualitative assessment is performed to determine the likelihood of whether or not goodwill is impaired. If management concludes, based on qualitative factors, that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, then goodwill is not impaired and further testing is not necessary. If a quantitative assessment must be performed and the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to its implied fair value through a charge to impairment expense. The carrying value of goodwill after such an impairment would represent a Level 3 fair value measurement. See Note 9.

Other intangible assets. WES assesses intangible assets, as described in Note 9, for impairment together with related underlying long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. See Property, plant and equipment within this Note 1 for further discussion of management’s process to evaluate potential impairment of long-lived assets.

Asset retirement obligations. A liability based on the estimated costs of retiring tangible long-lived assets is recognized as an asset retirement obligation in the period incurred. The liability is recognized at fair value, measured using discounted expected future cash outflows for the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Over time, the discounted liability is adjusted to its expected settlement value through accretion expense, which is reported within Depreciation and amortization in the consolidated statements of operations. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) until the obligation is settled. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, asset retirement costs and the estimated timing of settling asset retirement obligations. See Note 12.

Environmental expenditures. WES expenses environmental obligations related to conditions caused by past operations that do not generate current or future revenues. Environmental obligations related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation or other potential environmental liabilities becomes probable and the costs can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are recognized no later than at the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or as circumstances change. Costs of future expenditures for environmental-remediation obligations are not discounted to their present value. See Note 14.

Segments. Because WGP reflects its ownership interest in WES on a consolidated basis, and has no independent operations or material assets outside those of WES, WGP’s segment analysis and presentation is the same as that of WES. WES’s operations are organized into a single operating segment, the assets of which gather, compress, treat, process and transport natural gas; gather, stabilize and transport condensate, NGLs and crude oil; and gather and dispose of produced water in the United States.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue and cost of product. Upon adoption of the new revenue recognition standard on January 1, 2018 (discussed in Recently adopted accounting standards), WGP changed its accounting policy for revenue recognition as described below.
WES provides gathering, processing, treating, transportation and disposal services pursuant to a variety of contracts. Under these arrangements, WES receives fees and/or retains a percentage of products or a percentage of the proceeds from the sale of the customer’s products. These revenues are included in Service revenues and Product sales in the consolidated statements of operations. Payment is generally received from the customer in the month following the service or delivery of the product. Contracts with customers generally have initial terms ranging from 5 to 10 years.
Service revenues – fee based is recognized for fee-based contracts in the month of service based on the volumes delivered by the customer. Producers’ wells or production facilities are connected to WES’s gathering systems for gathering, processing, treating, transportation and disposal of natural gas, NGLs, condensate, crude oil and produced water, as applicable. Revenues are valued based on the rate in effect for the month of service when the fee is either the same rate per unit over the contract term or when the fee escalates and the escalation factor approximates inflation. Deficiency fees charged to customers that do not meet their minimum delivery requirements are recognized as services are performed based on an estimate of the fees that will be billed upon completion of the performance period. Because of its significant upfront capital investment, WES may charge additional service fees to customers for only a portion of the contract term (i.e., for the first year of a contract or until reaching a volume threshold), and these fees are recognized as revenue over the expected period of customer benefit, which is generally the life of the related properties. WES also recognizes revenue and cost of product expense from marketing services performed on behalf of its customers by Anadarko.
WES also receives Service revenues – fee based from contracts that have minimum volume commitment demand fees and fees that require periodic rate redeterminations based upon the related facility cost of service. These fees include fixed and variable consideration that are recognized on a consistent per-unit rate over the term of the contract. Annual adjustments are made to the cost of service rates charged to customers, and a cumulative catch-up revenue adjustment related to services already provided to the minimum volumes under the contract may be recorded in future periods, with revenues for the remaining term of the contract recognized on a consistent per-unit rate.
Service revenues – product based includes service revenues from percent-of-proceeds gathering and processing contracts that are recognized net of the cost of product for purchases from WES’s customers since it is acting as the agent in the product sale. Keep-whole and percent-of-product agreements result in Service revenues – product based being recognized when the natural gas and/or NGLs are received from the customer as noncash consideration for the services provided. Noncash consideration for these services is valued at the time the services are provided. Revenue from product sales is also recognized, along with the cost of product expense related to the sale, when the product received as noncash consideration is sold to either Anadarko or a third party. When the product is sold to Anadarko, Anadarko is acting as WES’s agent in the product sale, with WES recognizing revenue and related cost of product expense associated with these marketing activities based on the Anadarko sales price to the third party.
WES also purchases natural gas volumes from producers at the wellhead or from a production facility, typically at an index price, and charges the producer fees associated with the downstream gathering and processing services. When the fees relate to services performed after control of the product has transferred to WES, the fees are treated as a reduction of the purchase cost. If the fees relate to services performed before control of the product has transferred to WES, the fees are treated as Service revenues – fee based. Product sales revenue is recognized, along with cost of product expense related to the sale, when the purchased product is sold to either Anadarko or a third party.
WES receives aid in construction reimbursements for certain capital costs necessary to provide services to customers (i.e., connection costs, etc.) under certain service contracts. Aid in construction reimbursements are reflected as a contract liability upon receipt and amortized to Service revenues – fee based over the expected period of customer benefit, which is generally the life of the related properties.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity-based compensation. Concurrently with WGP’s initial public offering (“IPO”), WGP GP adopted the Western Gas Equity Partners, LP 2012 Long-Term Incentive Plan (the “WGP LTIP”). The WGP LTIP permits the issuance of up to 3,000,000 WGP common units, of which 2,937,197 units remained available for future issuance as of December 31, 2018. Upon vesting of each phantom unit, the holder will receive common units of WGP or, at the discretion of WGP GP’s Board of Directors (the “Board of Directors”), cash in an amount equal to the market value of common units of WGP on the vesting date. Equity-based compensation expense attributable to grants made under the WGP LTIP impacts cash flows from operating activities only to the extent cash payments are made to a participant in lieu of issuance of WGP common units to the participant. Equity-based compensation expense attributable to awards granted under the WGP LTIP is amortized over the vesting periods applicable to the awards.
Prior to October 17, 2017, phantom unit awards were granted under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (the “WES 2008 LTIP”). On October 17, 2017, however, WES’s common and Class C unitholders approved the Western Gas Partners, LP 2017 Long-Term Incentive Plan (the “WES 2017 LTIP”), which replaced the WES 2008 LTIP. As used in this section, the term “WES LTIP” refers to the WES 2008 LTIP with respect to awards granted prior to October 17, 2017, and to the WES 2017 LTIP with respect to awards granted after October 17, 2017. The WES 2017 LTIP permits the issuance of up to 2,250,000 units, of which 2,241,980 units remained available for future issuance as of December 31, 2018. Upon vesting of each phantom unit, the holder will receive common units of WES or, at the discretion of WES GP’s Board of Directors, cash in an amount equal to the market value of common units of WES on the vesting date. Equity-based compensation expense attributable to grants made under the WES LTIP impacts cash flows from operating activities only to the extent cash payments are made to a participant in lieu of issuance of WES common units to the participant. Equity-based compensation expense attributable to grants made under the WES LTIP is amortized over the vesting periods applicable to the awards.
Additionally, general and administrative expenses include equity-based compensation costs allocated by Anadarko for grants made pursuant to the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as amended and restated (the “Anadarko Incentive Plan”) for all periods presented. Grants made under equity-based compensation plans result in equity-based compensation expense, which is determined by reference to the fair value of equity compensation. For equity-based awards ultimately settled through the issuance of units or stock, the fair value is measured as of the date of the relevant equity grant. Equity-based compensation granted under the Anadarko Incentive Plan does not impact cash flows from operating activities since the offset to compensation expense is recorded as a contribution to partners’ capital in the consolidated financial statements at the time of contribution, when the expense is realized.

WGP income taxes. Deferred federal and state income taxes included in the accompanying consolidated financial statements are attributable to temporary differences between the financial statement carrying amount and tax basis of WGP’s investment in WES. WGP’s accounting policy is to “look through” its investment in WES for purposes of calculating deferred income tax asset and liability balances attributable to WGP’s interests in WES. The application of such accounting policy resulted in no deferred income taxes being recognized for the book and tax basis difference in goodwill, which is non-deductible for tax purposes for all periods presented. WGP had no material uncertain tax positions at December 31, 2018 or 2017.

WES income taxes. WES generally is not subject to federal income tax or state income tax other than Texas margin tax on the portion of its income that is apportionable to Texas. Deferred state income taxes are recorded on temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. WES routinely assesses the realizability of its deferred tax assets. If WES concludes that it is more likely than not that some of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. Federal and state current and deferred income tax expense was recorded on WES assets prior to WES’s acquisition of these assets from Anadarko.
For periods beginning on and subsequent to WES’s acquisition of the WES assets, WES makes payments to Anadarko pursuant to the tax sharing agreement entered into between Anadarko and WES for its estimated share of taxes from all forms of taxation, excluding income taxes imposed by the United States, that are included in any combined or consolidated returns filed by Anadarko. The aggregate difference in the basis of WES’s assets for financial and tax reporting purposes cannot be readily determined as WES does not have access to information about each partner’s tax attributes in WES.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The accounting standards for uncertain tax positions defines the criteria an individual tax position must satisfy for any part of the benefit of that position to be recognized in the financial statements. WES had no material uncertain tax positions at December 31, 2018 or 2017.
With respect to assets acquired from Anadarko, WES recorded Anadarko’s historic deferred income taxes for the periods prior to WES’s ownership of the assets. For periods on and subsequent to WES’s acquisition, WES is not subject to tax except for the Texas margin tax and, accordingly, does not record deferred federal income taxes related to the assets acquired from Anadarko.

Net income (loss) per common unit. Earnings per unit is calculated by dividing the limited partners’ interest in net income (loss) by the weighted-average number of common units outstanding. Net income (loss) per common unit is calculated assuming that cash distributions are equal to the net income (loss) attributable to WGP. Net income equal to the amount of available cash (as defined in WGP’s partnership agreement) is allocated to the common unitholders consistent with actual cash distributions. See Note 5.

Recently adopted accounting standards. Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash requires an entity to explain the changes in the total of cash, cash equivalents, restricted cash, and restricted cash equivalents on the statement of cash flows and to provide a reconciliation of the totals in that statement to the related captions in the balance sheet when the cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet. WGP adopted this ASU using a retrospective approach on January 1, 2018, with no impact to the consolidated financial statements.

Revenue from contracts with customers (Topic 606). WGP adopted Topic 606 on January 1, 2018, using the modified retrospective method applied to WES contracts that were not completed as of January 1, 2018. The cumulative effect adjustment that was recognized in the opening balance of equity and partners’ capital was a decrease of $43.8 million. The comparative historical financial information has not been adjusted and continues to be reported under Revenue Recognition (Topic 605) (“Topic 605”).
Effective January 1, 2018, WGP changed its accounting policy for revenue recognition as detailed below:

•
Fee-based gathering / processing. Under Topic 605, fee revenues were recognized based on the rate in effect for the month of service, even when certain fees were charged on an upfront or limited-term basis. In addition, deficiency fees were charged and recognized only when the customer did not meet the specified delivery minimums for the completed performance period. Under Topic 606, (i) revenues continue to be recognized based on the rate in effect when the fee is either the same rate per unit over the contract term or when the fee escalates and the escalation factor approximates inflation, (ii) deficiency fees are estimated and recognized during the performance period as the services are performed for the customer’s delivered volumes, and (iii) timing differences between Service revenues – fee based recognized and amounts billed to customers are recognized as contract assets or contract liabilities, as appropriate, which results in a change in the timing of revenue and changes to net income as a result of the revenue contract’s consideration provisions. In addition, under Topic 606, revenue associated with upfront or limited-term fees is recognized over the expected period of customer benefit, which is generally the life of the related properties. These revenues also include revenues earned for marketing services performed on behalf of WES’s customers, and the expense associated with these marketing activities is recognized in cost of product expense, resulting in no impact to Operating income (loss).

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

•
Cost of service rate adjustments. Under Topic 605, revenue was recognized based on the amounts billed to customers each period as Service revenues – fee based. Under Topic 606, fixed minimum volume commitment demand fees and variable fees that are also billed on these minimum volumes are recognized as Service revenues – fee based on a consistent per-unit rate over the term of the contract. Annual adjustments are made to the cost of service rates charged to customers, and, as a result, a cumulative catch-up revenue adjustment related to the services already provided under the contract may be recorded in future periods, with revenues for the remaining term of the contract recognized on a consistent per-unit rate. Fees received on volumes in excess of the minimum volumes are recognized as Service revenues – fee based as service is provided to the customer based on the billing rate in effect for the performance period. This revenue recognition timing does not affect billings to customers, and differences between amounts billed and revenue recognized are recorded as contract assets or liabilities, as appropriate.

•
Aid in construction. Under Topic 605, aid in construction reimbursements were reflected as a reduction to property, plant and equipment upon receipt (and a reduction to capital expenditures). Under Topic 606, reimbursement of capital costs received from customers is reflected as a contract liability (deferred revenue) upon receipt. The contract liability is amortized to Service revenues – fee based over the expected period of customer benefit, which is generally the life of the related properties.

•
Percent-of-proceeds gathering / processing. Under Topic 605, WES recognized cost of product expense when the product was purchased from a producer to whom it provides services, and WES recognized revenue when the product was sold to Anadarko or a third party. Under Topic 606, in some instances, where all or a percentage of the proceeds from the sale must be returned to the producer, the net margin from the purchase and sale transactions is presented net within Service revenues – product based because WES is acting as the producer’s agent in the product sale.

•
Noncash consideration - keep-whole and percent-of-product agreements. Under Topic 605, WES recognized revenues only upon the sale of the related products. Under Topic 606, (i) Service revenues – product based is recognized for the products received as noncash consideration in exchange for the services provided, with the keep-whole noncash consideration value based on the net value of the NGLs over the replacement residue gas cost, and (ii) product sales revenue is recognized, along with cost of product expense related to the sale, when the product is sold to Anadarko or a third party. When the product is sold to Anadarko, Anadarko is acting as WES’s agent in the product sale and WES recognizes revenue, along with cost of product expense related to the sale, based on the Anadarko sales price to the third party, resulting in no impact to Operating income (loss).

•
Wellhead purchase / sale incorporated into gathering / processing. Under Topic 605, the natural gas purchase cost was recognized as cost of product expense and any specified gathering or processing fees charged to the producer were recognized as revenues. Under Topic 606, the fees charged to the producer under this contract type are recognized as adjustments to the amount recognized in cost of product expense instead of revenues when such fees relate to services performed after control of the product transfers to WES.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following tables summarize the impact of adopting Topic 606 on the impacted line items within the consolidated statement of operations and the consolidated balance sheet. The differences between revenue as reported following Topic 606 and revenue as it would have been reported under Topic 605 are due to the changes described above.

	Year Ended December 31, 2018
thousands	As Reported	Without Adoption of Topic 606	Effect of Change Increase / (Decrease)
Revenues
Service revenues – fee based	$1,905,728	$1,751,242	$154,486
Service revenues – product based	88,785	—	88,785
Product sales	303,020	1,405,898	(1,102,878)
Expenses
Cost of product	415,505	1,338,100	(922,595)
Operation and maintenance	480,861	480,668	193
Depreciation and amortization	389,164	386,179	2,985
Impairments	230,584	230,539	45
Income tax expense (benefit)	58,934	58,804	130
Net income (loss) attributable to noncontrolling interests	79,083	86,164	(7,081)
Net income (loss) attributable to Western Gas Equity Partners, LP	551,571	484,855	66,716

	December 31, 2018
thousands	As Reported	Without Adoption of Topic 606	Effect of Change Increase / (Decrease)
Assets
Other current assets	$27,056	$21,657	$5,399
Net property, plant and equipment	8,410,353	8,291,554	118,799
Other assets	67,194	24,972	42,222
Liabilities
Accrued liabilities	129,148	123,241	5,907
Deferred income taxes	280,017	254,939	25,078
Other liabilities	132,130	2,741	129,389
Equity and partners’ capital
Total equity and partners’ capital	4,892,683	4,886,637	6,046

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting standards adopted in 2019. ASU 2016-02, Leases (Topic 842) requires lessees to recognize a lease liability and a right-of-use (“ROU”) asset for all leases, including operating leases, with a term greater than 12 months on the balance sheet. This ASU modifies the definition of a lease and outlines the recognition, measurement, presentation, and disclosure of leasing arrangements by both lessees and lessors. This standard is effective for periods beginning after December 15, 2018, and in the first quarter of 2019, WGP fully adopted this standard using the modified retrospective method applied to all leases that existed on January 1, 2019. WGP made certain elections allowing WGP not to reassess contracts that commenced prior to adoption, to continue applying WES’s current accounting policy for existing or expired land easements and not to recognize ROU assets or lease liabilities for short-term leases. Upon adoption, WGP recognized approximately $10.0 million of ROU assets and corresponding lease liabilities on the consolidated balance sheet. The adoption of this ASU did not have a material impact on the consolidated statement of operations or the consolidated statement of cash flows. WGP has implemented the necessary changes to its business processes, systems and controls to support accounting and disclosure requirements under this ASU.

2. REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table summarizes revenue from contracts with customers:

thousands	Year Ended December 31, 2018
Revenue from customers
Service revenues – fee based	$1,905,728
Service revenues – product based	88,785
Product sales	310,895
Total revenue from customers	2,305,408
Revenue from other than customers
Net gains (losses) on commodity price swap agreements	(7,875)
Other	2,125
Total revenues and other	$2,299,658

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. REVENUE FROM CONTRACTS WITH CUSTOMERS (CONTINUED)

Contract balances. Receivables from customers, which are included in Accounts receivable, net on the consolidated balance sheets were $214.3 million and $244.9 million as of December 31, 2018 and 2017, respectively.
Contract assets primarily relate to accrued deficiency fees WES expects to charge customers once the related performance periods are completed and revenue accrued but not yet billed under cost of service contracts with fixed and variable fees. The following table summarizes the current period activity related to contract assets from contracts with customers:

thousands
Balance at December 31, 2017	$—
Cumulative effect of adopting Topic 606	5,950
Amounts transferred to Accounts receivable, net from contract assets recognized in the adoption effect	(4,952)
Additional estimated revenues recognized	30,519
Cumulative catch up adjustment for change in estimated consideration due to cost of service rate updates	16,104
Balance at December 31, 2018	$47,621

Contract assets at December 31, 2018
Other current assets	$5,399
Other assets	42,222
Total contract assets from contracts with customers	$47,621

Contract liabilities primarily relate to (i) fees that are charged to customers for only a portion of the contract term and must be recognized as revenues over the expected period of customer benefit, (ii) fixed and variable fees under cost of service contracts that are received from customers for which revenue recognition is deferred and (iii) aid in construction payments received from customers that must be recognized over the expected period of customer benefit. The following table summarizes the current period activity related to contract liabilities from contracts with customers:

thousands
Balance at December 31, 2017	$—
Cumulative effect of adopting Topic 606	120,309
Cash received or receivable, excluding revenues recognized during the period	55,786
Assets received from customer	12,933
Revenues recognized during the period that were included in the adoption effect (1)	(21,556)
Cumulative catch up adjustment for change in estimated consideration due to cost of service rate updates	(21,848)
Balance at December 31, 2018	$145,624

Contract liabilities at December 31, 2018
Accrued liabilities	$16,235
Other liabilities	129,389
Total contract liabilities from contracts with customers	$145,624

(1)	Includes $(7.5) million from a performance obligation satisfied in a previous period related to the arbitration against SWEPI LP (see Note 14).

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. REVENUE FROM CONTRACTS WITH CUSTOMERS (CONTINUED)

Transaction price allocated to remaining performance obligations. Revenues expected to be recognized from certain performance obligations that are unsatisfied (or partially unsatisfied) as of December 31, 2018, are reflected in the following table. WGP applies the optional exemptions in Topic 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to unsatisfied (or partially unsatisfied) performance obligations. Therefore, the following table represents only a portion of expected future revenues from existing contracts as most future revenues from customers are dependent on future variable customer volumes and, in some cases, variable commodity prices for those volumes.

thousands
2019	$674,609
2020	847,045
2021	894,706
2022	947,310
2023	913,099
Thereafter	4,565,428
Total	$8,842,197

3. ACQUISITIONS AND DIVESTITURES

AMA acquisition. In February 2019, WES acquired the following assets from Anadarko (see Note 15), which are collectively referred to as the Anadarko Midstream Assets (“AMA”):

•
Wattenberg processing plant. The Wattenberg processing plant consists of a cryogenic train (with capacity of 190 million cubic feet per day (“MMcf/d”)) and a refrigeration train (with capacity of 100 MMcf/d) located in Adams County, Colorado, now part of the DJ Basin complex.

•	Wamsutter pipeline. The Wamsutter pipeline is a crude oil gathering pipeline located in Sweetwater County, Wyoming and delivers crude oil into Andeavor’s Wamsutter Pipeline System.

•
DJ Basin oil system. The DJ Basin oil system consists of (i) a crude oil gathering system, (ii) a centralized oil stabilization facility (“COSF”), which commenced operation in 2015, and (iii) a 12-mile crude oil pipeline, located in Weld County, Colorado. The COSF consists of Trains I through VI with total capacity of 155 thousand barrels per day (“MBbls/d”) and two storage tanks with total capacity of 500,000 barrels. Train VI, with capacity of 30 MBbls/d, commenced operation in 2018. The pipeline connects the COSF to Tampa Rail.

•
DBM oil system. The DBM oil system consists of (i) a crude oil gathering system, (ii) three central production facilities (“CPFs”), which include ten processing trains with total capacity of 75 MBbls/d, (iii) three storage tanks with total capacity of 30,000 barrels, (iv) a 14-mile crude oil pipeline, and (v) two regional oil treating facilities (“ROTFs”), which include four trains with total capacity of 120 MBbls/d, located in Reeves and Loving Counties, Texas. The ROTFs commenced operation in 2018. The pipeline transports crude oil from the DBM oil system and one third-party CPF into Plains All American Pipeline.

•
APC water systems. The APC water systems consist of one produced-water disposal system (with capacity of 30 MBbls/d), which commenced operation in 2017. Four additional produced-water disposal systems commenced operation in 2018, increasing the total capacity to 565 MBbls/d. The APC water systems are located in Reeves, Loving, Winkler and Ward Counties, Texas, which are now part of the DBM water systems.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISITIONS AND DIVESTITURES (CONTINUED)

•
A 20% interest in Saddlehorn. Saddlehorn owns (i) a 600-mile crude oil and condensate pipeline (excluding pipeline capacity leased by Saddlehorn) that originates in Laramie County, Wyoming and terminates in Cushing, Oklahoma, and (ii) four storage tanks with total capacity of 300,000 barrels. The Saddlehorn interest is accounted for under the equity method. The pipeline commenced operation in 2016 and is operated by a third party.

•
A 15% interest in Panola. Panola owns a 248-mile NGLs pipeline that originates in Panola County, Texas and terminates in Mont Belvieu, Texas. The Panola interest is accounted for under the equity method and is operated by a third party.

•
A 50% interest in Mi Vida. Mi Vida owns a cryogenic gas processing plant (with capacity of 200 MMcf/d) located in Ward County, Texas. The interest in Mi Vida is accounted for under the equity method. The processing plant commenced operation in 2015 and is operated by a third party.

•
A 50% interest in Ranch Westex. Ranch Westex owns a processing plant consisting of a cryogenic train (with capacity of 100 MMcf/d) and a refrigeration train (with capacity of 25 MMcf/d), located in Ward County, Texas. In 2017, an additional interest in Ranch Westex was purchased from a third party for a net investment of $22.5 million, increasing the ownership from 33% to 50%. The interest in Ranch Westex is accounted for under the equity method and the processing plant is operated by a third party.

Because the acquisition of AMA was a transfer of net assets between entities under common control, WGP’s historical financial statements previously filed with the SEC have been recast in this Form 8-K to include the results attributable to AMA as if WES owned AMA for all periods presented. The consolidated financial statements for periods prior to WES’s acquisition of AMA have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if WES had owned AMA during the periods reported.
The following table presents the impact of AMA on Revenues and other, Equity income, net – affiliates and Net income (loss) as presented in WGP’s historical consolidated statements of operations:

	Year Ended December 31, 2018
thousands	WGP Historical	AMA	Eliminations	Combined
Revenues and other	$1,990,276	$343,499	$(34,117)	$2,299,658
Equity income, net – affiliates	153,024	42,445	—	195,469
Net income (loss)	448,512	182,142	—	630,654

	Year Ended December 31, 2017
thousands	WGP Historical	AMA	Eliminations	Combined
Revenues and other	$2,248,356	$192,853	$(11,595)	$2,429,614
Equity income, net – affiliates	85,194	29,947	—	115,141
Net income (loss)	573,202	164,183	—	737,385

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISITIONS AND DIVESTITURES (CONTINUED)

	Year Ended December 31, 2016
thousands	WGP Historical	AMA	Eliminations	Combined
Revenues and other	$1,804,270	$138,269	$(1,209)	$1,941,330
Equity income, net – affiliates	78,717	22,975	—	101,692
Net income (loss)	596,980	61,306	—	658,286

Red Bluff Express acquisition. In January 2019, WES acquired a 30% interest in Red Bluff Express Pipeline, LLC (“Red Bluff Express”), which owns a natural gas pipeline operated by a third party (the “Red Bluff Express pipeline”) connecting Reeves County and Loving County, Texas to the WAHA hub in Pecos County, Texas. WES acquired its 30% interest from a third party via an initial net investment of $92.5 million, which represented its share of costs incurred up to the date of acquisition. The initial investment was funded with cash on hand and the interest in Red Bluff Express will be accounted for under the equity method.

Whitethorn LLC acquisition. In June 2018, WES acquired a 20% interest in Whitethorn LLC, which owns a crude oil and condensate pipeline that originates in Midland, Texas and terminates in Sealy, Texas (the “Midland-to-Sealy pipeline”) and related storage facilities (collectively referred to as “Whitethorn”). A third party operates Whitethorn and oversees the related commercial activities. In connection with its investment in Whitethorn, WES will share proportionally in the commercial activities. WES acquired its 20% interest via a $150.6 million net investment, which was funded with cash on hand and is accounted for under the equity method. See Note 10.

Cactus II acquisition. In June 2018, WES acquired a 15% interest in Cactus II, which will own a crude oil pipeline operated by a third party (the “Cactus II pipeline”) connecting West Texas to the Corpus Christi area. The Cactus II pipeline is under construction and is expected to become operational in late 2019. WES acquired its 15% interest from a third party via an initial net investment of $12.1 million, which represented its share of costs incurred up to the date of acquisition. The initial investment was funded with cash on hand and the interest in Cactus II is accounted for under the equity method. See Note 10.

Property exchange. In March 2017, WES acquired an additional 50% interest in the Delaware Basin JV Gathering LLC (“DBJV”) system (the “Additional DBJV System Interest”) from a third party in exchange for (a) WES’s 33.75% non-operated interest in two natural gas gathering systems located in northern Pennsylvania (the “Non-Operated Marcellus Interest”), commonly referred to as the Liberty and Rome systems, and (b) $155.0 million of cash consideration (collectively, the “Property Exchange”). WES previously held a 50% interest in, and operated, the DBJV system.
The Property Exchange was reflected as a nonmonetary transaction whereby the acquired Additional DBJV System Interest was recorded at the fair value of the divested Non-Operated Marcellus Interest plus the $155.0 million of cash consideration. The Property Exchange resulted in a net gain of $125.7 million recorded as Gain (loss) on divestiture and other, net in the consolidated statements of operations. Results of operations attributable to the Property Exchange were included in the consolidated statements of operations beginning on the acquisition date in the first quarter of 2017.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISITIONS AND DIVESTITURES (CONTINUED)

DBJV acquisition - Deferred purchase price obligation - Anadarko. Prior to WES’s agreement with Anadarko to settle its deferred purchase price obligation early, the consideration that would have been paid by WES for the March 2015 acquisition of DBJV from Anadarko consisted of a cash payment to Anadarko due on March 31, 2020. In May 2017, WES reached an agreement with Anadarko to settle this obligation with a cash payment to Anadarko of $37.3 million, which was equal to the estimated net present value of the obligation at March 31, 2017.
The following table summarizes the financial statement impact of the Deferred purchase price obligation – Anadarko:

	Deferred purchase price obligation - Anadarko	Estimated future payment obligation (1)
Balance at December 31, 2015	$188,674	$282,807
Accretion revision (2)	(7,747)
Revision to Deferred purchase price obligation – Anadarko (3)	(139,487)
Balance at December 31, 2016	41,440	56,455
Accretion expense (4)	71
Revision to Deferred purchase price obligation – Anadarko (3)	(4,165)
Settlement of the Deferred purchase price obligation – Anadarko	(37,346)
Balance at December 31, 2017	$—	$—

(1)	Calculated using Level 3 inputs.

(2)	Financing-related accretion revisions were recorded in Interest expense in the consolidated statements of operations.

(3)	Recorded as revisions within Common units in the consolidated balance sheets and consolidated statements of equity and partners’ capital.

(4)	Accretion expense was recorded as a charge to Interest expense in the consolidated statements of operations.

Springfield acquisition. In March 2016, WES acquired Springfield Pipeline LLC (“Springfield”) from Anadarko for $750.0 million, consisting of $712.5 million in cash and the issuance of 1,253,761 of WES common units. Springfield owns a 50.1% interest in an oil gathering system and a gas gathering system. The Springfield oil and gas gathering systems (collectively, the “Springfield system”) are located in Dimmit, La Salle, Maverick and Webb Counties in South Texas. WES financed the cash portion of the acquisition through: (i) borrowings of $247.5 million on WES’s senior unsecured revolving credit facility originally entered into in February 2014, (ii) the issuance of 835,841 of WES common units to WGP and (iii) the issuance of WES Series A Preferred units to private investors. See Note 5 for further information regarding the Series A Preferred units.

Newcastle system divestiture. In December 2018, the Newcastle system, located in Northeast Wyoming, was sold to a third party for $3.2 million, resulting in a net gain on sale of $0.6 million recorded as Gain (loss) on divestiture and other, net in the consolidated statements of operations. WES previously held a 50% interest in, and operated, the Newcastle system.

Helper and Clawson systems divestiture. In June 2017, the Helper and Clawson systems, located in Utah, were sold to a third party, resulting in a net gain on sale of $16.3 million recorded as Gain (loss) on divestiture and other, net in the consolidated statements of operations.

Hugoton system divestiture. In October 2016, the Hugoton system, located in Southwest Kansas and Oklahoma, was sold to a third party, resulting in a net loss on sale of $12.0 million recorded as Gain (loss) on divestiture and other, net in the consolidated statements of operations. WES allocated $1.6 million in goodwill to this divestiture.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. PARTNERSHIP DISTRIBUTIONS

WGP partnership distributions. WGP’s partnership agreement requires WGP to distribute all of its available cash (as defined in its partnership agreement) to WGP unitholders of record on the applicable record date within 55 days of the end of each quarter. The Board of Directors declared the following cash distributions to WGP unitholders for the periods presented:

thousands except per-unit amounts Quarters Ended	Total Quarterly Distribution per Unit	Total Quarterly Cash Distribution	Date of Distribution
2016
March 31	$0.42375	$92,767	May 2016
June 30	0.43375	94,958	August 2016
September 30	0.44750	97,968	November 2016
December 31	0.46250	101,254	February 2017
2017
March 31	$0.49125	$107,549	May 2017
June 30	0.52750	115,487	August 2017
September 30	0.53750	117,677	November 2017
December 31	0.54875	120,140	February 2018
2018
March 31	$0.56875	$124,518	May 2018
June 30	0.58250	127,531	August 2018
September 30	0.59500	130,268	November 2018
December 31 (1)	0.60250	131,910	February 2019

(1)
The Board of Directors declared a cash distribution to WGP unitholders for the fourth quarter of 2018 of $0.60250 per unit, or $131.9 million in aggregate. The cash distribution is payable on February 21, 2019, to WGP unitholders of record at the close of business on February 1, 2019.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. PARTNERSHIP DISTRIBUTIONS (CONTINUED)

WES partnership distributions. WES’s partnership agreement requires WES to distribute all of its available cash (as defined in WES’s partnership agreement) to WES unitholders of record on the applicable record date within 45 days of the end of each quarter. The Board of Directors of WES GP declared the following cash distributions to WES’s common and general partner unitholders for the periods presented:

thousands except per-unit amounts Quarters Ended	Total Quarterly Distribution per Unit	Total Quarterly Cash Distribution	Date of Distribution
2016
March 31	$0.815	$158,905	May 2016
June 30	0.830	162,827	August 2016
September 30	0.845	166,742	November 2016
December 31	0.860	170,657	February 2017
2017
March 31	$0.875	$188,753	May 2017
June 30	0.890	207,491	August 2017
September 30	0.905	212,038	November 2017
December 31	0.920	216,586	February 2018
2018
March 31	$0.935	$221,133	May 2018
June 30	0.950	225,691	August 2018
September 30	0.965	230,239	November 2018
December 31 (1)	0.980	234,787	February 2019

(1)
The Board of Directors of WES GP declared a cash distribution to WES unitholders for the fourth quarter of 2018 of $0.980 per unit, or $234.8 million in aggregate, including incentive distributions, but excluding distributions on WES Class C units (see WES Class C unit distributions below). The cash distribution was paid on February 13, 2019, to WES unitholders of record at the close of business on February 1, 2019.

WES’s available cash. The amount of available cash (as defined in WES’s partnership agreement) generally is all cash on hand at the end of the quarter, plus, at the discretion of WES GP, working capital borrowings made subsequent to the end of such quarter, less the amount of cash reserves established by WES GP to provide for the proper conduct of WES’s business, including reserves to fund future capital expenditures; to comply with applicable laws, debt instruments or other agreements; or to provide funds for distributions to WES unitholders and to WES GP for any one or more of the next four quarters. Working capital borrowings generally include borrowings made under a credit facility or similar financing arrangement. Working capital borrowings may only be those that, at the time of such borrowings, were intended to be repaid within 12 months. In all cases, working capital borrowings are used solely for working capital purposes or to fund distributions to partners.

WES Class C unit distributions. WES’s Class C units receive quarterly distributions at a rate equivalent to WES’s common units. The distributions are paid in the form of additional Class C units (“PIK Class C units”) until the earlier of (i) the consummation of the Merger (see Note 15) or (ii) March 1, 2020, unless WES elects to convert such units earlier or Anadarko extends the conversion date, and the Class C units are disregarded with respect to WES’s distributions of WES’s available cash until such event. The number of additional PIK Class C units to be issued in connection with a distribution payable on the Class C units is determined by dividing the corresponding distribution attributable to the Class C units by the volume-weighted-average price of WES’s common units for the ten days immediately preceding the payment date for the WES common unit distribution, less a 6% discount. WES records the PIK Class C unit distributions at fair value at the time of issuance. This Level 2 fair value measurement uses WES’s unit price as a significant input in the determination of the fair value. See Note 5 for further discussion of the WES Class C units.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. PARTNERSHIP DISTRIBUTIONS (CONTINUED)

WES Series A Preferred unit distributions. As further described in Note 5, WES issued Series A Preferred units representing limited partner interests in WES to private investors in 2016. The Series A Preferred unitholders received quarterly distributions in cash equal to $0.68 per Series A Preferred unit, subject to certain adjustments. On March 1, 2017, 50% of the outstanding WES Series A Preferred units converted into WES common units on a one-for-one basis, and on May 2, 2017, all remaining WES Series A Preferred units converted into WES common units on a one-for-one basis. Such converted WES common units were entitled to distributions made to WES common unitholders with respect to the quarter during which the applicable conversion occurred and did not include a prorated WES Series A Preferred unit distribution. The following table summarizes the Series A Preferred unitholders’ cash distributions for the periods presented:

thousands except per-unit amounts Quarters Ended	Total Quarterly Distribution per Unit	Total Quarterly Cash Distribution	Date of Distribution
2016
March 31 (1)	$0.68	$1,887	May 2016
June 30 (2)	0.68	14,082	August 2016
September 30	0.68	14,907	November 2016
December 31	0.68	14,908	February 2017
2017
March 31	$0.68	$7,453	May 2017

(1)	Quarterly per unit distribution prorated for the 18-day period during which 14,030,611 WES Series A Preferred units were outstanding during the first quarter of 2016.

(2)
Full quarterly per unit distribution on 14,030,611 WES Series A Preferred units and quarterly per unit distribution prorated for the 77-day period during which 7,892,220 WES Series A Preferred units were outstanding during the second quarter of 2016.

WES’s general partner interest and incentive distribution rights. As of December 31, 2018, WES GP was entitled to 1.5% of all quarterly distributions that WES makes prior to its liquidation and, as the holder of the incentive distribution rights (“IDRs”), was entitled to incentive distributions at the maximum distribution sharing percentage of 48.0% for all periods presented, after the minimum quarterly distribution and the target distribution levels had been achieved. The maximum distribution sharing percentage of 49.5% does not include any distributions that WES GP may receive on common units that it may acquire.

5. EQUITY AND PARTNERS’ CAPITAL

Holdings of WGP equity. As of December 31, 2018, WGP’s common units were listed on the New York Stock Exchange under the symbol “WGP.” As of December 31, 2018, Anadarko held 170,380,161 WGP common units, representing a 77.8% limited partner interest in WGP, and, through its ownership of WGP GP, Anadarko indirectly held the entire non-economic general partner interest in WGP. The public held 48,557,636 WGP common units, representing a 22.2% limited partner interest in WGP.
In June 2016, Anadarko sold 12,500,000 of its WGP common units to the public through an underwritten offering. WGP did not receive any proceeds from, or incur any expense in, the public offering.

Tangible equity units. In June 2015, Anadarko completed the public issuance of 9,200,000 7.50% tangible equity units (“TEUs”), including 1,200,000 TEUs pursuant to the full exercise of the underwriters’ over-allotment option, at a price to the public of $50.00 per TEU. Each TEU that Anadarko issued consisted of (1) a prepaid equity purchase contract for WGP common units owned by Anadarko (which was subject to Anadarko’s right to elect to deliver shares of its common stock in lieu of such WGP common units) and (2) a senior amortizing note that was due June 7, 2018. On June 7, 2018, the mandatory settlement date, Anadarko settled the 9,200,000 then outstanding TEUs by delivering to the holders 8,207,204 of its WGP common units in exchange for the prepaid equity purchase contracts. WGP did not receive any proceeds from, or incur any expense in, the public offering or settlement of the TEUs.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. EQUITY AND PARTNERS’ CAPITAL (CONTINUED)

Net income (loss) per common unit. For WGP, basic net income (loss) per common unit is calculated by dividing the limited partners’ interest in net income (loss) by the weighted-average number of common units outstanding during the period. Dilutive net income (loss) per common unit is calculated by dividing the limited partners’ interest in net income (loss) adjusted for distributions on the WES Series A Preferred units and a reallocation of the limited partners’ interest in net income (loss) assuming, prior to the actual conversion, conversion of the WES Series A Preferred units into WES common units, by the weighted-average number of WGP common units outstanding during the period. As of May 2, 2017, all WES Series A Preferred units were converted into WES common units on a one-for-one basis. The impact of the Series A Preferred units assuming, prior to the actual conversion, conversion to WES common units would be anti-dilutive for the years ended December 31, 2017 and 2016. Net income (loss) per common unit is calculated assuming that cash distributions are equal to the net income attributable to WGP. Net income (loss) attributable to the WES assets (as defined in Note 1) acquired from Anadarko for periods prior to WES’s acquisition of the WES assets is not allocated to the limited partners when calculating net income (loss) per common unit. Net income equal to the amount of available cash (as defined by WGP’s partnership agreement) is allocated to WGP common unitholders consistent with actual cash distributions.

Holdings of WES equity. As of December 31, 2018, WGP held 50,132,046 WES common units, representing a 29.6% limited partner interest in WES, and, through its ownership of WES GP, WGP indirectly held 2,583,068 general partner units, representing a 1.5% general partner interest in WES, and 100% of WES’s IDRs. As of December 31, 2018, (i) other subsidiaries of Anadarko collectively held 2,011,380 WES common units and 14,372,665 Class C units, representing an aggregate 9.7% limited partner interest in WES and (ii) the public held 100,465,859 WES common units, representing a 59.2% limited partner interest in WES, which are all reflected as noncontrolling interests within the consolidated financial statements of WGP (see Note 1).

WES equity offerings. In July 2017, WES filed a registration statement with the SEC for the issuance of up to an aggregate of $500.0 million of WES common units pursuant to a new continuous offering program that has not yet been initiated. Upon the consummation of the Merger (see Note 15), WES will terminate the registration statement relating to the $500.0 million COP and, therefore, WES common units will no longer be available for issuance thereunder.

WES Class C units. In November 2014, WES issued 10,913,853 Class C units to APC Midstream Holdings, LLC (“AMH”), pursuant to a Unit Purchase Agreement with Anadarko and AMH. The Class C units were issued to partially fund WES’s acquisition of DBM.
When issued, the WES Class C units were scheduled to convert into WES common units on a one-for-one basis on December 31, 2017, and in February 2017, Anadarko elected to extend the conversion date of the WES Class C units to March 1, 2020. All outstanding WES Class C units will convert into WES common units on a one-for-one basis immediately prior to the closing of the Merger, if consummated. If the Merger is not consummated, the conversion will occur on March 1, 2020, unless WES elects to convert such units earlier or Anadarko extends the conversion date (see Note 15).

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. EQUITY AND PARTNERS’ CAPITAL (CONTINUED)

WES Series A Preferred units. In 2016, WES issued 21,922,831 Series A Preferred units to private investors, generating proceeds of $686.9 million (net of fees and expenses, but including a 2.0% transaction fee paid to the private investors). Pursuant to an agreement between WES and the holders of the WES Series A Preferred units, 50% of the WES Series A Preferred units converted into WES common units on a one-for-one basis on March 1, 2017, and all remaining Series A Preferred units converted into WES common units on a one-for-one basis on May 2, 2017.

WES interests. The following table summarizes WES’s units issued during the years ended December 31, 2018 and 2017:

	WES Common Units	WES Class C Units	WES Series A Preferred Units	WES General Partner Units	Total
Balance at December 31, 2016	130,671,970	12,358,123	21,922,831	2,583,068	167,535,992
PIK Class C units	—	885,760	—	—	885,760
Conversion of Series A Preferred units	21,922,831	—	(21,922,831)	—	—
Long-Term Incentive Plan award vestings	7,304	—	—	—	7,304
Balance at December 31, 2017	152,602,105	13,243,883	—	2,583,068	168,429,056
PIK Class C units	—	1,128,782	—	—	1,128,782
Long-Term Incentive Plan award vestings	7,180	—	—	—	7,180
Balance at December 31, 2018	152,609,285	14,372,665	—	2,583,068	169,565,018

6. TRANSACTIONS WITH AFFILIATES

Affiliate transactions. Revenues from affiliates include amounts earned by WES from services provided to Anadarko as well as from the sale of natural gas, condensate and NGLs to Anadarko. Anadarko sells such natural gas, condensate and NGLs as an agent on behalf of either WES or WES’s customers. When such sales are on WES’s customers’ behalf, WES recognizes associated service revenues and cost of product expense. When such sales are on WES’s behalf, WES recognizes product sales revenues based on the Anadarko sales price to the third party and cost of product expense associated with these sales activities.
In addition, WES purchases natural gas, condensate and NGLs from an affiliate of Anadarko pursuant to gas purchase agreements. Operation and maintenance expense includes amounts accrued for or paid to affiliates for the operation of WES assets, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. A portion of general and administrative expenses is paid by Anadarko, which results in affiliate transactions pursuant to the reimbursement provisions of the omnibus agreements of WES and WGP. Affiliate expenses do not bear a direct relationship to affiliate revenues, and third-party expenses do not bear a direct relationship to third-party revenues.

Merger transactions. As discussed in more detail in Note 15, WGP has entered into the Merger Agreement with WES, Anadarko and certain of their affiliates.

Cash management. Anadarko operates a cash management system whereby excess cash from most of its subsidiaries’ separate bank accounts is generally swept to centralized accounts. Prior to the acquisition of WES assets, third-party sales and purchases related to such assets were received or paid in cash by Anadarko within its centralized cash management system. The outstanding affiliate balances were entirely settled through an adjustment to net investment by Anadarko in connection with the acquisition of WES assets. Subsequent to the acquisition of WES assets from Anadarko, transactions related to such assets are cash-settled directly with third parties and with Anadarko affiliates. Chipeta cash settles its transactions directly with third parties and Anadarko, as well as with the other subsidiaries of WES.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. TRANSACTIONS WITH AFFILIATES (CONTINUED)

Note receivable - Anadarko. Concurrently with the closing of WES’s May 2008 initial public offering, WES loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%, payable quarterly. The fair value of the note receivable from Anadarko was $279.6 million and $325.2 million at December 31, 2018 and 2017, respectively. The fair value of the note reflects consideration of credit risk and any premium or discount for the differential between the stated interest rate and quarter-end market interest rate, based on quoted market prices of similar debt instruments. Accordingly, the fair value of the note receivable from Anadarko is measured using Level 2 inputs.

APCWH Note Payable. In June 2017, APC Water Holdings 1, LLC (“APCWH”) entered into an eight-year note payable agreement with Anadarko. See Note 13 and Note 15.

Commodity price swap agreements. WES had commodity price swap agreements with Anadarko to mitigate exposure to the commodity price risk inherent in its percent-of-proceeds, percent-of-product and keep-whole contracts. Notional volumes for each of the commodity price swap agreements were not specifically defined. Instead, the commodity price swap agreements applied to the actual volume of natural gas, condensate and NGLs purchased and sold. The commodity price swap agreements did not satisfy the definition of a derivative financial instrument and, therefore, were not required to be measured at fair value. WES’s net gains (losses) on commodity price swap agreements were $(7.9) million, $0.6 million and $28.5 million for the years ended December 31, 2018, 2017 and 2016, respectively, and are reported in the consolidated statements of operations as affiliate Product sales in 2018 and as affiliate Product sales and Cost of product in 2017 and 2016 (see Note 1). These commodity price swap agreements expired without renewal on December 31, 2018.

Swap agreements - DJ Basin complex, Hugoton system and MGR assets. On December 8, 2015, the commodity price swap agreements with Anadarko for the DJ Basin complex and Hugoton system were extended from January 1, 2016, through December 31, 2016. On December 1, 2016, the commodity price swap agreements with Anadarko for the DJ Basin complex and the MGR assets were extended from January 1, 2017 through December 31, 2017. On December 20, 2017, the commodity price swap agreements with Anadarko for the DJ Basin complex and the MGR assets were extended from January 1, 2018 through December 31, 2018.
Revenues or costs attributable to volumes sold and purchased during 2016, 2017 and 2018 for the DJ Basin complex, MGR assets and Hugoton system are recognized in the consolidated statements of operations at the applicable market price in the tables below. WES also records a capital contribution from Anadarko in its consolidated statements of equity and partners’ capital for an amount equal to (i) the amount by which the swap price for product sales exceeds the applicable market price in the tables below, minus (ii) the amount by which the swap price for product purchases exceeds the applicable market price in the tables below. For the years ended December 31, 2018, 2017 and 2016, the capital contributions from Anadarko were $51.6 million, $58.6 million and $45.8 million, respectively. The tables below summarize the swap prices compared to the forward market prices:

	DJ Basin Complex
per barrel except natural gas	2016 - 2018 Swap Prices	2016 Market Prices (1)	2017 Market Prices (1)	2018 Market Prices (1)
Ethane	$18.41	$0.60	$5.09	$5.41
Propane	47.08	10.98	18.85	28.72
Isobutane	62.09	17.23	26.83	32.92
Normal butane	54.62	16.86	26.20	32.71
Natural gasoline	72.88	26.15	41.84	48.04
Condensate	76.47	34.65	45.40	49.36
Natural gas (per MMBtu)	5.96	2.11	3.05	2.21

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. TRANSACTIONS WITH AFFILIATES (CONTINUED)

	Hugoton System (2)
per barrel except natural gas	2016 Swap Prices	2016 Market Prices (1)
Condensate	$78.61	$18.81
Natural gas (per MMBtu)	5.50	2.12

	MGR Assets
per barrel except natural gas	2016 - 2018 Swap Prices	2017 Market Prices (1)	2018 Market Prices (1)
Ethane	$23.11	$4.08	$2.52
Propane	52.90	19.24	25.83
Isobutane	73.89	25.79	30.03
Normal butane	64.93	25.16	29.82
Natural gasoline	81.68	45.01	47.25
Condensate	81.68	53.55	56.76
Natural gas (per MMBtu)	4.87	3.05	2.21

(1)
Represents the New York Mercantile Exchange forward strip price as of December 8, 2015, December 1, 2016, and December 20, 2017, for the 2016 Market Prices, 2017 Market Prices and 2018 Market Prices, respectively, adjusted for product specification, location, basis and, in the case of NGLs, transportation and fractionation costs.

(2)	The Hugoton system was sold in October 2016. See Note 3.

Gathering and processing agreements. WES has significant gathering and processing arrangements with affiliates of Anadarko on a majority of its systems. The combination of the DBM complex and DBJV and Haley systems, effective January 1, 2018, into a single complex now referred to as the “West Texas complex” resulted in natural gas throughput previously reported as “Gathering, treating and transportation” now being reported as “Processing.” WES’s natural gas gathering, treating and transportation throughput (excluding equity investment throughput) attributable to production owned or controlled by Anadarko was 7%, 34% and 37% for the years ended December 31, 2018, 2017 and 2016, respectively. WES’s natural gas processing throughput (excluding equity investment throughput) attributable to production owned or controlled by Anadarko was 40%, 41% and 53% for the years ended December 31, 2018, 2017 and 2016, respectively. WES’s crude oil, NGLs and produced water gathering, treating, transportation and disposal throughput (excluding equity investment throughput) attributable to production owned or controlled by Anadarko was 85%, 81% and 86% for the years ended December 31, 2018, 2017 and 2016, respectively.

Commodity purchase and sale agreements. WES sells a significant amount of its natural gas, condensate and NGLs to Anadarko Energy Services Company (“AESC”), Anadarko’s marketing affiliate that acts as an agent in the sale to a third party. In addition, WES purchases natural gas, condensate and NGLs from AESC pursuant to purchase agreements. WES’s purchase and sale agreements with AESC are generally one-year contracts, subject to annual renewal.

Acquisitions from Anadarko. On March 14, 2016, WES acquired Springfield from Anadarko (see Note 3).

Omnibus agreements. Pursuant to the omnibus agreements discussed below, Anadarko performs centralized corporate functions for WGP and WES such as legal; accounting; treasury; cash management; investor relations; insurance administration and claims processing; risk management; health, safety and environmental; information technology; human resources; credit; payroll; internal audit; tax; marketing and midstream administration. Anadarko, in accordance with WES’s partnership agreement and the omnibus agreement between Anadarko and WES GP that governs certain reimbursement and indemnification matters (the “WES omnibus agreement”), determines, in its reasonable discretion, amounts to be reimbursed by WES in exchange for services provided under the WES omnibus agreement. See Summary of affiliate transactions below.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. TRANSACTIONS WITH AFFILIATES (CONTINUED)

WGP omnibus agreement. In connection with WGP’s IPO in December 2012, WGP entered into an omnibus agreement with WGP GP and Anadarko that governs the following: (i) WGP’s obligation to reimburse Anadarko for expenses incurred or payments made on WGP’s behalf in conjunction with Anadarko’s provision of general and administrative services to WGP, including public company expenses and general and administrative expenses; (ii) WGP’s obligation to pay Anadarko, in quarterly installments, an administrative services fee of $250,000 per year (subject to an annual increase as described in the agreement); and (iii) WGP’s obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes on WGP’s behalf.
The following table summarizes the amounts WGP reimbursed to Anadarko, separate from, and in addition to, those reimbursed by WES:

	Year Ended December 31,
thousands	2018	2017	2016
General and administrative expenses	$269	$263	$258
Public company expenses	2,895	1,821	2,449
Total reimbursement	$3,164	$2,084	$2,707

WES omnibus agreement. In connection with WES’s IPO in 2008, WES entered into the WES omnibus agreement with Anadarko and WES GP, which governs its relationship regarding certain reimbursement and indemnification matters.
The following table summarizes the amounts WES reimbursed to Anadarko:

	Year Ended December 31,
thousands	2018	2017	2016
General and administrative expenses	$35,077	$31,733	$29,360
Public company expenses	15,409	9,379	8,410
Total reimbursement	$50,486	$41,112	$37,770

Services and secondment agreement. Pursuant to the services and secondment agreement, specified employees of Anadarko are seconded to provide operating, routine maintenance and other services with respect to the assets owned and operated by WES under the direction, supervision and control of WES GP. Pursuant to the services and secondment agreement, WES reimburses Anadarko for services provided by the seconded employees. The initial term of the services and secondment agreement expired in May 2018, but was extended for a twelve-month period and will continue to automatically extend for additional twelve-month periods unless either party provides 180 days written notice of termination before the applicable twelve-month period expires. The consolidated financial statements include costs allocated by Anadarko for expenses incurred under the services and secondment agreement for periods including and subsequent to WES’s acquisition of the WES assets.

WGP tax sharing agreement. Prior to WGP’s conversion from WGR Holdings, LLC to a limited partnership in September 2012, WGP was a single-member limited liability company, required to reflect its income tax expense liability on a separate-return basis. Upon the completion of WGP’s IPO in December 2012, WGP became a partnership for U.S. federal and state income tax purposes and is therefore not subject to U.S. federal and state income taxes, except for Texas margin tax on the portion of WGP’s income apportionable to Texas. See Note 7.
In connection with WGP’s IPO in December 2012, WGP entered into a tax sharing agreement with Anadarko, pursuant to which WGP reimburses Anadarko for its estimated share of taxes from all forms of taxation, excluding taxes imposed by the United States. Taxes for which WGP reimburses Anadarko include state taxes attributable to WGP’s income which are directly borne by Anadarko on WGP’s behalf as a result of WGP’s results being included in a combined or consolidated tax return filed by Anadarko with respect to periods including and subsequent to the closing date of the IPO. Anadarko may use its tax attributes to cause its combined or consolidated group, of which WGP may be a member for this purpose, to owe no tax. Nevertheless, WGP will be required to reimburse Anadarko for the estimated share of taxes that WGP would have owed had the attributes not been available or used for WGP’s benefit, regardless of whether Anadarko pays taxes for the period.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. TRANSACTIONS WITH AFFILIATES (CONTINUED)

WES tax sharing agreement. Concurrently with WES’s IPO in 2008, WES entered into a tax sharing agreement, pursuant to which WES reimburses Anadarko for its estimated share of taxes from all forms of taxation, excluding taxes imposed by the United States. Taxes for which WES reimburses Anadarko include state taxes attributable to WES’s income, which are directly borne by Anadarko through its filing of a combined or consolidated tax return with respect to periods beginning on and subsequent to the acquisition of the WES assets from Anadarko. Anadarko may use its own tax attributes to reduce or eliminate the tax liability of its combined or consolidated group, which may include WES as a member. However, under this circumstance, WES nevertheless is required to reimburse Anadarko for its allocable share of taxes that would have been owed had tax attributes not been available to Anadarko.

WES long-term debt and WES RCF indemnification agreements. WES’s long-term debt is recourse to WES GP. In turn, WES GP has been indemnified by wholly owned subsidiaries of Anadarko for any claims made against WES GP under WES’s long-term debt or the WES RCF. See Note 13.

Allocation of costs. For periods prior to WES’s acquisition of the WES assets, the consolidated financial statements include costs allocated by Anadarko in the form of a management services fee. This management services fee was allocated to WES based on its proportionate share of Anadarko’s revenues and expenses or other contractual arrangements. Management believes these allocation methodologies are reasonable.
The employees supporting WES’s operations are employees of Anadarko. Anadarko allocates costs to WES for its share of personnel costs, including costs associated with equity-based compensation plans, non-contributory defined benefit pension and postretirement plans and defined contribution savings plans pursuant to the WES omnibus agreement and services and secondment agreement. In general, WES’s reimbursement to Anadarko under the WES omnibus agreement or services and secondment agreement is either (i) on an actual basis for direct expenses Anadarko and WES GP incur on behalf of WES, or (ii) based on an allocation of salaries and related employee benefits between WES, WES GP and Anadarko based on estimates of time spent on each entity’s business and affairs. Most general and administrative expenses charged to WES by Anadarko are attributed to WES on an actual basis, and do not include any mark-up or subsidy component. With respect to allocated costs, management believes the allocation method employed by Anadarko is reasonable. Although it is not practicable to determine what the amount of these direct and allocated costs would be if WES were to directly obtain these services, management believes that aggregate costs charged to WES by Anadarko are reasonable.

WGP LTIP and Anadarko Incentive Plan. WGP GP awards phantom units under the WGP LTIP to its independent directors and executive officers. The phantom units awarded to the independent directors vest one year from the grant date, while awards granted to executive officers are subject to graded vesting over a three-year service period.
The following table summarizes WGP LTIP award activity for the years ended December 31, 2018, 2017 and 2016:

	2018		2017		2016
	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value	Units
Phantom units outstanding at beginning of year	$43.39	5,763	$39.78	5,658	$47.20	12,537
Vested	43.39	(5,763)	39.78	(5,658)	47.20	(12,537)
Granted	35.08	7,128	43.39	5,763	39.78	5,658
Phantom units outstanding at end of year	35.08	7,128	43.39	5,763	39.78	5,658

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. TRANSACTIONS WITH AFFILIATES (CONTINUED)

WGP LTIP and Anadarko Incentive Plan Compensation Expense. Compensation expense under the WGP LTIP is recognized over the vesting period and was $0.3 million for the year ended December 31, 2018, and $0.2 million for each of the years ended December 31, 2017 and 2016. As of December 31, 2018, there was $0.1 million of unrecognized compensation expense attributable to the outstanding awards under the WGP LTIP, all of which will be realized by WGP, and which is expected to be recognized over a weighted-average period of 0.4 years.
General and administrative expenses included $6.6 million, $4.6 million and $5.2 million for the years ended December 31, 2018, 2017 and 2016, respectively, of equity-based compensation expense, allocated to WES by Anadarko, for awards granted to the executive officers of WES GP and other employees under the WGP LTIP and Anadarko Incentive Plan. Of these amounts, $5.7 million, $4.6 million and $4.2 million are reflected as contributions to partners’ capital in the consolidated statements of equity and partners’ capital for each of years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, $12.5 million of estimated unrecognized compensation expense attributable to the Anadarko Incentive Plans will be allocated to WES over a weighted-average period of 2.0 years.

WES LTIP. WES GP awards phantom units under the WES LTIP primarily to its independent directors, but also from time to time to its executive officers and Anadarko employees performing services for WES. The phantom units awarded to the independent directors vest one year from the grant date, while all other awards are subject to graded vesting over a three-year service period.
The following table summarizes WES LTIP award activity for the years ended December 31, 2018, 2017 and 2016:

	2018		2017		2016
	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value	Units
Phantom units outstanding at beginning of year	$55.73	7,180	$49.30	7,304	$68.78	5,477
Vested	55.73	(7,180)	49.30	(7,304)	68.78	(5,477)
Granted	49.88	8,020	55.73	7,180	49.30	7,304
Phantom units outstanding at end of year	49.88	8,020	55.73	7,180	49.30	7,304

WES LTIP Compensation Expense. Compensation expense is recognized over the vesting period and was $0.4 million for each of the years ended December 31, 2018, 2017 and 2016. As of December 31, 2018, there was $0.1 million of unrecognized compensation expense attributable to the outstanding awards under the WES LTIP, all of which will be realized by WES, and which is expected to be recognized over a weighted-average period of 0.4 years.

Affiliate asset contributions and distributions. The following table summarizes Anadarko’s contributions and distributions of other assets to WES:

	Year Ended December 31,
	2018	2017	2016	2018	2017	2016
thousands	Purchases			Sales
Cash consideration	$(254)	$(3,910)	$(3,965)	$—	$—	$623
Net carrying value	59,089	5,283	3,496	—	—	(605)
Partners’ capital adjustment	$58,835	$1,373	$(469)	$—	$—	$18

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. TRANSACTIONS WITH AFFILIATES (CONTINUED)

Contributions in aid of construction costs from affiliates. On certain of WES’s capital projects, Anadarko is obligated to reimburse WES for all or a portion of project capital expenditures. The majority of such arrangements are associated with projects related to pipeline construction activities and production well tie-ins. For periods prior to January 1, 2018, the cash receipts resulting from such reimbursements were presented as “Contributions in aid of construction costs from affiliates” within the investing section of the consolidated statements of cash flows. As discussed in Recently adopted accounting standards in Note 1, upon adoption of Topic 606, affiliate reimbursements of capital costs are reflected as contract liabilities upon receipt, amortized to Service revenues – fee based over the expected period of customer benefit, and presented within the operating section of the consolidated statements of cash flows.

Summary of affiliate transactions. The following table summarizes material affiliate transactions:

	Year ended December 31,
thousands	2018	2017	2016
Revenues and other (1)	$1,353,711	$1,539,105	$1,358,918
Equity income, net – affiliates (1)	195,469	115,141	101,692
Cost of product (1)	168,535	74,560	75,983
Operation and maintenance (2)	115,948	82,249	82,133
General and administrative (3)	49,672	43,221	41,983
Operating expenses	334,155	200,030	200,099
Interest income (4)	16,900	16,900	16,900
Interest expense (5) (6)	6,746	224	(7,747)
APCWH Note Payable borrowings (6)	321,780	98,813	—
Settlement of the Deferred purchase price obligation – Anadarko (7)	—	(37,346)	—
Distributions to WGP unitholders (8)	400,194	360,523	315,505
Distributions to WES unitholders (9)	7,583	7,100	5,614
Above-market component of swap agreements with Anadarko	51,618	58,551	45,820

(1)
Represents amounts earned or incurred on and subsequent to the date of the acquisition of WES assets, as well as amounts earned or incurred by Anadarko on a historical basis related to WES assets prior to the acquisition of such assets by WES.

(2)
Represents expenses incurred on and subsequent to the date of the acquisition of WES assets, as well as expenses incurred by Anadarko on a historical basis related to WES assets prior to the acquisition of such assets by WES.

(3)
Represents general and administrative expense incurred on and subsequent to the date of the acquisition of WES assets, as well as a management services fee for expenses incurred by Anadarko for periods prior to the acquisition of WES assets by WES. These amounts include equity-based compensation expense allocated to WES and WGP by Anadarko (see WES LTIP and WGP LTIP and Anadarko Incentive Plan within this Note 6) and amounts charged by Anadarko under the WGP and WES omnibus agreements.

(4)	Represents interest income recognized on the note receivable from Anadarko.

(5)	Includes amounts related to the Deferred purchase price obligation - Anadarko (see Note 3 and Note 13).

(6)	Includes amounts related to the APCWH Note Payable (see Note 13 and Note 15).

(7)	Represents the cash payment to Anadarko for the settlement of the Deferred purchase price obligation - Anadarko (see Note 3).

(8)	Represents distributions paid under WGP’s partnership agreement (see Note 4 and Note 5).

(9)	Represents distributions paid to other subsidiaries of Anadarko under WES’s partnership agreement (see Note 4 and Note 5).

Concentration of credit risk. Anadarko was the only customer from whom revenues exceeded 10% of consolidated revenues for all periods presented in the consolidated statements of operations.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES

Neither WGP nor WES are taxable entities for U.S. federal income tax purposes. For all periods presented, income attributable to AMA was subject to federal and state income tax. Following the adoption of the U.S. Tax Cuts and Jobs Act signed into law on December 22, 2017, AMA recognized a one-time deferred tax benefit of $87.3 million due to the remeasurement of its U.S. deferred tax assets and liabilities based on the reduction of the corporate tax rate from 35% to 21%.
During 2018, the accounting for the income tax effects related to the adoption of the Tax Reform Legislation was completed before the end of the measurement period. No additional adjustments to the provisional amount recorded in 2017 were recognized. The federal tax benefit is included in the Deferred income taxes balance as presented on the consolidated balance sheet.
The components of income tax expense (benefit) are as follows:

	Year Ended December 31,
thousands	2018	2017	2016
Current income tax expense (benefit)
Federal income tax expense (benefit)	$(79,264)	$(9,207)	$(19,480)
State income tax expense (benefit)	(850)	2,422	1,257
Total current income tax expense (benefit)	(80,114)	(6,785)	(18,223)
Deferred income tax expense (benefit)
Federal income tax expense (benefit)	133,044	(55,835)	49,855
State income tax expense (benefit)	6,004	2,697	1,337
Total deferred income tax expense (benefit)	139,048	(53,138)	51,192
Total income tax expense (benefit)	$58,934	$(59,923)	$32,969

Total income taxes differed from the amounts computed by applying the statutory income tax rate to income (loss) before income taxes. The sources of these differences are as follows:

	Year Ended December 31,
thousands except percentages	2018	2017	2016
Income (loss) before income taxes	$689,588	$677,462	$691,255
Statutory tax rate	—%	—%	—%
Tax computed at statutory rate	$—	$—	$—
Adjustments resulting from:
U.S. federal tax reform	—	(87,306)	—
Federal taxes on income attributable to Anadarko’s investment in WES	54,243	22,353	30,550
State taxes on income attributable to Anadarko’s investment in WES (net of federal benefit)	1,745	164	326
Texas margin tax expense (benefit)	2,946	4,866	2,093
Income tax expense (benefit)	$58,934	$(59,923)	$32,969
Effective tax rate	9%	(9)%	5%

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) are as follows:

	December 31,
thousands	2018	2017
Depreciable property	$(280,377)	$(139,902)
Credit carryforwards	497	448
Other intangible assets	(299)	(189)
Other	162	8
Net long-term deferred income tax liabilities	$(280,017)	$(139,635)

Credit carryforwards, which are available for use on future income tax returns, consist of $0.5 million of state income tax credits that expire in 2026.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. PROPERTY, PLANT AND EQUIPMENT

A summary of the historical cost of property, plant and equipment is as follows:

		December 31,
thousands	Estimated Useful Life	2018	2017
Land	n/a	$5,298	$5,096
Gathering systems and processing complexes	3 to 49 years	10,441,574	7,851,458
Pipelines and equipment	6 to 45 years	172,497	137,644
Assets under construction	n/a	604,265	954,719
Other	3 to 40 years	35,139	30,701
Total property, plant and equipment		11,258,773	8,979,618
Less accumulated depreciation		2,848,420	2,213,718
Net property, plant and equipment		$8,410,353	$6,765,900

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property that is not yet suitable to be placed into productive service as of the respective balance sheet date.

Impairments. During the year ended December 31, 2018, WES recognized impairments of $230.6 million, including impairments of $125.9 million at the Third Creek gathering system and $8.1 million at the Kitty Draw gathering system. These assets were impaired to their estimated salvage values of $1.8 million and zero, respectively, using the market approach and Level 3 fair value inputs, due to the shutdown of the systems. See Note 1 for further information. Also during 2018, WES recognized impairments of $38.7 million and $34.6 million at the Hilight and MIGC systems, respectively. These assets were impaired to their estimated fair values of $4.9 million and $15.2 million, respectively, using the income approach and Level 3 fair value inputs, due to a reduction in estimated future cash flows. The remaining $23.3 million of impairments was primarily related to (i) a $10.9 million impairment at the GNB NGL pipeline, which was impaired to its estimated fair value of $10.0 million using the income approach and Level 3 fair value inputs, and (ii) a $5.6 million impairment related to an idle facility at the Chipeta complex, which was impaired to its estimated salvage value of $1.5 million using the market approach and Level 3 fair value inputs.
During the year ended December 31, 2017, WES recognized impairments of $180.1 million, including an impairment of $158.8 million at the Granger complex, which was impaired to its estimated fair value of $48.5 million using the income approach and Level 3 fair value inputs, due to a reduced throughput fee as a result of a producer’s bankruptcy. The remaining $21.3 million of impairments was primarily related to (i) an $8.2 million impairment due to the cancellation of a plant project at the Hilight system, (ii) a $3.7 million impairment at the Granger straddle plant, which was impaired to its estimated salvage value of $0.6 million using the income approach and Level 3 fair value inputs, (iii) a $3.1 million impairment of the Fort Union equity investment, (iv) a $2.0 million impairment of an idle facility in northeast Wyoming, which was impaired to its estimated salvage value of $0.4 million using the market approach and Level 3 fair value inputs, and (v) the cancellation of a pipeline project in West Texas.
During the year ended December 31, 2016, WES recognized impairments of $17.8 million, including an impairment of $6.1 million at the Newcastle system, which was impaired to its estimated fair value of $3.1 million, using the income approach and Level 3 fair value inputs, due to a reduction in estimated future cash flows caused by the low commodity price environment. Also during 2016, WES recognized impairments of $11.7 million, primarily related to the cancellation of projects at the DJ Basin complex and at the Springfield, DBJV and DBM oil systems and the abandonment of compressors at the MIGC system.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. GOODWILL AND INTANGIBLES

Goodwill. Goodwill is recorded when the purchase price of a business acquired exceeds the fair market value of the tangible and separately measurable intangible net assets. In addition, goodwill represents the allocated portion of Anadarko’s midstream goodwill attributed to the WES assets WGP, through its consolidation of WES, has acquired from Anadarko. The carrying value of Anadarko’s midstream goodwill represents the excess of the purchase price paid to a third-party entity over the estimated fair value of the identifiable assets acquired and liabilities assumed by Anadarko. Accordingly, WES’s allocated goodwill balance does not represent, and in some cases is significantly different from, the difference between the consideration WES paid for its acquisitions from Anadarko and the fair value of such net assets on their respective acquisition dates.
Goodwill is evaluated for impairment annually (see Note 1). WES’s annual qualitative goodwill impairment assessment as of October 1, 2018, indicated no impairment. Qualitative factors were also assessed in the fourth quarter of 2018 to review any changes in circumstances subsequent to the annual test, including changes in commodity prices. This assessment also indicated no impairment.

Other intangible assets. The intangible asset balance on the consolidated balance sheets includes the fair value, net of amortization, of (i) contracts assumed in connection with the Platte Valley and Wattenberg processing plant acquisitions in 2011, which are being amortized on a straight-line basis over 38 years, (ii) interconnect agreements at Chipeta entered into in November 2012, which are being amortized on a straight-line basis over 10 years, and (iii) contracts assumed by WES in connection with the DBM acquisition in November 2014, which are being amortized on a straight-line basis over 30 years.
WES assesses intangible assets for impairment together with related underlying long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. See Property, plant and equipment in Note 1 for further discussion of management’s process to evaluate potential impairment of long-lived assets. No intangible asset impairment has been recognized in these consolidated financial statements.
The following table presents the gross carrying amount and accumulated amortization of other intangible assets:

	December 31,
thousands	2018	2017
Gross carrying amount	$979,863	$979,863
Accumulated amortization	(138,455)	(107,676)
Other intangible assets	$841,408	$872,187

Amortization expense for intangible assets was $30.8 million for the year ended December 31, 2018, and $30.7 million for each of the years ended December 31, 2017 and 2016. Intangible asset amortization recorded in each of the next five years is estimated to be $32.0 million for the years ended December 31, 2019 to December 31, 2022, and $31.7 million for the year ended December 31, 2023.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. EQUITY INVESTMENTS

The following tables present the activity in WES’s equity investments for the years ended December 31, 2018 and 2017:

thousands	Balance at December 31, 2016	Impairment expense (1)	Acquisitions	Equity income, net	Contributions	Distributions	Distributions in excess of cumulative earnings (2)	Balance at December 31, 2017
Fort Union	$12,833	$(3,110)	$—	$3,821	$—	$(4,217)	$(2,297)	$7,030
White Cliffs	47,319	—	—	12,547	277	(11,965)	(3,233)	44,945
Rendezvous	46,739	—	—	1,144	—	(3,085)	(2,270)	42,528
Mont Belvieu JV	112,805	—	—	29,444	—	(29,482)	(2,468)	110,299
TEG	15,846	—	—	3,350	—	(3,317)	—	15,879
TEP	189,194	—	—	17,387	107	(17,639)	(10,074)	178,975
FRP	169,472	—	—	17,501	—	(17,675)	(2,743)	166,555
Saddlehorn	107,420	—	—	10,001	2,454	(10,127)	(521)	109,227
Panola	24,546	—	—	2,230	46	(2,470)	(727)	23,625
Mi Vida	67,738	—	—	10,029	—	(9,161)	(3,618)	64,988
Ranch Westex	34,777	—	22,500	7,687	—	(7,955)	(3,708)	53,301
Total	$828,689	$(3,110)	$22,500	$115,141	$2,884	$(117,093)	$(31,659)	$817,352

thousands	Balance at December 31, 2017	Acquisitions	Equity income, net	Contributions (3)	Distributions	Distributions in excess of cumulative earnings (2)	Balance at December 31, 2018
Fort Union	$7,030	$—	$(1,433)	$—	$(194)	$(3,144)	$2,259
White Cliffs	44,945	—	11,841	1,278	(11,259)	(3,785)	43,020
Rendezvous	42,528	—	767	—	(2,709)	(2,745)	37,841
Mont Belvieu JV	110,299	—	29,200	—	(29,239)	(5,311)	104,949
TEG	15,879	—	4,290	3,720	(4,368)	(163)	19,358
TEP	178,975	—	37,963	11,980	(33,552)	(2,168)	193,198
FRP	166,555	—	23,308	14,980	(23,481)	(4,926)	176,436
Saddlehorn	109,227	—	15,833	294	(16,017)	(830)	108,507
Panola	23,625	—	2,200	—	(2,200)	(856)	22,769
Mi Vida	64,988	—	13,734	—	(14,000)	(91)	64,631
Ranch Westex	53,301	—	10,678	—	(10,876)	(2,201)	50,902
Whitethorn	—	150,563	47,088	7,069	(39,497)	(3,365)	161,858
Cactus II	—	12,052	—	94,308	—	—	106,360
Total	$817,352	$162,615	$195,469	$133,629	$(187,392)	$(29,585)	$1,092,088

(1)	Recorded in Impairments in the consolidated statements of operations.

(2)	Distributions in excess of cumulative earnings, classified as investing cash flows in the consolidated statements of cash flows, are calculated on an individual investment basis.

(3)	Includes capitalized interest of $1.4 million related to the construction of the Cactus II pipeline.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. EQUITY INVESTMENTS (CONTINUED)

The investment balance in Fort Union at December 31, 2018, is $3.1 million less than WES’s underlying equity in Fort Union’s net assets due to an impairment loss recognized by WES in 2017 for its investment in Fort Union.
The investment balance in Rendezvous at December 31, 2018, includes $34.3 million for the purchase price allocated to the investment in Rendezvous in excess of the historic cost basis of Western Gas Resources, Inc. (“WGRI”), the entity that previously owned the interest in Rendezvous, which Anadarko acquired in August 2006. This excess balance is attributable to the difference between the fair value and book value of such gathering and treating facilities (at the time WGRI was acquired by Anadarko) and is being amortized to Equity income, net – affiliates over the remaining estimated useful life of those facilities.
The investment balance in White Cliffs at December 31, 2018, is $6.4 million less than WES’s underlying equity in White Cliffs’ net assets, primarily due to WES recording the acquisition of its initial 0.4% interest in White Cliffs at Anadarko’s historic carrying value. This difference is being amortized to Equity income, net – affiliates over the remaining estimated useful life of the White Cliffs pipeline.
The investment balance in Whitethorn at December 31, 2018, is $39.1 million less than WES’s underlying equity in Whitethorn’s net assets, primarily due to terms of the acquisition agreement which provided WES a share of pre-acquisition operating cash flow. This difference is being amortized to Equity income, net – affiliates over the remaining estimated useful life of Whitethorn.
An impairment loss was recognized by the operator of Fort Union during the year ended December 31, 2016. WES’s 14.81% share of the impairment loss was $3.0 million for the year ended December 31, 2016, recorded in Equity income, net – affiliates in the consolidated statements of operations.
Management evaluates its equity investments for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may have experienced a decline in value that is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third-party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.
The following tables present the summarized combined financial information for WES’s equity investments (amounts represent 100% of investee financial information):

	Year Ended December 31,
thousands	2018	2017	2016
Revenues	$1,300,921	$877,020	$806,671
Operating income	876,910	542,390	503,239
Net income	874,587	540,538	502,260

	December 31,
thousands	2018	2017
Current assets	$297,143	$214,473
Property, plant and equipment, net	4,251,020	3,366,754
Other assets	81,769	84,522
Total assets	$4,629,932	$3,665,749
Current liabilities	101,729	112,143
Non-current liabilities	42,431	45,413
Equity	4,485,772	3,508,193
Total liabilities and equity	$4,629,932	$3,665,749

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. COMPONENTS OF WORKING CAPITAL

A summary of accounts receivable, net is as follows:

	December 31,
thousands	2018	2017
Trade receivables, net	$221,119	$160,507
Other receivables, net	45	210
Total accounts receivable, net	$221,164	$160,717

A summary of other current assets is as follows:

	December 31,
thousands	2018	2017
NGLs inventory	$6,466	$10,958
Imbalance receivables	9,035	2,063
Prepaid insurance	1,972	2,955
Contract assets	5,399	—
Other	4,184	—
Total other current assets	$27,056	$15,976

A summary of accrued liabilities is as follows:

	December 31,
thousands	2018	2017
Accrued interest expense	$70,968	$40,646
Short-term asset retirement obligations	25,938	2,304
Short-term remediation and reclamation obligations	863	833
Income taxes payable	384	2,495
Contract liabilities	16,235	—
Other	14,760	1,714
Total accrued liabilities	$129,148	$47,992

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. ASSET RETIREMENT OBLIGATIONS

The following table provides a summary of changes in asset retirement obligations:

	Year Ended December 31,
thousands	2018	2017
Carrying amount of asset retirement obligations at beginning of year	$154,571	$150,082
Liabilities incurred	34,558	17,932
Liabilities settled	(12,432)	(10,468)
Accretion expense	7,909	7,339
Revisions in estimated liabilities	141,356	(10,314)
Carrying amount of asset retirement obligations at end of year	$325,962	$154,571

The liabilities incurred for the year ended December 31, 2018, represented additions in asset retirement obligations primarily due to capital expansions at the West Texas and DJ Basin complexes, the DBM water systems and the DBM oil system. Revisions in estimated liabilities for the year ended December 31, 2018, primarily included (i) $71.8 million related to changes in expected settlement costs and timing, primarily at the DJ Basin and West Texas complexes and the MGR assets, and (ii) $43.4 million related to the shutdown of the Third Creek gathering system during the second quarter of 2018. See Note 1 for further information.
The liabilities incurred for the year ended December 31, 2017, represented additions in asset retirement obligations primarily due to (i) capital expansions at the DJ Basin and DBM complexes and the DBJV system, (ii) the Property Exchange in March 2017 and (iii) the start-up of the DBM water systems in 2017. Revisions in estimated liabilities for the year ended December 31, 2017, were related to (i) changes in expected settlement costs and timing primarily at the Hilight system and the DJ Basin and DBM complexes, and (ii) changes in property lives primarily at the Granger, DJ Basin and DBM complexes and the Hilight and DBJV systems.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. DEBT AND INTEREST EXPENSE

The following table presents WES and WGP’s outstanding debt:

	December 31, 2018			December 31, 2017
thousands	Principal	Carrying Value	Fair Value (1)	Principal	Carrying Value	Fair Value (1)
Short-term debt
WGP RCF	$28,000	$28,000	$28,000	$—	$—	$—

WGP long-term debt
WGP RCF	$—	$—	$—	$28,000	$28,000	$28,000
WES long-term debt
2.600% Senior Notes due 2018	—	—	—	350,000	349,684	350,631
5.375% Senior Notes due 2021	500,000	496,959	515,990	500,000	495,815	530,647
4.000% Senior Notes due 2022	670,000	669,078	662,109	670,000	668,849	684,043
3.950% Senior Notes due 2025	500,000	492,837	466,135	500,000	491,885	500,885
4.650% Senior Notes due 2026	500,000	495,710	483,994	500,000	495,245	520,144
4.500% Senior Notes due 2028	400,000	394,631	377,475	—	—	—
4.750% Senior Notes due 2028	400,000	395,841	384,370	—	—	—
5.450% Senior Notes due 2044	600,000	593,349	522,386	600,000	593,234	637,827
5.300% Senior Notes due 2048	700,000	686,648	605,327	—	—	—
5.500% Senior Notes due 2048	350,000	342,328	311,536	—	—	—
WES RCF	220,000	220,000	220,000	370,000	370,000	370,000
APCWH Note Payable	427,493	427,493	427,493	98,966	98,966	98,966
Total long-term debt	$5,267,493	$5,214,874	$4,976,815	$3,616,966	$3,591,678	$3,721,143

(1)	Fair value is measured using the market approach and Level 2 inputs.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. DEBT AND INTEREST EXPENSE (CONTINUED)

Debt activity. The following table presents WES and WGP’s debt activity for the years ended December 31, 2018 and 2017:

thousands	Carrying Value
Balance at December 31, 2016	$3,119,461
WES RCF borrowings	370,000
APCWH Note Payable borrowings	98,813
Other	3,404
Balance at December 31, 2017	$3,591,678
WES RCF borrowings	540,000
APCWH Note Payable borrowings	321,780
Issuance of 4.500% Senior Notes due 2028	400,000
Issuance of 5.300% Senior Notes due 2048	700,000
Issuance of 4.750% Senior Notes due 2028	400,000
Issuance of 5.500% Senior Notes due 2048	350,000
Repayment of 2.600% Senior Notes due 2018	(350,000)
Repayments of WES RCF borrowings	(690,000)
Other	(20,584)
Balance at December 31, 2018	$5,242,874

WGP RCF. In February 2018, WGP voluntarily reduced the aggregate commitments of the lenders under the WGP RCF to $35.0 million. In December 2018, WGP amended the WGP RCF to extend the maturity date from March 2019 to the earlier of (i) June 14, 2019, or (ii) three business days following the consummation of the Merger (see Note 15). As of December 31, 2018, the outstanding borrowings under the WGP RCF were classified as short-term debt on the consolidated balance sheet.
Pursuant to a collateral agreement with the WGP RCF lenders, WGP’s obligations under the WGP RCF are secured by a first priority lien on all of WGP’s assets (not including the consolidated assets of WES), as well as all present and after acquired equity interests owned by WGP in WES GP and WES. Borrowings under the WGP RCF bear interest, at WGP’s option, at either (a) a base rate equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% and (iii) London Interbank Offered Rate (“LIBOR”) plus 1.00%, in each case plus applicable margins ranging from 1.00% to 1.75% based upon WGP’s consolidated leverage ratio or (b) LIBOR (with a floor of 0%), plus applicable margins ranging from 2.00% to 2.75% based upon WGP’s consolidated leverage ratio. The unused portion of the WGP RCF is subject to a quarterly commitment fee ranging from 0.30% to 0.50% per annum on the daily unused amount of the WGP RCF based upon WGP’s consolidated leverage ratio.
As of December 31, 2018, WGP had $28.0 million in outstanding borrowings and $7.0 million available for borrowing under the WGP RCF. As of December 31, 2018 and 2017, the interest rate on the outstanding WGP RCF borrowings was 4.53% and 3.57%, respectively. The commitment fee rate was 0.30% at December 31, 2018 and 2017. At December 31, 2018, WGP was in compliance with all covenants under the WGP RCF.

WES Senior Notes. In August 2018, the 4.750% Senior Notes due 2028 and 5.500% Senior Notes due 2048 were offered to the public at prices of 99.818% and 98.912%, respectively, of the face amount. Including the effects of the issuance and underwriting discounts, the effective interest rates of the senior notes are 4.885% and 5.652%, respectively. Interest is paid on each such series semi-annually on February 15 and August 15 of each year, beginning February 15, 2019. The net proceeds were used to repay the maturing 2.600% Senior Notes due August 2018, repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. DEBT AND INTEREST EXPENSE (CONTINUED)

In March 2018, the 4.500% Senior Notes due 2028 and 5.300% Senior Notes due 2048 were offered to the public at prices of 99.435% and 99.169%, respectively, of the face amount. Including the effects of the issuance and underwriting discounts, the effective interest rates of the senior notes are 4.682% and 5.431%, respectively. Interest is paid on each such series semi-annually on March 1 and September 1 of each year, beginning September 1, 2018. The net proceeds were used to repay amounts outstanding under the WES RCF and for WES’s general partnership purposes, including to fund capital expenditures.
At December 31, 2018, WES was in compliance with all covenants under the indentures governing its outstanding notes.

WES RCF. In February 2018, WES entered into the five-year $1.5 billion WES RCF by amending and restating the $1.2 billion credit facility that was originally entered into in February 2014. The WES RCF is expandable to a maximum of $2.0 billion, matures in February 2023, with options to extend maturity by up to two additional one year increments, and bears interest at the London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 1.00% to 1.50%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) LIBOR plus 1.00%, in each case plus applicable margins currently ranging from zero to 0.50%, based upon WES’s senior unsecured debt rating. WES is required to pay a quarterly facility fee ranging from 0.125% to 0.250% of the commitment amount (whether used or unused), also based upon its senior unsecured debt rating.
As of December 31, 2018, WES had $220.0 million in outstanding borrowings and $4.6 million in outstanding letters of credit, resulting in $1.3 billion available borrowing capacity under the WES RCF. As of December 31, 2018 and 2017, the interest rate on any outstanding WES RCF borrowings was 3.74% and 2.87%, respectively. The facility fee rate was 0.20% at December 31, 2018 and 2017. At December 31, 2018, WES was in compliance with all covenants under the WES RCF.
In December 2018, WES entered into an amendment to the WES RCF for (i) subject to the consummation of the Merger (see Note 15), an increase to the size of the WES RCF to $2.0 billion, while leaving the $0.5 billion accordion feature of the WES RCF unexercised, and (ii) effective on February 15, 2019, the exercise of one of WES’s one-year extension options to extend the maturity date of the WES RCF to February 2024.
All of WES’s notes and obligations under the WES RCF are recourse to WES GP. WES GP is indemnified by wholly owned subsidiaries of Anadarko against any claims made against WES GP for WES’s long-term debt and/or borrowings under the WES RCF.

WES 364-day Facility. In December 2018, WES entered into a $2.0 billion 364-day senior unsecured credit agreement (the “WES 364-day Facility”), the proceeds of which will be used to fund substantially all of the cash portion of the consideration under the Merger Agreement and the payment of related transaction costs (see Note 15). The WES 364-day Facility will mature on the day prior to the one-year anniversary of the completion of the Merger, and will bear interest at LIBOR, plus applicable margins ranging from 1.000% to 1.625%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) LIBOR plus 1.00%, in each case as defined in the WES 364-day Facility and plus applicable margins currently ranging from zero to 0.625%, based upon WES’s senior unsecured debt rating. WES is also required to pay a ticking fee of 0.175% on the commitment amount beginning 90 days after the effective date of the credit agreement through the date of funding under the WES 364-day Facility.
Funding of the WES 364-day Facility is conditioned upon the consummation of the Merger and net cash proceeds received from future asset sales and debt or equity offerings by WES must be used to repay amounts outstanding under the facility. See Note 15.

APCWH Note Payable. In June 2017, in connection with funding the construction of the APC water systems, which were acquired as part of the AMA acquisition, APCWH entered into an eight-year note payable agreement with Anadarko (the “APCWH Note Payable”). This note payable has a maximum borrowing limit of $500 million, and accrues interest, which is payable upon maturity, at the applicable mid-term federal rate based on a quarterly compounding basis as determined by the U.S. Secretary of the Treasury.
As of December 31, 2018, WES had $427.5 million in outstanding borrowings under the APCWH Note Payable. As of December 31, 2018 and 2017, the interest rate on outstanding borrowings was 3.04% and 2.09%, respectively. At December 31, 2018, WES was in compliance with all covenants under this agreement.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. DEBT AND INTEREST EXPENSE (CONTINUED)

Interest-rate swaps. In December 2018, WES entered into interest-rate swap agreements to manage interest rate risk associated with anticipated 2019 debt issuances. Pursuant to these swap agreements, WES exchanged a floating interest rate indexed to the three-month LIBOR for a fixed interest rate. Depending on market conditions, liability management actions or other factors, WES may settle or amend certain or all of the currently outstanding interest-rate swaps. The following interest-rate swaps were outstanding as of December 31, 2018:

Notional Principal Amount	Reference Period	Mandatory Termination Date	Fixed Interest Rate
$250.0 million	December 2019 - 2024	December 2019	2.730%
$250.0 million	December 2019 - 2029	December 2019	2.856%
$250.0 million	December 2019 - 2049	December 2019	2.905%

WES does not apply hedge accounting and, therefore, gains and losses associated with the interest-rate swaps are recognized currently in earnings. For the year ended December 31, 2018, WES recognized a non-cash loss of $8.0 million, which is included in Other income (expense), net in the consolidated statements of operations.
Valuation of the interest-rate swaps is based on similar transactions observable in active markets and industry standard models that primarily rely on market-observable inputs. Inputs used to estimate fair value in industry standard models are categorized as Level 2 inputs, because substantially all assumptions and inputs are observable in active markets throughout the full term of the instruments. Inputs used to estimate the fair value include market price curves, contract terms and prices, and credit risk adjustments. The fair value of the interest-rate swaps as of December 31, 2018, was an $8.0 million liability, which is reported in Accrued liabilities on the consolidated balance sheets.

Credit risk considerations. Over-the-counter traded swaps expose WES to counterparty credit risk. WES monitors the creditworthiness of its counterparties, establishes credit limits according to WES’s credit policies and guidelines, and assesses the impact on the fair value of its counterparties’ creditworthiness. WES has the ability to require cash collateral or letters of credit to mitigate its credit risk exposure.
WES’s interest-rate swaps are subject to individually negotiated credit provisions that may require collateral of cash or letters of credit depending on the derivative’s portfolio valuation versus negotiated credit thresholds. These credit thresholds generally require full or partial collateralization of WES’s obligations depending on certain credit risk related provisions. Specifically, WES may be required to post collateral with respect to its interest-rate swaps if its credit ratings decline below current levels, the liability associated with the swaps increases substantially or certain credit event of default provisions occur. For example, based on the derivative positions as of December 31, 2018, if WES’s credit ratings from both Standard and Poor’s and Moody’s Investors Service were below the investment grade thresholds of BBB- and Baa3, respectively, WES would be required to post collateral of up to approximately $2.7 million. The aggregate fair value of interest-rate swaps with credit risk related contingent features for which a net liability position existed was $5.7 million at December 31, 2018.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. DEBT AND INTEREST EXPENSE (CONTINUED)

Interest expense. The following table summarizes the amounts included in interest expense:

	Year Ended December 31,
thousands	2018	2017	2016
Third parties
Long-term and short-term debt	$(200,454)	$(143,400)	$(122,428)
Amortization of debt issuance costs and commitment fees	(9,110)	(7,970)	(7,509)
Capitalized interest	32,479	9,074	12,918
Total interest expense – third parties	(177,085)	(142,296)	(117,019)
Affiliates
Deferred purchase price obligation – Anadarko (1)	—	(71)	7,747
APCWH Note Payable	(6,746)	(153)	—
Total interest expense – affiliates	(6,746)	(224)	7,747
Interest expense	$(183,831)	$(142,520)	$(109,272)

(1)	See Note 3 for a discussion of the Deferred purchase price obligation - Anadarko.

14. COMMITMENTS AND CONTINGENCIES

Environmental obligations. WGP, through its partnership interest in WES, is subject to various environmental-remediation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. As of December 31, 2018 and 2017, the consolidated balance sheets included $1.7 million and $1.8 million, respectively, of liabilities for remediation and reclamation obligations. The current portion of these amounts is included in Accrued liabilities and the long-term portion of these amounts is included in Other liabilities. The recorded obligations do not include any anticipated insurance recoveries. The majority of payments related to these obligations are expected to be made over the next five years. Management regularly monitors the remediation and reclamation process and the liabilities recorded and believes its environmental obligations are adequate to fund remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters, if any, will not differ materially from recorded amounts nor materially affect the overall results of operations, cash flows or financial condition of WGP. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental issues will not be discovered. See Note 11 and Note 12.

Litigation and legal proceedings. In February 2017, DBJV, at the time a 50/50 joint venture between a third party and WES, initiated an arbitration against SWEPI LP (“SWEPI”) for breach of a 2007 gas gathering agreement between it and DBJV (the “GGA”). Specifically, DBJV sought to collect certain gathering fees under the GGA for the period January 1, 2016 to July 1, 2017. SWEPI disputed DBJV’s calculation of the cost of service based rate and filed a counterclaim alleging overpayment of fees under the GGA for the years 2013 through 2015. As part of the adoption of Topic 606 (see Note 1), during the first quarter of 2018, WES recorded a $7.5 million contract liability and reduced total equity and partners’ capital related to the counterclaim for the years 2013 through 2015 under the GGA revenue contract. The arbitration hearing concluded on June 27, 2018. On September 14, 2018, the panel issued a binding non-appealable decision awarding no damages to either DBJV or SWEPI. As such, during the third quarter of 2018, the previously recorded contract liability was reversed, resulting in a $7.5 million increase to Service revenues - fee based in the consolidated statements of operations.
In addition, from time to time, WGP, through its partnership interests in WES, is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceeding for which the final disposition could have a material adverse effect on WGP’s financial condition, results of operations or cash flows.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Other commitments. WES has short-term payment obligations, or commitments, related to its capital spending programs, as well as those of its unconsolidated affiliates, the majority of which is expected to be paid in the next twelve months. These commitments relate primarily to construction and expansion projects at the DBM oil and DBM water systems and the West Texas and DJ Basin complexes.

Lease commitments. Anadarko, on WES’s behalf, has entered into lease arrangements for corporate offices, shared field offices, a warehouse and equipment supporting WES’s operations, for which Anadarko charges WES rent. The leases for the corporate offices and shared field offices extend through 2028 and 2033, respectively, and the lease for the warehouse expired in February 2017. Rent expense charged to WES associated with these lease arrangements was $56.5 million, $45.5 million and $37.8 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Operating leases. The amounts in the table below represent existing contractual operating lease obligations as of December 31, 2018, that may be assigned or otherwise charged to WES pursuant to the reimbursement provisions of the omnibus agreement:

thousands	Operating Leases
2019	$8,711
2020	2,236
2021	460
2022	467
2023	473
Thereafter	1,547
Total	$13,894

See Accounting standards adopted in 2019 in Note 1 for a discussion of the expected impact the adoption of ASU 2016-02, Leases (Topic 842) will have on the consolidated financial statements.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. SUBSEQUENT EVENTS

On November 7, 2018, WGP, WES, Anadarko and certain of their affiliates entered into a Contribution Agreement and Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Clarity Merger Sub, LLC, a wholly owned subsidiary of WGP, merged with and into WES, with WES continuing as the surviving entity and a subsidiary of WGP (the “Merger”). On February 28, 2019, immediately following the Merger, the common units of WES ceased to trade on the NYSE under the symbol “WES.” The common units of WGP began to trade on the NYSE under the symbol “WES.”
Pursuant to the Merger Agreement, the following transactions, among others, occurred immediately prior to the Merger becoming effective in the order as follows: (1) Anadarko E&P Onshore LLC and WGR Asset Holding Company LLC (“WGRAH”) (the “Contributing Parties”) contributed to WES all of their interests in each of Anadarko Wattenberg Oil Complex LLC, Anadarko DJ Oil Pipeline LLC, Anadarko DJ Gas Processing LLC, Wamsutter Pipeline LLC, DBM Oil Services, LLC, Anadarko Pecos Midstream LLC, Anadarko Mi Vida LLC and APCWH to WGR Operating, LP, Kerr-McGee Gathering LLC and DBM (each wholly owned by WES) in exchange for aggregate consideration of $1.814 billion in cash from WES, minus the outstanding amount payable on the APCWH Note Payable assumed by WES in connection with the transaction, and 45,760,201 WES common units; (2) AMH sold to WES its interests in Saddlehorn and Panola in exchange for aggregate consideration of $193.9 million in cash; (3) WES contributed cash in an amount equal to the outstanding balance of the APCWH Note Payable immediately prior to the effective time to APCWH, and APCWH paid such cash to Anadarko in satisfaction of the APCWH Note Payable; (4) WES Class C units converted into WES common units on a one-for-one basis; and (5) WES and WES GP caused the conversion of the IDRs and the 2,583,068 general partner units in WES held by WES GP into a non-economic general partner interest in WES and 105,624,704 WES common units. The 45,760,201 WES common units issued to the Contributing Parties, less 6,375,284 WES common units retained by WGRAH, converted into the right to receive an aggregate of 55,360,984 WGP common units upon the consummation of the Merger. See Note 13 for additional information.

WESTERN GAS EQUITY PARTNERS, LP
SUPPLEMENTAL QUARTERLY INFORMATION
(UNAUDITED)

The following table presents a summary of operating results by quarter for the years ended December 31, 2018 and 2017. Operating results reflect the operations of the WES assets (as defined in Note 1—Summary of Significant Accounting Policies) from the dates of common control, unless otherwise noted. See Note 1—Summary of Significant Accounting Policies and Note 3—Acquisitions and Divestitures.

thousands except per-unit amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2018
Total revenues and other (1)	$501,054	$518,078	$587,900	$692,626
Equity income, net – affiliates	30,229	49,430	54,215	61,595
Cost of product (1)	94,318	95,656	101,035	124,496
Operating income (loss)	224,867	114,214	257,554	264,647
Net income (loss)	181,010	67,167	198,560	183,917
Net income (loss) attributable to Western Gas Equity Partners, LP	131,527	100,184	151,357	168,503
Net income (loss) per common unit – basic and diluted (2)	0.46	0.31	0.49	0.43
2017
Total revenues and other	$550,492	$574,838	$622,009	$682,275
Equity income, net – affiliates	25,728	28,975	28,902	31,536
Cost of product	196,297	216,644	251,939	288,912
Gain (loss) on divestiture and other, net	119,487	15,458	72	(2,629)
Proceeds from business interruption insurance claims	5,767	24,115	—	—
Operating income (loss)	153,769	233,715	203,788	210,426
Net income (loss)	115,236	195,121	166,432	260,596
Net income (loss) attributable to Western Gas Equity Partners, LP	88,515	125,712	116,033	210,530
Net income (loss) per common unit – basic and diluted (2)	0.35	0.48	0.44	0.45

(1)	See Adjustments to previously issued financial statements in Note 1—Summary of Significant Accounting Policies.

(2)	Represents net income (loss) earned on and subsequent to the date of acquisition of the WES assets.